UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYBEX INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.10 per share, of Cybex International, Inc. (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 17,143,050

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $3,130 was determined by multiplying .00013640 by the aggregate merger consideration of $22,929,150. The aggregate merger consideration was calculated based upon the sum of (i) 8,699,381 outstanding shares of Common Stock to be acquired pursuant to the merger multiplied by the merger consideration of $2.55 per share and (ii) 503,125 shares of Common Stock underlying outstanding options and warrants to be cancelled pursuant to the merger multiplied by the merger consideration of $2.55 per share, minus the exercise price of such options or warrants.

(4)	Proposed maximum aggregate value of transaction: $22,929,150

(5)	Total fee paid: $3,130

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$3,130

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A – Preliminary Proxy Statement

(3)	Filing Party:

Cybex International, Inc.

(4)	Date Filed:

November 6, 2012

CYBEX INTERNATIONAL, INC.

10 Trotter Drive

Medway, Massachusetts 02053

January 4, 2013

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Cybex International, Inc., a New York corporation (“Cybex” or the “Company”), to be held on February 6, 2013, at 10:00 a.m., Eastern Time. The special meeting will take place at Cybex’s principal executive office at 10 Trotter Drive, Medway, Massachusetts 02053. Notice of the special meeting and the related proxy statement relating to a proposed merger is enclosed. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Cybex entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated October 17, 2012, among Cybex, UM Holdings, Ltd., a New Jersey corporation (“UM Holdings”), and CYB Merger Corp., a newly-formed wholly-owned subsidiary of UM Holdings (the “Merger Sub”). The Merger Agreement provides for a merger of Merger Sub with and into Cybex (the “Merger”), with Cybex to be the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Cybex (the “Common Stock”), other than any shares owned by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter, will be cancelled and will be converted automatically into the right to receive $2.55 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of Cybex Common Stock in the Merger will constitute a taxable transaction for U.S. federal income tax purposes. A copy of the Merger Agreement is included as Annex A to the attached Proxy Statement. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

Following the Merger, Cybex will become a private company with all of its outstanding Common Stock owned by UM Holdings, John Aglialoro and Joan Carter. UM Holdings, John Aglialoro and Joan Carter, who are related parties, currently own approximately 49% of the outstanding Common Stock. John Aglialoro is the Chairman and Chief Executive Officer of Cybex and Joan Carter is a member of its board of directors, serving as Vice Chair and Secretary. Mr. Aglialoro and Ms. Carter are married. UM Holdings, Mr. Aglialoro and Ms. Carter have informed the Company that they will vote their shares of Common Stock in favor of the proposal to adopt the Merger Agreement. We refer herein to the stockholders of Cybex other than John Aglialoro, Joan Carter and UM Holdings and its subsidiaries as the “public stockholders.”

A special committee of Cybex’s board of directors, consisting of three non-employee independent directors, was appointed to review the Merger Agreement. The special committee, after considering various factors, including the opinion of its independent financial advisor, unanimously determined that the price to be paid pursuant to the Merger Agreement is substantively fair to the public stockholders, including the unaffiliated stockholders, that the process utilized to determine that price was procedurally fair to the public stockholders, including the unaffiliated stockholders, and that the Merger Agreement and the transactions contemplated thereby are in the best interests of the public stockholders, including the unaffiliated stockholders. Accordingly, the special committee recommended to the board of directors of Cybex that it approve the Merger Agreement and the transactions contemplated thereby. After considering various factors, including the recommendation of the special committee and the opinion rendered to the special committee by its financial advisor, Cybex’s board of directors determined that the Merger Agreement is substantively fair to, and in the best interests of, the public stockholders, including the unaffiliated stockholders, of Cybex and that the process utilized to determine that price was procedurally fair to the public stockholders, including the unaffiliated stockholders. As a result, Cybex’s board of directors approved the Merger Agreement and the transactions contemplated thereby, directed that the Merger Agreement be submitted to Cybex’s stockholders for their adoption and resolved to recommend that Cybex’s stockholders adopt the Merger Agreement. Cybex’s board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including adoption of the Merger Agreement and the Merger by the Company’s stockholders at a special meeting. Under New York law, the affirmative vote of holders of two-thirds of the outstanding shares of common stock of the Company is required for approval of the Merger Agreement and the Merger. In addition, it is a condition of the Merger Agreement that the Merger Agreement be adopted by the affirmative vote of holders of a majority of the shares of Common Stock owned by the public stockholders. As of the effective date of the Merger, the directors of Cybex will resign and be replaced by designees of UM Holdings.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Your vote is very important regardless of the number of shares of Common Stock that you own. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Thank you for your cooperation and continued support.

Very truly yours,

Robert E. Smyth, Chair, Special Committee of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated January 4, 2013 and is first being mailed to stockholders on or about January 4, 2013, together with the form of proxy card.

CYBEX INTERNATIONAL, INC.

10 Trotter Drive

Medway, Massachusetts 02053

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 6, 2013

To the Stockholders of Cybex International, Inc.:

A special meeting of the stockholders of Cybex International, Inc., a New York corporation (“Cybex,” “Company,” “we,” “us” or “our”), will be held at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts 02053 on February 6, 2013, at 10:00 a.m., Eastern Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 17, 2012, by and among Cybex, UM Holdings, Ltd., a New Jersey corporation (“UM Holdings”), and CYB Merger Corp., a New York corporation and a wholly-owned subsidiary of UM Holdings (“Merger Sub”), and as it may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Cybex (the “Merger”), with Cybex surviving as a private company owned by UM Holdings, John Aglialoro and Joan Carter.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Cybex, and each share of Cybex common stock, par value $0.10 per share (the “Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than shares held by Cybex in treasury and shares held by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter, will be converted into the right to receive $2.55 in cash, without interest and less any applicable withholding taxes.

Only holders of Common Stock of record as of the close of business on December 27, 2012 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were 17,143,050 shares of Cybex Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting.

UM Holdings beneficially owns 6,931,328 shares of Cybex Common Stock, equal to approximately 40% of Cybex’s outstanding Common Stock. John Aglialoro, Joan Carter and UM Holdings, who are related parties, collectively own approximately 49% of our outstanding Common Stock.

Under New York law, holders of Cybex Common Stock will not be entitled to appraisal rights with respect to the Merger.

The adoption of the Merger Agreement requires the affirmative vote of two-thirds of the holders of the outstanding shares of our Common Stock entitled to vote at the special meeting. In addition, it is a condition to the closing of the Merger that the Merger Agreement be adopted by the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at the special meeting, exclusive of shares owned by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter.

For purposes of both of the voting requirements described in the immediately preceding paragraph, your failure to vote in person at the special meeting or to submit a signed proxy card or to submit your proxy by phone or the internet will have the same effect as a vote by you “AGAINST” the adoption of the Merger Agreement. Any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies must be adopted by the affirmative vote of holders of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail in the accompanying reply envelope, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. You may also submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares. Your prompt attention is greatly appreciated.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you attend the special meeting in person, you may revoke your proxy and vote in person.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed Merger and other important information related to the Merger.

By Order of the Board of Directors

Joan Carter
Secretary

Medway, Massachusetts
January 4, 2013

i

ii

SUMMARY TERM SHEET

The following summary highlights only selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully in its entirety, including the annexes and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” on page 68 of this proxy statement.

Purpose of the Stockholders’ Vote

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated October 17, 2012, by and among Cybex International, Inc. (“Cybex”, the “Company” or “we,” “us,” “our” and similar terms), UM Holdings, Ltd. (“UM Holdings”) and CYB Merger Corp. (“Merger Sub”) and the merger contemplated thereby (the “Merger”). See “The Special Meeting” beginning on page 43 and “Proposal No. 1: The Merger Agreement” beginning on page 47 of this proxy statement.

The Parties to the Merger (See page 41)

Cybex International, Inc.

Cybex International, Inc. is a New York corporation that develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. The Company operates in one business segment. Cybex’s principal executive offices are located at 10 Trotter Drive, Medway, Massachusetts 02053, and its telephone number is (508) 533-4300.

UM Holdings, Ltd. and CYB Merger Corp.

UM Holdings, Ltd. is a New Jersey corporation which acts as a holding company, owning or investing in various businesses. CYB Merger Corp. is a newly-formed New York corporation and a wholly-owned subsidiary of UM Holdings. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby. UM Holdings beneficially owns 6,931,328 shares of Cybex’s common stock, par value $.10 per share (“Common Stock”), equal to approximately 40% of Cybex’s outstanding Common Stock. John Aglialoro, Joan Carter and UM Holdings Ltd., who are related parties, collectively own approximately 49% of our outstanding common stock. UM Holdings and Merger Sub are private companies. UM Holdings’ and Merger Sub’s principal executive offices are located at 56 Haddon Avenue, Haddonfield, New Jersey 08033, and their telephone number is (856) 354-2200.

The Merger Agreement and Merger Consideration (See page 48)

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Cybex with Cybex continuing as the surviving corporation. We sometimes use the term “surviving corporation” in this proxy statement to refer to Cybex as the surviving corporation following the Merger. In the Merger, each share of Cybex Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter) will be cancelled and converted into the right to receive $2.55 in cash, which we refer to as the “Merger Consideration,” without interest and less any applicable withholding taxes. As a result of the Merger, Cybex will become a private company, with all of its outstanding shares owned by UM Holdings, John Aglialoro and Joan Carter, and our Common Stock will no longer be publicly traded. We refer herein to Cybex’s shareholders other than UM Holdings, its subsidiaries and its stockholders as the “public stockholders.”

We are working toward completing the Merger as quickly as possible, but in no event more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “Proposal No. 1: The Merger Agreement—Conditions to Completion of the Merger” beginning on page 54 of this proxy statement) are satisfied or waived. The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including fulfillment of customary closing conditions, fulfillment of the financing contingency described herein, receipt of a solvency opinion, adoption of the Merger Agreement and approval of the Merger by vote of holders of two-thirds of the outstanding shares of Common Stock, and by vote of holders of a majority of the shares of Common Stock owned by the public stockholders at the special meeting of stockholders to be called after the Company complies with all applicable SEC filing requirements, and completion of the Merger by April 30, 2013. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Upon completion of the Merger, each option to acquire a share of Common Stock of Cybex which is outstanding as of the effective time of the Merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of (i) the number of shares of Common Stock subject to such option; and (ii) an amount that is equal to the excess, if any, of $2.55 over the exercise price per share of such option.

Similarly, upon completion of the Merger, each restricted share representing a share of Cybex Common Stock will be fully vested, to the extent not already fully vested, and each holder of such Cybex restricted share will, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the Merger Consideration in cancellation of each Cybex restricted share.

Important Considerations

Recommendation of the Special Committee of Cybex’s Board of Directors (See page 43)

In May 2012, in response to an indication from UM Holdings that it was considering a proposal to acquire all of the outstanding Common Stock owned by the public stockholders, including the unaffiliated stockholders, our board of directors (which we sometimes refer to as the “Board”) formed a Special Committee of independent non-employee directors to consider on behalf of the Board any “going private” or similar transaction. The Special Committee is comprised of Robert E. Smyth (chairman), John McCarthy and Harvey Morgan, three independent directors. The Special Committee has unanimously:

•	approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommended that the Board approve and adopt the Merger Agreement, and the transactions contemplated thereby, and recommend that the holders of Cybex Common Stock adopt the Merger Agreement.

Financing (See page 32)

Cybex and UM Holdings estimate that approximately $24,000,000 will be required to complete the Merger and pay related expenses. It is anticipated that these costs will be funded by bank financing consistent with a commitment letter that has been issued to Cybex by RBS Citizens, NA and by mezzanine financing pursuant to a commitment letter issued by Massachusetts Capital Resource Company. The Merger Agreement provides that UM Holdings will not be obligated to complete the Merger if financing in an amount and on terms substantially consistent with such commitment letters is not advanced on or prior to the Effective Date of the Merger. See “Special Factors—Financing” below.

Opinion of Duff & Phelps (See page 21)

On October 17, 2012, Duff & Phelps, LLC (“Financial Advisor” or “Duff & Phelps”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of its written opinion dated the same date), as to the fairness, from a financial point of view, of the Merger Consideration of $2.55 in cash per share to be received by the public stockholders, including the unaffiliated stockholders, in the Merger, as of October 17, 2012 (without giving effect to any impact of the Merger on any particular stockholder of the Company other than in its capacity as a stockholder) and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Financial Advisor in preparing its opinion.

Financial Advisor’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the Merger Consideration of $2.55 in cash per share to be received by the public stockholders, including the unaffiliated stockholders, in the Merger and does not address any other aspect or implication of the Merger. The summary of Financial Advisor’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Financial Advisor in preparing its opinion. We encourage our stockholders to carefully read the full text of Financial Advisor’s written opinion. However, neither Financial Advisor’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, our Board of Directors or any stockholder as to how to act or vote with respect to the Merger or related matters. Further, neither Financial Advisor’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction. A more detailed description of the opinion of Financial Advisor is set forth in the section entitled “Special Factors—Opinion of Duff & Phelps ” beginning on page 21 of this proxy statement.

Recommendation of Cybex’s Board of Directors (See page 20)

Our Board, upon the recommendation of the Special Committee, has unanimously:

•

approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively fair to, and in the best interests of, Cybex and its public stockholders, including the unaffiliated stockholders;

•

determined that the process utilized to approve the Merger and the other transactions contemplated by the Merger Agreement was procedurally fair to the public stockholders, including the unaffiliated stockholders;

•	approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Cybex Common Stock for their adoption at a special meeting; and

•

recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.

We have eight directors on our Board. John Aglialoro, Joan Carter and Arthur Hicks, Jr., who are affiliated with UM Holdings, abstained from voting on the Merger Agreement or any of the above items. The remaining five directors, who are all independent, voted in favor of the above items.

Interests of Our Directors and Executive Officers in the Merger (See page 33)

In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder, including the following:

•

the Merger Agreement provides for post-Merger indemnification arrangements for each of Cybex’s current and former directors and officers, as well as continuation of directors and officers insurance coverage for their services to Cybex;

•

John Aglialoro and Joan Carter are the principal stockholders of UM Holdings. John Aglialoro is the Chairman and Chief Executive Officer of Cybex and Joan Carter is a member of its Board, serving as Vice Chair and Secretary. Mr. Aglialoro, Ms. Carter and UM Holdings collectively own approximately 49% of our outstanding Common Stock and, after the Merger, will be the sole stockholders of the surviving corporation;

•

UM Holdings, Mr. Aglialoro and Ms. Carter have advised us that they will vote all of their shares of Common Stock in favor of the proposal to adopt the Merger Agreement, and would vote against any other acquisition proposal;

•	It is anticipated that Mr. Aglialoro will continue as Chairman and Chief Executive Officer of Cybex after consummation of the Merger;

•

Mr. Hicks, a member of the Board and an affiliate of UM Holdings, is President, Chief Operating Officer and Chief Financial Officer of Cybex; it is anticipated that he will continue in these offices after consummation of the Merger;

•

Mr. Carll, a member of the Board, is a stockholder of Archer & Greiner, the law firm that acts as general counsel to Cybex and UM Holdings; it is anticipated that Archer & Greiner will continue in these capacities after consummation of the Merger;

•

Mr. Curtis, a member of the Board, holds 16,667 restricted shares of our Common Stock; upon the completion of the Merger, these restricted shares will be fully vested and will be exchanged for an amount in cash equal to the Merger Consideration; and

•

upon the completion of the Merger, stock options held by the executive officers will vest and be canceled in exchange for an amount of cash equal to the excess, if any, of the Merger Consideration over the exercise prices of such options (see page 34).

No Solicitation of Other Offers (See page 51)

UM Holdings has indicated that it and its affiliates have no interest in selling their equity interests in Cybex and would vote against any other acquisition proposal, and subject to the exceptions described in the section entitled “Proposal No. 1: The Merger Agreement—No Solicitation of Other Offers” on page 51 of this proxy statement, Cybex agreed that it (acting through the Board or the Special Committee or otherwise) will not:

•

initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below);

•	enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction;

•	agree to or endorse any Competing Transaction; or

•	authorize or permit any of its representatives to take any such action.

The Special Committee or the Board (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) is not however prohibited from taking the following actions, if the Special Committee concludes in good faith after consultation with counsel that failure to take such action would be inconsistent with the Board’s fiduciary duties to the stockholders of the Company under applicable law:

•

furnishing information in writing or orally (pursuant to a customary confidentiality letter) concerning the Company and its businesses, properties or assets to any third party in response to any unsolicited inquiry, proposal or offer;

•	engaging in discussions or negotiations with such a third party that has made such inquiry, proposal or offer;

•

following receipt of a bona fide proposal relating to a Competing Transaction, taking and disclosing to the Company’s stockholders a position or otherwise making disclosure to its stockholders with respect to such proposal;

•	following receipt of a bona fide proposal relating to a Competing Transaction, withdrawing or modifying its recommendation of the Merger Agreement; and/or

•	terminating the Merger Agreement.

The Merger Agreement defines a “Competing Transaction” as a transaction or proposal involving the Company (other than the Merger and the other transactions contemplated by this Agreement) as to which the Special Committee, in good faith after consultation with counsel, shall have concluded would, if effectuated, result in a change of control of the Company, including any of the following involving the Company:

•	any merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of Company in a single transaction or series of related transactions;

•	any tender offer or exchange offer for the Company’s securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection with any such exchange offer;

•	any solicitation in opposition to approval by the stockholders of the Company of the Merger Agreement; or

•	any announcement of an agreement, proposal, plan or intention to do any of the foregoing.

Conditions to Completion of the Merger (See page 53)

Conditions to Each Party’s Obligation to Effect the Merger.

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the Merger Agreement by Cybex’s stockholders at the special meeting;

•

the Financial Advisor shall not have withdrawn or amended its Fairness Opinion that the Merger Consideration is fair, from a financial point of view, to Cybex’s public stockholders, including the unaffiliated stockholders;

•	issuance of a solvency opinion from an independent valuation firm to the effect that the Company will be solvent as of the effective time of the Merger; and

•

the absence of any law, statute, rule, regulation, order, decree, ruling, judgment or injunction of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger.

Conditions to Cybex’s Obligation to Effect the Merger.

The obligation of Cybex to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

UM Holdings and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger and received all necessary consents, if any; and

•

the representations and warranties of UM Holdings and Merger Sub contained in the Merger Agreement must be true and correct in all respects as of October 17, 2012 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date).

Conditions to UM Holdings’ and Merger Sub’s Obligation to Effect the Merger.

The obligation of UM Holdings and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

Cybex must have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger and received all necessary governmental consents, if any;

•

the representations and warranties of Cybex contained in the Merger Agreement must be true and correct in all respects as of October 17, 2012 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date);

•

any consents or approvals of any third parties required in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby must have been obtained and be in full force and effect, except for any such consent or approval which, if not obtained, would not have a Material Adverse Effect;

•

financing in an amount and on terms substantially consistent with the commitment letter of RBS Citizens, NA and the mezzanine financing commitment letter of Massachusetts Capital Resource Company shall be advanced on or prior to the Closing; and

•	the written resignation of each director of Cybex shall have been received.

Termination of the Merger Agreement (See page 55)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by Cybex’s stockholders:

•	by mutual written consent of UM Holdings and Cybex; or

•	by either UM Holdings or Cybex:

•

if the Merger has not been consummated on or before April 30, 2013 (the “Outside Date”), except that the right to terminate the Merger Agreement for this reason will not be available to any party whose breach of a representation, warranty, covenant or agreement in the Merger Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date;

•	if approval by Cybex’s stockholders has not been obtained at the special meeting or at any adjournment or postponement thereof; or

•

if any governmental entity has issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order has become final and non-appealable, except that the party seeking to terminate the Merger Agreement for this reason shall have used such reasonable best efforts as may be required by the Merger Agreement to prevent, oppose and remove such injunction.

•	by UM Holdings:

•

if Cybex has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to be satisfied by Cybex prior to or at Closing (see the section entitled “Proposal No. 1: The Merger Agreement—Conditions to Completion of the Merger”), and (ii) is uncured or incapable of being cured by Cybex prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from

UM Holdings, or (B) the Outside Date; except that UM Holdings will not have the right to terminate the Merger Agreement for this reason if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would cause any of the conditions to be satisfied by UM Holdings or Merger Sub at or prior to Closing not to be satisfied;

•

if the Special Committee or the Cybex Board has modified or amended (or publicly proposes to modify or amend) its approval of, or its recommendation that the Cybex stockholders adopt, the Merger Agreement;

•

if Cybex has approved, recommended or entered into any actual or proposed acquisition agreement (other than the Merger or the transactions contemplated by the Merger Agreement), unless the Special Committee has concluded in good faith after consultation with its legal counsel that failure to take such action would be inconsistent with the fiduciary duties of the Cybex Board under applicable law; or

•	if Cybex has failed to use its reasonable best efforts to duly call, convene and hold a meeting of the Cybex stockholders for the purpose of obtaining their approval of the Merger Agreement.

•	by Cybex:

•

if UM Holdings or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to be satisfied by UM Holdings or Merger Sub prior to or at Closing (see the section entitled “Proposal No. 1: The Merger Agreement—Conditions to Completion of the Merger”), and (ii) is uncured or incapable of being cured by UM Holdings or Merger Sub prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from Cybex, or (B) the Outside Date; except that Cybex will not have the right to terminate the Merger Agreement for this reason if it is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would cause any of the conditions to be satisfied by Cybex at or prior to Closing not to be satisfied; or

•

prior to obtaining approval by Cybex’s stockholders at the special meeting or at any adjournment or postponement thereof, the Special Committee has concluded in good faith after consultation with its legal counsel that failure to approve, recommend or enter into any actual or proposed acquisition agreement (other than the Merger or the transactions contemplated by the Merger Agreement) would be inconsistent with the fiduciary duties of the Cybex Board under applicable law.

Fees and Expenses (See page 35)

All expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Cybex shall pay any and all expenses incurred by the Special Committee, including the fees and expenses of the Financial Advisor and counsel to the Special Committee.

Material United States Federal Income Tax Consequences (See page 36)

The conversion of shares of our Common Stock into the right to receive $2.55 per share cash Merger Consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

No Appraisal Rights (See page 58)

Under the New York Business Corporation Law (“NYBCL”), no appraisal rights are available to holders of Cybex Common Stock in connection with the merger.

Deregistration of Cybex Common Stock (See page 33)

If the Merger is completed, shares of our Common Stock will no longer be listed and publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Market Price of Cybex Common Stock (See page 60)

Shares of Cybex Common Stock are traded on the NASDAQ Global Market under the ticker symbol “CYBI.” The closing price of our Common Stock on the NASDAQ Global Market on October 16, 2012, the last trading day prior to our public announcement of the Merger Agreement on October 17, 2012, was $1.35 per share. On December 27, 2012, the closing price of our shares of Common Stock on the NASDAQ Global Market was $2.47 per share. The Company has not paid any cash dividends on its Common Stock. You are encouraged to obtain current market quotations for shares of Common Stock.

The Special Meeting

Date, Time and Place

The special meeting of our stockholders will be held at 10:00 a.m. Eastern Time on February 6, 2013 at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts 02053.

Record Date, Notice and Quorum

Holders of Cybex Common Stock at the close of business on December 27, 2012, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 17,143,050 shares of Common Stock outstanding. Each share of outstanding Common Stock is entitled to one vote on each matter properly brought before the special meeting. A majority of the issued and outstanding shares of Common Stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

The Proposals

At the special meeting, you will be asked to vote upon proposals to (1) adopt the Merger Agreement, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Required Vote

The adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the special meeting. In addition, it is a condition of the Merger Agreement that the Merger Agreement be adopted by the affirmative vote of holders of a majority of the shares of Common Stock entitled to be voted at the special meeting by the public stockholders. Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have the same effect as voting against the proposal to adopt the Merger Agreement.

At December 27, 2012, UM Holdings owned 6,931,328 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock. John Aglialoro, Joan Carter and UM Holdings, who are related parties, collectively own approximately 49% of our outstanding common stock. UM Holdings, Mr. Aglialoro and Ms. Carter have informed the Company that they will vote their shares of our Common Stock in favor of the proposal to adopt the Merger Agreement and would vote against any other acquisition proposal.

In addition, the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting. Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have no effect on the proposal to approve any adjournments of the special meeting to solicit additional proxies. UM Holdings, Mr. Aglialoro and Ms. Carter have informed the Company that they will vote their shares of our Common Stock in favor of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, internet or by returning the enclosed proxy card by mail, or may vote in person at the special meeting. If you intend to submit your proxy by telephone or internet you must do so no later than 11:59 p.m. on February 5, 2013, and if you intend to submit your proxy by mail it must be received by Cybex prior to the commencement of the special meeting. If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT. Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number printed on your proxy card or by following the instructions for Internet voting included with your proxy materials.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Common Stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal, if applicable.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares of Common Stock in your name as a stockholder of record, you may also revoke the proxy by notifying our President prior to the special meeting at the following address: Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053. Further, your proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone or the Internet, by voting a subsequent time by telephone or the Internet.

In the event that you have instructed a broker, bank or other custodian to vote your shares of Common Stock, you have to follow the directions received from your broker, bank or other custodian and change those instructions in order to revoke your proxy.

Transfer or Sale of Shares

If you held your shares of Common Stock on December 27, 2012, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the effective time of the Merger owns the shares of our Common Stock that you previously owned.

Solicitation of Proxies; Costs

This proxy solicitation is being made and paid for by Cybex on behalf of its board of directors. Cybex will pay all expenses of this solicitation, including the cost of preparing and mailing this document. Proxies are being solicited by and on behalf of our Board. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

The Company has retained Eagle Rock Proxy Advisors, LLC (“Eagle Rock”) to assist with the solicitation of proxies for a fee of $5,500, plus reimbursement of out-of-pocket expenses. Eagle Rock may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of the common stock held on the record date by such persons. Any stockholder with questions or requiring assistance in voting shares of Cybex Common Stock should contact Eagle Rock at its toll free number 1-855-706-2378.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Cybex Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers, as a group, beneficially owned an aggregate of approximately 8,909,960 shares of Common Stock (including the shares held by UM Holdings), representing approximately 51% of the voting power of Common Stock entitled to vote at the special meeting. The members of the Special Committee do not have significant share holdings, holding in the aggregate less than 1% of the outstanding Common Stock.

Additional Information

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock or additional copies of the proxy statement or enclosed proxy card, please contact our President at the following address or telephone number: Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053, (508) 533-4300.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Cybex. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement and the annexes, as well as the additional documents referred to or incorporated in this proxy statement, which you should read carefully in their entirety. See “Where You Can Find More Information” on page 68 of this proxy statement.

Q: When and where is the special meeting?

A: The special meeting of our stockholders will be held on February 6, 2013, at 10:00 a.m., Eastern Time, at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts, 02053.

Q What am I being asked to vote on?

A: At the special meeting, you will be asked to vote upon proposals to (1) adopt the Agreement and Plan of Merger, dated as of October 17, 2012 (referred to as the “Merger Agreement”), (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q: How does Cybex’s board of directors recommend that I vote?

A: Our Board has recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement. In making its recommendation, our Board considered the unanimous recommendation of the Special Committee, consisting of three non-employee independent directors, the report and opinion of Financial Advisor as to the fairness, from a financial point of view, of the Merger Consideration to be received by the public stockholders, including the unaffiliated stockholders, in the Merger, the Special Committee’s determination that the Merger Agreement is substantively fair to, and in the best interests of, Cybex’s public stockholders, including the unaffiliated stockholders, and the Special Committee’s determination that the process utilized to approve the Merger and the other transactions contemplated by the Merger Agreement was procedurally fair to the public stockholders, including the unaffiliated stockholders.

We have eight directors on our Board. John Aglialoro, Joan Carter and Arthur Hicks, Jr., who are affiliated with UM Holdings, abstained from voting on the Merger Agreement or any of the above items. The remaining five directors, who are all independent, voted in favor of the above items.

Q: What is the proposed transaction?

A: The proposed transaction is the merger of Cybex with Merger Sub, a newly formed subsidiary of UM Holdings. If the Merger Agreement is adopted by our stockholders and the other closing conditions in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Cybex (the “Merger”). Cybex will be the surviving corporation after the Merger with all of its outstanding shares owned by UM Holdings, John Aglialoro and Joan Carter.

Q: What will I receive in the Merger?

A: If the Merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, excluding shares held by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter, will be converted into the right to receive $2.55 in cash (the “Merger Consideration”) without interest and less any applicable withholding taxes. All Cybex stockholders other than UM Holdings, its subsidiaries and its stockholders are referred to herein as “public stockholders.”

Q: What will happen to the Common Stock that I currently own after completion of the Merger?

A: Following completion of the Merger, your shares of Cybex Common Stock will be cancelled and will represent only the right to receive the Merger Consideration. Trading in Cybex Common Stock on the NASDAQ Global Market will cease, price quotations for the Common Stock will no longer be available following completion of the Merger and the Common Stock will cease to be registered under the Exchange Act.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible, but in no event will the Merger be completed more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “Proposal No. 1: The Merger Agreement—Conditions to Completion of the Merger” beginning on page 54 of this proxy statement) are satisfied or waived. If our stockholders adopt the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, we believe that the Merger will be completed during the first quarter of 2013. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Q: Am I entitled to dissenters’ or appraisal rights?

A: No. Under New York law, Cybex’s stockholders will not be entitled to exercise any appraisal rights in connection with the Merger.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by Cybex’s stockholders or if the Merger is not completed for any other reason, Cybex’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Cybex will remain a public company, and shares of Cybex Common Stock will continue to be listed and traded on the NASDAQ Global Market and registered under the Exchange Act.

Q: What vote of our stockholders is required to adopt the Merger Agreement and to approve any adjournments or postponements of the special meeting?

A: Under New York law, the affirmative vote of holders of two-thirds of the outstanding shares of Cybex Common Stock entitled to vote at the special meeting is required to adopt the Merger Agreement. In addition, it is a condition to the closing of the Merger that the Merger Agreement be adopted by the affirmative vote of holders of a majority of the shares of Common Stock owned by the public stockholders. Approval of any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting. At December 27, 2012, UM Holdings beneficially owned 6,931,328 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock. John Aglialoro, Joan Carter and UM Holdings collectively beneficially own approximately 49% of our Common Stock, and they have informed us that they will vote in favor of the proposal to adopt the Merger Agreement. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed by the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting. John Aglialoro, Joan Carter and UM Holdings have also informed us that they will vote in favor of any such adjournment or postponement.

Q: Who can vote and attend the special meeting?

A: Common stockholders of record as of the close of business on December 27, 2012, the record date for the special meeting, are entitled to receive notice of, to attend and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting.

Q: What will happen if I abstain from voting or fail to vote?

A: With respect to the proposal to adopt the Merger Agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

With respect to the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the vote on that proposal.

Q: How do I cast my vote if my shares of Common Stock are held of record?

A: If you are a stockholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or electronic (via the Internet) proxy authorization.

Q: How do I cast my vote if my shares of Common Stock are held in “street name”?

A: If you hold your shares of Common Stock in “street name” through a broker, bank or other custodian, your broker, bank or custodian will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other custodian that is the record holder of your shares and provide your broker, bank or other custodian with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or custodian. Additionally, if your shares of Common Stock are held in “street name” and you intend to vote your shares in person at the special meeting you must first obtain a legal proxy from such bank, broker or other custodian. The inability of your broker, bank or other custodian to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other custodian, or contact them directly. If you need assistance in voting your shares, please contact Eagle Rock at its toll free number 1-855-706-2378.

Q: How will proxy holders vote my shares of Common Stock?

A: If you properly authorize a proxy prior to the special meeting, your shares of Common Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q: What happens if I sell my shares of Common Stock before the special meeting?

A: If you held your shares of Common Stock on December 27, 2012, the record date for the special meeting, but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Q: Can I change my vote after I have mailed my proxy card?

A: Yes. If you own shares of Common Stock as a record holder on December 27, 2012, the record date for the special meeting, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by internet or telephone at a later date than your previously authorized proxy, following the instructions that appear on the enclosed proxy card or by voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, broker or other custodian that is the registered owner of the shares.

Q: Should I send in my certificates representing shares of Common Stock now?

A: No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange your shares of Common Stock for the Merger Consideration following the Merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q: Where can I find more information about Cybex?

A: We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.cybexintl.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 67.

Q: Who will solicit and pay the cost of soliciting proxies?

A: We will bear the cost of soliciting proxies for the special meeting. Cybex’s Board is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail or in person. They will not be paid any additional amounts for soliciting proxies. We also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Common Stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. The Company has retained Eagle Rock Proxy Advisors, LLC to assist with the solicitation of proxies for a fee of $5,500, plus reimbursement of out-of-pocket expenses. Eagle Rock may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. Any stockholder with questions or requiring assistance in voting shares of Cybex Common Stock should contact Eagle Rock at its toll free number 1-855-706-2378.

Q: Who can help answer my other questions?

A: If you have additional questions about the special meeting or the Merger, you should contact our President at the following address or telephone number: Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053, (508) 533-4300. If you hold your shares through a broker, bank or other custodian, you also should call your broker, bank or other custodian for additional information.

SPECIAL FACTORS

Background of the Merger

At a regular meeting of the Board of Directors held May 23, 2012, John Aglialoro, Chairman of the Board, stated that the Board needed to consider whether the interests of all stakeholders in the Company are best served by Cybex remaining a public company. He noted the expense for a company the size of Cybex to remain public and the large amount of time and attention that is spent on the requirements of a public company that might be better spent on operating the business. Mr. Aglialoro stated that he believed that it may be in the best interest of all parties, including the Company, its public stockholders and its employees, if Cybex were to go private at this time. Mr. Aglialoro informed the Board that, while no decision had been made, UM Holdings was seriously considering approaching the Board at some point in the future with an offer to acquire the approximate 51% of the outstanding shares not owned by UM Holdings, Joan Carter or himself. The Board was also informed that UM Holdings had no interest in and would not consider selling its stake in the Company or any strategic transaction involving the Company, other than a going private merger with it, Mr. Aglialoro and Ms. Carter.

In response to this discussion, the Board of Directors determined that it would be prudent to organize a Special Committee of the Board, composed solely of independent directors, to consider and respond to an offer if ultimately made by UM Holdings. The Board then appointed a Special Committee composed of Robert Smyth, Chair, Harvey Morgan and John McCarthy, each a non-management independent director. The Board delegated to the Special Committee the power and authority to take all actions as it deemed necessary or appropriate in order to discharge its duties relating to the going private transaction, including without limitation the retention of independent legal counsel and independent financial advisors.

The Company’s Board of Directors consists of eight directors, three of whom (John Aglialoro, Joan Carter and Arthur Hicks, Jr.) are affiliated with UM Holdings. The Board organized the Special Committee as a Board committee composed solely of individuals who are independent of UM Holdings, John Aglialoro, Joan Carter and Arthur Hicks, Jr. The Special Committee, in turn, engaged a financial advisor (Duff & Phelps, LLC), legal counsel (Lowenstein Sandler PC) and a consultant (former director Jerry Lee) to assist the Special Committee in its deliberations. Each of these advisors are independent of UM Holdings, John Aglialoro, Joan Carter and Arthur Hicks, Jr. The Special Committee was engaged by the Board to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement. The Special Committee, in turn, engaged its advisors to assist the Special Committee in performing its role and, in the case of Duff & Phelps, to prepare the opinion set forth in Annex B to this proxy statement. The Special Committee did not engage any advisors to act independently of the Special Committee, either by acting solely on behalf of unaffiliated stockholders or otherwise.

The Special Committee held an organizational meeting on May 29, 2012. At the organizational meeting, it was noted that the Board in 2010 had formed a special committee, which included two of the members of the 2012 Special Committee, for the purpose of considering any offer that might be made to take the Company private. While no transaction was ultimately proposed or acted upon, prior to being disbanded the 2010 special committee retained the law firm of Lowenstein Sandler as independent counsel and the firm of Duff & Phelps as independent financial advisor, after interviewing a number of law firms and financial advisors. At its organizational meeting, the 2012 Special Committee determined that it was appropriate to again retain the services of Lowenstein Sandler and Duff & Phelps to advise the Special Committee. The Special Committee also retained Jerry Lee, a former independent Cybex director and a member of the 2010 special committee, to serve as a consultant to the Special Committee.

The Company granted the Special Committee and its advisors access to information requested by Duff & Phelps to enable Duff & Phelps to reach a conclusion regarding the fairness of the Merger Consideration from an economic point of view. Members of management also responded to specific questions raised by the Special Committee and its advisors. Other than the access provided by the Company and its management to the Special Committee and its advisors, neither the Company, nor UM Holdings, nor any of UM Holdings’ other affiliates made provisions for unaffiliated stockholders to have access to their corporate files.

The Company authorized the Special Committee to retain counsel and a financial advisor at the Company’s expense. Neither UM Holdings nor any of UM Holdings’ other affiliates made arrangements for unaffiliated stockholders to obtain counsel or appraisal services at their expense. Duff & Phelps provided the Special Committee with the opinion set forth in Annex B to this proxy statement, but did not provide appraisal services to the Special Committee or any other person in connection with the transactions described in this proxy statement.

The Special Committee held 19 meetings through October 17, 2012. During this period, Cybex provided substantial information to the Special Committee and its advisors, and members of the Special Committee and representatives of Financial Advisor had a number of informal discussions with representatives of UM Holdings. Legal counsel for the Company and legal counsel for the Special Committee during this period also discussed the terms of a draft Merger Agreement. On August 23, 2012, Mr. Aglialoro, representing UM Holdings, indicated to Mr. Smyth that, while UM Holdings had not made a decision to make a definitive offer to acquire the stock of the public stockholders, the price it would be willing to offer, if it decided to proceed, would not exceed $2.25 per share. In prior conversations with Mr. Smyth, Mr. Aglialoro and Mr. Hicks, representing UM Holdings, had suggested prices of $2.00 and $2.10 per share.

At a meeting on June 28, 2012, the Special Committee reviewed a preliminary report provided by Duff & Phelps. The report updated the Special Committee on the status of Duff & Phelps’ evaluation of the Company, reviewed historical information regarding the Company and certain related businesses, provided a comparison of management’s projections with the projections of an analyst, reviewed financial performance metrics and valuation multiples of several public companies, compared financial metrics of several public companies, summarized certain M&A transactions and analyzed the stock performance of certain public companies. The projections of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) provided by management for the June 28 report, for the years ended December 31, 2012 and 2013, were, respectively, $1 million and $900,000 greater, the projections of Earnings Before Interest and Taxes (“EBIT”) were $700,000 and $900,000 greater, and the projections of earnings per share were $.04 and $.06 greater than the management projections utilized in the Duff & Phelps reports provided to the Special Committee on September 27, 2012 and October 16, 2012. Following the end of the Company’s 2012 second quarter, management revised its projections in light of actual results for the first six months of the year which included lower gross margins than originally projected, partially offset by lower selling, general and administrative expense. These adjustments resulted in the noted net reductions in the Company’s EBITDA, EBIT and earnings per share projections for 2012 and 2013. The June 28, 2012 Duff & Phelps preliminary report included projections of price to earnings per share multiples for 2012 and 2013 of 9.2 and 7.0, respectively, which were derived by dividing management’s projections of earnings per share by the price of Cybex Common Stock on June 25, 2012.

On September 27, 2012, the Special Committee met with its advisors. At that meeting, Financial Advisor reviewed several valuation methodologies used to value the Company. After that meeting, Mr. Smyth advised John Aglialoro that the Special Committee would support a price of $2.65 per share. In response, John Aglialoro requested the opportunity to address the Special Committee.

On October 2, 2012, a telephonic meeting was held among two of the members of the Special Committee (Mr. Smyth and Mr. Morgan), Jerry Lee, John Aglialoro, Arthur Hicks, and legal counsel for the parties. At this meeting, the Special Committee reiterated its proposed price of $2.65 per share. Mr. Aglialoro responded that while he continued to believe that $2.25 per share represented a fair price, UM Holdings might be willing to consider a price of $2.45 per share, subject to obtaining sufficient funding commitments from lenders. Mr. Hicks described for the Special Committee the status of discussions with potential financing sources and reviewed projected third quarter results of the Company. The Special Committee requested further information with respect to projected financial results through the end of the year. It was agreed that Mr. Hicks would provide further information to the Special Committee about projected results and possible financing options. After this meeting, but also on October 2, 2012, the Special Committee authorized Robert Smyth, the Chair of the Special Committee, to advise John Aglialoro that the Special Committee would consider an offer price of $2.55 per share, provided that approval of the Merger was conditioned on receiving the approval of holders of a majority of the shares owned by the public stockholders.

On October 4, 2012, Mr. Aglialoro and Mr. Smyth, on behalf of the Special Committee, discussed the pricing for any transaction that might be proposed. At the end of this conversation, Mr. Aglialoro indicated that UM Holdings would be willing to consider a $2.55 merger price, but no higher. Mr. Smyth responded that he believed that the Special Committee likely would approve, if offered, a transaction based on a $2.55 per share merger consideration, subject to receipt of a fairness opinion and conditioned upon the transaction being approved by majority vote of the outstanding shares held by the public stockholders. On October 9, 2012, counsel for UM Holdings confirmed to counsel for the Special Committee that UM Holdings would be willing to condition any proposed merger on the receipt of such a special shareholder vote.

The Special Committee met on October 9, 2012 to review the discussions to date and to confirm its willingness to proceed with a transaction, provided that the Merger Agreement reflected the terms discussed and was otherwise satisfactory to the Special Committee. At that meeting, the Special Committee also directed its counsel to request that closing of the Merger be conditioned on receipt of a solvency opinion.

On October 12, 2012, a draft Merger Agreement, containing terms consistent with a draft agreement provided several months earlier but also containing the $2.55 price and the majority of the minority voting requirement, was circulated to the Special Committee and its advisors. The draft provided to the Special Committee on October 12, 2012 did not contain any requirement that the closing of the Merger be conditioned on the receipt of a solvency opinion. The Committee’s legal and financial advisors explained to the Special Committee that as a result of certain high profile lawsuits, boards of directors engaged in business combinations involving significant amounts of new bank debt have considered whether the surviving entity will have sufficient funds to pay their debts as they become due subsequent to the closing of the business combinations. The Special Committee determined to supplement the Company’s projections with a solvency opinion from an independent expert to confirm its understanding that the Company will meet applicable solvency standards as of the closing.

On October 16, 2012, the Special Committee met with all of its advisors to review the terms of the Merger Agreement and to consider a written analysis prepared by Financial Advisor, updating the analysis submitted to the Special Committee by Financial Advisor in connection with its September 27, 2012 meeting. After receiving the report of Financial Advisor, a review of the Merger Agreement and a summary of the fiduciary obligations imposed upon members of the Special Committee provided by counsel to the Special Committee, and after the Special Committee’s further deliberation of the applicable facts and circumstances, the Special Committee unanimously determined to approve the Merger Agreement, to recommend that the full Board approve the Merger Agreement and to recommend that the full Board recommend that the Company’s stockholders adopt the Merger Agreement, subject to satisfactory resolution of the Special Committee’s request that closing of the Merger be conditioned upon receipt of a solvency opinion.

On October 17, 2012, at a regular meeting of the Board of Directors, Mr. Aglialoro again reviewed with the Board the challenges faced by a small public company in today’s environment. He stated that the intervening period of time since the formation of the Special Committee had not only provided opportunity for the Special Committee to be actively engaged in its review, but also an opportunity for UM Holdings, Ms. Carter and himself to fully explore their thoughts as to the wisdom of a going private transaction, both from the standpoint of the Company and its stockholders and the impact such a step would have upon Ms. Carter and himself. He then formally proposed to the Board of Directors that the Company enter into the Merger Agreement pursuant to which all of the Company’s outstanding shares, except for shares owned by UM Holdings, its subsidiaries, Ms. Carter and himself, would be converted into the right to receive $2.55 per share payable in cash, on the terms and conditions set forth in the draft Merger Agreement. It was noted that the Merger Agreement would contain a provision conditioning the closing on the receipt of a solvency opinion.

Mr. Smyth then reported to the Board on the status of the activities of the Special Committee. On the basis of its own observations and deliberations, the input of its advisors and the information supplied by the Company, the Special Committee (i) concluded that the $2.55 price is substantively fair to the public stockholders, including the unaffiliated stockholders, and that the process utilized to determine that price was procedurally fair to the public stockholders, including the unaffiliated stockholders, (ii) determined that adoption of the Merger Agreement is advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders, (iii) recommended that the Board approve the Merger Agreement and the transactions contemplated thereby and (iv) recommended that the Board recommend that the holders of Common Stock adopt the Merger Agreement.

Our Board, upon the recommendation of the Special Committee, unanimously (with Mr. Aglialoro, Ms. Carter and Mr. Hicks abstaining) approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders, and directed that the Merger Agreement be submitted to the holders of Cybex Common Stock for their adoption at a special meeting.

Following the Board meeting, the Merger Agreement in the form submitted to the Board was executed by the parties and Cybex issued a press release and a Form 8-K announcing that it and UM Holdings had entered into the Merger Agreement.

Our Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.

Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

Our Board of Directors

As discussed in greater detail below, our board of directors believes that the Merger Agreement and the Merger (which is the Rule 13e-3 going private transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the Merger Agreement, are substantively fair to, and in the best interests of, the Company and our public stockholders, including the unaffiliated stockholders, and that the process utilized to approve the Merger and the other transactions contemplated by the Merger Agreement was procedurally fair to the public stockholders, including the unaffiliated stockholders. The recommendation of our Board of Directors is based, in part, upon the unanimous recommendation of the Special Committee.

We have eight directors on our Board. John Aglialoro, Joan Carter and Arthur Hicks, Jr., who are affiliated with UM Holdings and will remain as executive officers and/or directors of Cybex, abstained from voting on the Merger Agreement or the above recommendations. The remaining directors, who are all independent and who constitute a majority of our Board, voted in favor of the above recommendations.

The Special Committee

In May 2012, in response to an indication from UM Holdings that it was considering a proposal to acquire all of the outstanding Common Stock not owned by it, Mr. Aglialoro and Ms. Carter, the Board of Directors formed a Special Committee of independent non-employee directors to consider on behalf of the Board any “going private” or similar transaction. The Special Committee is comprised of Robert E. Smyth (chairman), John McCarthy and Harvey Morgan, three independent directors.

Recommendation of the Special Committee

The Special Committee, by unanimous vote at a meeting held on October 17, 2017:

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determined that the Merger Consideration of $2.55 per share is substantively fair to the public stockholders and that adoption of the Merger Agreement is advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders;

•	determined that the process utilized to determine the Merger Consideration was procedurally fair to the public stockholders, including the unaffiliated stockholders;

•	approved the terms of the Merger Agreement and the transactions contemplated thereby; and

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recommended that the Board approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommend that the holders of Cybex Common Stock adopt the Merger Agreement.

The Special Committee considered the following material factors in approving the Merger Agreement and making its determination and recommendation:

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the per share dollar amount of the cash consideration to be paid to Cybex’s public stockholders, including the unaffiliated stockholders, upon consummation of the Merger, the adequacy of that amount and the fairness to the unaffiliated stockholders of receiving that amount;

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the current and historical market prices of Cybex Common Stock, the fact that the price of $2.55 per share represented a premium over the $1.35 closing price of Cybex Common Stock on October 16, 2012, the last trading day prior to our public announcement of the Merger Agreement, the fact that the stock price has been volatile over the past twelve months, reaching a high of $3.60 and a low of $0.36 during the twelve months prior to the public announcement and the fact that trading volume in the Cybex Common Stock historically has been relatively low;

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the financial analyses and valuation factors reviewed by Financial Advisor with the Special Committee; these factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Selected Public Companies Analysis”, Selected M&A Transactions Analysis”, and Premiums Paid Analysis”, under “—Opinion of Duff & Phelps”;

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the oral opinion of Financial Advisor to the Special Committee on October 17, 2012 (which was confirmed in writing by delivery of Financial Advisor’s written opinion dated the same date), as to the fairness, from a financial point of view, of the Merger Consideration of $2.55 in cash per share to be received by the public holders, including the unaffiliated stockholders, of Cybex Common Stock in the Merger, as of October 17, 2012 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Financial Advisor in preparing its opinion. A more detailed description of the opinion of Financial Advisor is set forth below under “– Opinion of Duff & Phelps”;

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the Special Committee’s understanding of Cybex’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects, the recognition that the Company is facing significant price and product competition from entities with substantially greater resources than the Company, a curtailment in European sales and other challenges to the Company’s market position and profitability;

•	the fact that the consideration to be paid to Cybex stockholders would be all cash, which provides liquidity and certainty to Cybex’s stockholders;

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the fact that the Merger is subject to a financing condition, the Special Committee’s understanding of the reputation and experience of UM Holdings, and the ability of UM Holdings to obtain financing to fully fund the payment of the Merger Consideration and the related fees and expenses;

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the fact that the transaction requires the approval by holders of at least two-thirds of Cybex’s outstanding Common Stock and by holders of a majority of the shares of Common Stock owned by the public stockholders;

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the fact that the Special Committee had retained Financial Advisor, Jerry Lee and counsel, all of whom are unaffiliated with Cybex, UM Holdings and the Merger Sub, to assist and advise the Special Committee, solely with respect to the public stockholders’ interests, including the interests of the unaffiliated stockholders, in negotiations of the Merger Agreement with UM Holdings and Merger Sub;

•	the fact that UM Holdings, John Aglialoro and Joan Carter have stated that they have no intention of selling Cybex in the foreseeable future; and

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the potential risks and costs to Cybex if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners.

In considering the proposed transaction, the Special Committee also considered certain negative factors, including the following:

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upon consummation of the Merger, the public stockholders will cease to be stockholders of the Company and thus will be unable to participate in any future appreciation in the value of the Company’s stock;

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the current market price of the Company’s Common Stock may not reflect the value of the Company’s Common Stock, given the lack of trading volume in the Common Stock, the position held by the principal stockholders and the paucity of coverage by outside analysts; and

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that certain of our directors and executive officers may have interests in the Merger that may be considered to be different from, or in addition to, their interests as stockholders of Cybex, as described below under “—Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Special Committee in making its determination and recommendation to the Board. In view of the wide variety of factors considered by the Special Committee and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, each of the members of the Special Committee may have assigned different weights to various factors. On balance, the Special Committee determined that the positive factors discussed above outweighed any negative factors.

The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was procedurally fair and proper because, among other things:

•	the Special Committee consists solely of directors each of whom meets independence requirements of the SEC and the Financial Industry Regulatory Authority;

•	the members of the Special Committee, as a result of having no significant holdings in the Company, did not have any material financial interest in the outcome of its determination;

•	the Special Committee retained and was advised by experienced and independent legal counsel;

•	the Special Committee received the advice of a former independent director, who served as a consultant to the Special Committee;

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the Special Committee retained Financial Advisor to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration of $2.55 in cash per share to be received by the public stockholders, including the unaffiliated stockholders, in the Merger;

•	the Special Committee, with the assistance of its advisors, negotiated with UM Holdings; and

•	the Special Committee acted diligently in discharging its responsibilities, meeting on 19 separate occasions prior to execution of the Merger Agreement, to consider matters related to its mandate.

Recommendation of the Board of Directors

At a meeting on October 17, 2012, following the recommendation of the Special Committee, the Company’s Board:

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approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders;

•	approved the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Cybex Common Stock for their adoption at a special meeting; and

•	recommended that you vote “FOR” the proposal to adopt the Merger Agreement.

We have eight directors on our Board. John Aglialoro, Joan Carter and Arthur Hicks, Jr., who are affiliated with UM Holdings, abstained from voting on the Merger Agreement or any of the above items. The remaining directors, who are all independent and who constitute a majority of our Board, voted in favor of the above items.

In doing so, Cybex’s Board reviewed a significant amount of information and considered each of the factors recited above with respect to the Special Committee’s deliberations, and adopted the analyses and conclusions of the Special Committee. The Board also considered the following additional material factors:

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the Board’s understanding of Cybex’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects, the recognition that the Company is facing significant price and product competition from entities with substantially greater resources than the Company, a curtailment in European sales and other challenges to the Company’s market position and profitability; and

•	the fact that the Merger Agreement was approved and recommended by the Special Committee after a full and deliberate process.

In addition, the Board was aware of and considered the fact that certain of our directors and executive officers may have interests in the Merger that may be considered to be different from, or in addition to, their interests as stockholders of Cybex, as described below under “—Interests of our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Board. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. On balance, the Board determined that the positive factors discussed above outweighed the negative factors discussed above and that the Merger Agreement and the Merger were advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders. The Board members voting on the Merger Agreement unanimously approved the Merger Agreement and the Merger based upon the totality of the information presented to and considered by them.

Cybex’s Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Duff & Phelps

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the public stockholders, including the unaffiliated stockholders, of the Company of the $2.55 per share cash consideration to be received by such stockholders in connection with the Merger (without giving effect to any impact of the Merger on any particular stockholder of the Company other than in its capacity as a stockholder).

Duff & Phelps rendered its written opinion to the Special Committee on October 17, 2012, that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the $2.55 per share cash consideration to be received by the public stockholders, including the unaffiliated stockholders, of the Company in the Merger was fair, from a financial point of view, to such stockholders (without giving effect to any impact of the Merger on any particular stockholder of the Company other than in its capacity as a stockholder). The full text of the written opinion of Duff & Phelps is attached as Annex B to this proxy statement and is incorporated herein by reference.

The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion. The opinion of Duff & Phelps was addressed to the Special Committee, was given solely with respect to the Merger and is not intended to be used, and may not be used, for any other purpose.

Duff & Phelps’ opinion:

•	does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction;

•	does not address any transaction related to the Merger;

•

is not a recommendation as to how the Board of Directors of the Company, the Special Committee or any stockholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction;

•

does not indicate that the $2.55 per share cash consideration to be received by the Company’s stockholders in connection with the Merger is the best possibly attainable under any circumstances; instead, it merely states whether the consideration is within a range suggested by certain financial analyses described in more detail below; and

•	does not express any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement of the Merger.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	discussed the background and other elements of the Merger, and the Company’s business operations, financial condition and prospects with the management of the Company;

•

reviewed the Company’s audited financial statements for the years ended December 31, 2011 and 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC and the Company’s unaudited interim financial statements for the six months ended June 30, 2012 and June 25, 2011 included in the Company’s Form 10-Q filed with the SEC;

•	reviewed unaudited financial information for the Company for the years ended December 31, 2011 and 2010 and the eight months ended on or around August 31, 2012 and 2011;

•

reviewed other internal documents relating to the past and current business operations, financial condition and prospects of the Company that were not publicly available, but provided to Duff & Phelps by the management of the Company, including financial forecasts and estimates prepared by the management of the Company for purposes of Duff & Phelps’ analysis (the “Projections”);

•	reviewed the historical trading price and trading volume of the Company’s Common Stock and the publicly traded securities of other companies as described in more detail below;

•

performed valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies and an analysis of the financial terms of selected merger and acquisition transactions, in each case as described in more detail below;

•

reviewed a letter dated October 5, 2012 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company (the “Management Representation Letter”);

•	reviewed a draft of the Merger Agreement dated October 11, 2012; and

•	conducted such other financial analyses and considered such other information and factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and the Special Committee, and did not independently verify such information;

•

relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•

assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Merger and that there has been no material change therein;

•	assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•

assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•

assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•

assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

In preparing its opinion with respect to the fairness of the cash consideration to be paid in the Merger, Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger or any other aspect of the Merger. Duff & Phelps expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, relative to the $2.55 per share merger consideration. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

Duff & Phelps assumed that the $2.55 per share cash consideration to be paid to the Company’s stockholders in connection with the Merger was determined based on arm’s length negotiations between the

Special Committee and representatives of UM Holdings. Duff & Phelps’ provided advice to the Special Committee during these negotiations but did not recommend the specific amount or form of consideration to be paid to the Company’s stockholders in connection with the Merger.

Although developments following the date of Duff & Phelps’ opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion. Duff & Phelps’ opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. Developments subsequent to October 17, 2012 may affect the conclusion expressed in Duff & Phelps’ opinion. Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. Duff & Phelps’ opinion is limited to the fairness, from a financial point of view, of the $2.55 per share cash consideration to be received by the public stockholders, including the unaffiliated stockholders, of the Company in the Merger as of October 17, 2012 (without giving effect to any impact of the Merger on any particular stockholder of the Company other than in its capacity as a stockholder), and does not speak as to the fairness of such consideration at any other point in time.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2012 through December 31, 2021, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. Duff & Phelps utilized and relied upon the Projections for purposes of its discounted cash flow analysis. The costs associated with the Company being a publicly listed company were excluded from the financial projections since such costs would likely be eliminated as a result of a sale of the Company, such as the Merger.

Duff & Phelps used discount rates ranging from 12.75% to 14.25%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of $59.8 million to $68.5 million and a range of implied values of the Company’s Common Stock of $2.21 to $2.71 per share.

Selected Public Companies Analysis

Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the leisure equipment and products industry and the office and capital equipment manufacturing industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The eight companies included in the selected public company analysis in the leisure equipment and products industry were:

•	Accell Group NV

•	Amer Sports Corp.

•	Brunswick Corporation

•	Callaway Golf Co.

•	Escalade Inc.

•	Johnson Health Tech Co., Ltd.

•	Johnson Outdoors Inc.

•	Nautilus Inc.

Duff & Phelps also included the following five companies in the selected public company analysis in the office and capital equipment manufacturing industry due to similarities to the Company in terms of EBITDA margins, business-to-business market, and customer purchasing habits:

•	Herman Miller Inc.

•	John Bean Technologies Corporation

•	Knoll Inc.

•	Standex International Corp.

•	Steelcase Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2012 and 2013 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) was adjusted for purposes of this analysis to eliminate public company costs and the estimated transaction costs related to the Merger.

	Revenue Growth			EBITDA Growth			EBITDA Margin
	LTM	2012E	2013E	LTM	2012E	2013E	LTM	2012E	2013E
Leisure Equipment & Products Industry:
Mean	5.8%	5.4%	8.0%	11.3%	22.7%	23.6%	7.0%	6.6%	8.7%
Median	7.3%	5.1%	7.8%	10.2%	17.6%	19.1%	8.5%	7.6%	8.7%

Office & Capital Equipment Manufacturing:
Mean	2.0%	3.5%	6.1%	(2.0%)	6.4%	15.3%	9.8%	10.2%	11.0%
Median	(0.6%)	3.7%	6.6%	(1.9%)	5.4%	15.9%	10.1%	10.3%	11.6%

Aggregate:
Minimum	(3.8%)	(4.1%)	2.9%	(17.6%)	(6.8%)	6.8%	0.0%	(1.6%)	6.1%
Maximum	16.4%	16.5%	13.9%	21.4%	54.2%	42.7%	11.8%	12.1%	12.7%

Mean	4.2%	4.4%	7.1%	4.7%	13.6%	19.5%	8.2%	8.2%	9.8%
Median	4.9%	4.1%	6.6%	7.7%	8.5%	19.0%	8.8%	9.1%	10.0%

Cybex International, Inc.	8.9%	3.5%	3.4%	7.5%	(14.2%)	14.3%	8.0%	8.0%	8.9%

Enterprise Value as a Multiple of
	LTM EBITDA	2012E EBITDA	2013E EBITDA	LTM Revenue	2012E Revenue
Leisure Equipment & Products Industry:
Mean	8.1x	8.2x	7.0x	0.64x	0.66x
Median	7.2x	8.9x	10.5x	0.56x	0.60x

Office & Capital Equipment Manufacturing:
Mean	7.6x	7.0x	6.1x	0.75x	0.72x
Median	7.3x	6.7x	5.8x	0.72x	0.68x

Aggregate:
Minimum	5.7x	6.2x	4.4x	0.38x	0.38x
Maximum	12.1x	9.6x	8.4x	1.13x	1.03x

Mean	7.9x	7.6x	6.6x	0.69x	0.69x
Median	7.2x	6.7x	6.0x	0.62x	0.60x

LTM = Latest twelve months for which financial information was available

Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents + Net Non-operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

Duff & Phelps used the data above, in conjunction with data from its selected M&A transactions analysis described below, to reach the valuation conclusions described below.

The companies utilized for comparative purposes in Duff & Phelps’ analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

Selected M&A Transactions Analysis

Duff & Phelps compared the Company to the target companies involved in the sixteen selected merger and acquisition transactions listed in the below table. The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM EBITDA multiples ranging from 5.6x to 14.3x with a median of 9.8x and enterprise value to LTM revenue multiples ranging from 0.13x to 3.69x with a median of 0.73x.

Date Announced	Acquirer Name	Target Name
6/21/2012	Mizuno	Senoh Corporation
6/13/2012	Bauer Performance Sports	Cascade Helmets Holdings
4/3/2012	Accell Group NV	Raleigh Cycle
3/18/2012	Taylor Made Golf Company	Adams Golf
9/21/2011	Pon Holding Germany GmbH	Derby Cycle
5/19/2011	Fila Korea, Mirae Asset Financial and others	Acushnet Company
1/18/2011	Adams Golf	Yes! Golf
10/20/2010	Mamiya-OP Co.	Kasco Corporation
3/15/2010	Andell Holdings	Sports Supply Group
1/13/2010	Johnson Health Tech	PBM Fitness
12/21/2009	Metroelectric	Powabyke
7/15/2009	Dorel Industries Inc.	Iron Horse Bicycle Company
9/5/2008	Amer Sports Corp.	Amer Sports Bulgaria
8/25/2008	Chartreuse & Mont Blanc	Skis Rossignol
6/26/2008	Pacific Cycle, Inc.	PTI Sports
2/21/2008	Kohlberg & Company	Bauer Hockey

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA for the period ended June 30, 2012, projected EBITDA for the fiscal year ending December 31, 2013 and the Company’s LTM revenue for the period ended June 30, 2012. In each case, EBITDA was adjusted to exclude public company costs and costs associated with the Merger. Duff & Phelps’ selected valuation multiples were as follows: LTM EBITDA multiple ranged from 5.5x to 6.5x, projected fiscal 2013 EBITDA multiple ranged from 4.5x to 5.5x, and LTM revenue multiple ranged from 0.45x to 0.55x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies, including, but not limited to, the Company’s smaller size on a revenue and EBITDA basis, lower EBITDA margins than the aggregate median of the selected public companies and lower projected EBITDA growth than the aggregate median of the selected public companies. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not deem any of the selected M&A transactions relevant to its analysis. As a result of these selected valuation multiples, the selected public companies indicated an estimated enterprise value for the Company of $63.0 million to $76.3 million and a range of implied values of the Company’s common stock of $2.40 to $3.16 per share.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in merger and acquisition transactions involving a change of control of the target. The transactions analyzed by Duff & Phelps included transactions announced after February 2009 involving target companies with businesses deemed relevant by Duff & Phelps. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in the sporting and recreational goods sector were 27.2%, 27.6%, and 36.5%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in related party transactions with related party ownership prior to the transaction between 25.0% and 50.0% were 38.9%, 30.5%, and 28.6%, respectively. Duff & Phelps noted that the Merger implies a 90.3% premium over the Company’s common stock closing price of $1.34 per share on October 8, 2012.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was $59.8 million to $68.5 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was $63.0 million to $76.3 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of $61.5 million to $72.5 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be $39.6 million to $50.5 million by:

•	subtracting debt of $21.3 million as of August 31, 2012;

•	adding excess cash of $2.7 million as of August 31, 2012 based on cash and cash equivalents of $4.0 million less customer deposits of $1.3 million;

•

adding the estimated value of the Company’s net operating loss carryforwards (derived by estimating the present value of projected tax savings from these carryforwards after giving consideration to the limitations resulting from a change of control transaction such as the Merger) of $3.3 million to $3.5 million;

•	adding the estimated after-tax value of excess real property of $0.4 million;

•

subtracting a working capital deficiency of $4.6 million as of August 31, 2012 calculated based on the difference between historical average working capital as a percent of revenues and actual August 31, 2012 working capital as a percent of revenues;

•

subtracting other long term liabilities of $1.8 million consisting of an interest rate swap liability, a property TIF liability, and the present value of future payments related to a product liability settlement discounted at the Company’s weighted average cost of capital; and

•	subtracting the intrinsic value of options and warrants to acquire shares of the Company’s common stock held by Company management and certain investors as of August 31, 2012.

Based on the foregoing analysis, Duff & Phelps estimated the value of each share of the Company’s common stock to range from $2.31 to $2.94. Duff & Phelps noted that the $2.55 per share cash consideration to be received by the public stockholders, including the unaffiliated stockholders, of the Company in the Merger was within the range of the per share value indicated by its analyses.

The Special Committee did not believe that the Company’s book value or liquidation value were relevant factors in determining the Merger Consideration. Price to book value ratios were presented to the Special Committee, but have been volatile and thus were not considered predictive of value. In the absence of any intention by the principal stockholders to consider a liquidation process, liquidation value was perceived to be inapplicable. The analyses utilized by Duff & Phelps, as outlined above, were considered by the Special Committee to be the appropriate methodologies to determine the Company’s value as a going concern.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

The Special Committee selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory services, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps $225,000, due and payable as follows: $112,500 in cash upon execution of the engagement letter with Duff & Phelps; and the remaining $112,500 in cash upon Duff & Phelps’ informing the Special Committee that it was prepared to deliver its opinion. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the opinion or whether the Merger is successfully consummated. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. The Company has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Duff & Phelps in connection with the engagement. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board of Directors are aware of these fee arrangements.

During the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated, other than this engagement and except that Duff & Phelps was engaged by the Company on behalf of the 2010 special committee to serve as independent financial advisor and, if required, to provide a fairness opinion in the event a going private offer was received by the Company at that time, and Duff & Phelps received customary fees, expense reimbursement and indemnification pursuant to that engagement. During the two year period preceding the date of this proxy statement, Duff & Phelps received $11,975 in expense reimbursement relating to such prior engagement. On November 5, 2012, Duff & Phelps was also engaged to provide the solvency opinion required as a condition of closing the Merger, for which it will be paid a customary fee and receive customary reimbursement of its expenses and indemnification.

Certain Effects of the Merger

If the Merger Agreement is approved by our stockholders, and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Cybex with Cybex continuing as the surviving corporation, and 100% of the equity interests of the Company will be owned by UM Holdings, John Aglialoro and Joan Carter.

Pursuant to the Merger Agreement at the effective time of the Merger, each issued and outstanding share of Common Stock of Cybex (other than any shares owned by UM Holdings or its subsidiaries or stockholders, including John Aglialoro and Joan Carter) will be cancelled and will be converted automatically into the right to receive $2.55 in cash, without interest and less any applicable withholding taxes.

At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Cybex will become the officers of the surviving corporation. The articles of incorporation of Cybex will be amended as provided in the Merger Agreement. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will become the bylaws of the surviving corporation (except the references to Merger Sub’s name will be replaced by references to Cybex International, Inc.).

Shares of Cybex Common Stock are traded on the NASDAQ Global Market under the ticker symbol “CYBI.” As a result of the Merger, we will be a privately held corporation, and there will be no public market for our Common Stock. After the Merger, our Common Stock will cease to be quoted, and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of our Common Stock under the Exchange Act will be terminated, which will terminate the requirement to furnish reports to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Following the Merger, 100% of our outstanding Common Stock will be beneficially owned by UM Holdings, John Aglialoro (a principal shareholder of UM Holdings and an executive officer and director of both UM Holdings and the Company), and Joan Carter (a principal shareholder and an executive officer of UM Holdings and a director of both UM Holdings and the Company) (collectively for purposes of the Merger, the “UM Holdings Group”). If the Merger is completed, the members of the UM Holdings Group will be the sole beneficiary of our future earnings and growth, if any, and will operate the Company as the UM Holdings Group may desire without being subject to disclosure obligations and any stockholder approval. Similarly, the UM Holdings Group will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger. The UM Holdings Group will receive the benefit of one hundred percent (100%) of our net earnings of $346,000 for the nine months ended September 29, 2012. The UM Holdings Group also will have a one hundred percent (100%) interest in our pro forma net deficit of ($2,492,000), which is the net book value at September 29, 2012 less the Merger Consideration paid as a result of the transaction.

The following table sets forth the dollar value and percentage interest in our net earnings and net book value (deficit) of UM Holdings, Ltd., John Aglialoro and Joan Carter before and after the Merger:

	Before Merger				After Merger
Name	Net Earnings Nine Months Ended September 29, 2012		Net Book Value September 29, 2012		Net Earnings Nine Months Ended September 29, 2012		Pro Forma Net Deficit September 29, 2012
UM Holdings, Ltd.	$140,000	40.4%	$8,257,000	40.4%	$284,000	82.1%	$(2,046,000)	82.1%
John Aglialoro (1)	171,000	49.4%	10,096,000	49.4%	346,000	100.0%	(2,492,000)	100.0%
Joan Carter (2)	171,000	49.4%	10,096,000	49.4%	346,000	100.0%	(2,492,000)	100.0%

(1)	Mr. Aglialoro’s beneficial ownership includes (a) shares owned by UM Holdings, Ltd., of which he is a principal stockholder, director and executive officer, (b) shares owned by Ms. Carter, his wife, and (c) 60,000 shares that he has the right to acquire within sixty days through the exercise of stock options.

(2)	Ms. Carter’s beneficial ownership includes shares owned by (a) UM Holdings, Ltd., of which she is a principal stockholder, director and executive officer, and (b) Mr. Aglialoro, her husband, including 60,000 shares that Mr. Aglialoro has the right to acquire within sixty days through the exercise of stock options.

In connection with the Merger, the UM Holdings Group will receive benefits and be subject to obligations in connection with the Merger that are different from, or in addition to, the benefits and obligations of our stockholders generally. As a result of the Merger, the UM Holdings Group will benefit in that the Company will no longer have to bear the expense and regulatory burdens associated with being a public company, which should improve the Company’s operating cash flow and net income. A detriment to the UM Holdings Group is that its equity interests in the Company will not be registered under the federal securities laws and that such equity interests will be relatively illiquid without any public trading market for such securities. Additional incremental benefits to Mr. Aglialoro include, among others, continuing as an executive officer and director of the Company and being compensated for such services.

Purpose and Reasons by the UM Holdings Group for the Merger

If the Merger is consummated, the UM Holdings Group will benefit from any future earnings and growth of the Company after the Merger, through making the Company privately-held. The UM Holdings Group believes that being a public company results in substantial expense and regulatory burdens for the Company. As a privately-held entity, the Company will have greater flexibility to make decisions based upon long-term considerations without concern about short-term market price impact, the Company’s annual expenses will be reduced by approximately $670,000 associated with public company reporting and compliance, and the amount of time spent by management on compliance with the regulatory burden of being a public company will be reduced.

In addition, it is difficult for the Company, in light of its size, to obtain visibility in the stock market and the trading volume for the Company’s Common Stock has been relatively low. The UM Holdings Group is of the belief that the $2.55 per share Merger Consideration provides the public stockholders, including the unaffiliated stockholders, the opportunity to liquidate their investment at a substantial premium to the market prices prior to UM Holdings’ proposal and without having to incur brokerage fees or to face liquidity issues and market fluctuations.

See “Interests of Our Directors and Executive Officers in the Merger-Certain Relationships Between UM Holdings and Cybex” below.

Position of the UM Holdings Group as to the Merger

Each member of the UM Holdings Group believes that the factors described below, in addition to the analyses and discussion of the factors considered by the Special Committee and the Company’s Board of Directors with respect to their approval of the Merger Agreement and the fairness opinion of Financial Advisor, provide a reasonable basis for its position that the terms and conditions of the Merger are substantively fair to the Company and its public stockholders, including the unaffiliated stockholders, and that the process utilized to approve the Merger and the other transactions contemplated by the Merger Agreement was procedurally fair to the public stockholders, including the unaffiliated stockholders.

In making this determination, the UM Holdings Group reviewed a significant amount of information and considered the following material factors:

•

Financial Performance and Prospects: The UM Holdings Group reviewed and considered the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain as a public reporting company and the prospects of the Company in light of current economic conditions. The UM Holdings Group also considered the historical financial performance of the Company for the three years and nine months ended September 29, 2012, which showed a cumulative net loss of $26,703,000.

•

Current Market Price: The UM Holdings Group considered the historical market prices and recent trading activity for the Common Stock, including that the price of $2.55 per share to be paid in the Merger to the public stockholders represents a premium of 82% above the thirty day average closing price of $1.40 per share for the period ended October 16, 2012 (the last trading day prior to public announcement of the transaction) and a premium of 89% above the closing price of $1.35 per share on October 16, 2012 (the last trading day prior to the announcement of the execution of the Merger Agreement). They did not foresee any event other than the proposed Merger that would warrant a substantial increase in the market price.

•	Cash Consideration and Liquidity: The Merger will provide immediate and certain liquidity, without brokerage commissions and other costs associated with market sales, for the public stockholders.

•

Formation and Authority of Special Committee: In May 2012, the Company’s Board of Directors formed a Special Committee which consisted solely of non-employee, independent directors. The role of the Special Committee was to consider any going private proposal which might be made by UM Holdings.

•

Independent Advisors: To advise it in its negotiations, the Special Committee retained its own financial and legal advisors, each of which has extensive experience in transactions similar to the Merger and none of which the Special Committee determined to have a relationship that would compromise its independence in the process.

•

Negotiated Price: The $2.55 per share Merger Consideration and other terms and conditions of the Merger Agreement were the result of negotiations between the Special Committee and its counsel, on the one hand, and the UM Holdings Group.

•

Opinion of Financial Advisor: Without adopting the opinion, the fact that the Special Committee received the opinion of Financial Advisor, its independent financial advisor, to the effect that as of October 17, 2012, and based upon and subject to the various considerations set forth in such opinion, the $2.55 per share Merger Consideration in the Merger Agreement to be received by public stockholders, including the unaffiliated stockholders, was fair from a financial point of view to such stockholders.

•

Negotiations: The Merger Agreement was the result of active negotiations by the Special Committee, together with its advisors and counsel. These negotiations resulted in, among other things, a substantial increase in the Merger Consideration from amounts preliminarily proposed by representatives of UM Holdings.

•

The Company’s Deliberative Process: Neither John Aglialoro, Joan Carter, nor Arthur W. Hicks, Jr. voted on any aspect of the Merger. Further, they and James Carll did not participate in any deliberations of the Special Committee.

•

Vote Required: While the UM Holdings Group beneficially owns about 49% of the outstanding Cybex Common Stock, approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares of Common Stock and a majority of the shares of Common Stock held by stockholders exclusive of the UM Holdings Group.

Plans for the Company after the Merger

Following the Merger, UM Holdings expects to operate the Company consistent with its past practices. UM Holdings does not have any present plans or proposals which relate to, or would result in, an extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, or a sale or transfer of a substantial amount of the assets of the Company or any of its subsidiaries. UM Holdings will, from time to time following the Merger, evaluate and review the business, operations and properties of the Company and its subsidiaries and make such changes as UM Holdings then deems appropriate.

Effect on the Company’s Business if the Merger is Not Completed

If the Merger Agreement is not adopted by Cybex’s stockholders or if the Merger is not completed for any other reason, Cybex’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Cybex will remain a public company, and shares of Cybex Common Stock will continue to be listed and traded on the NASDAQ Global Market and registered under the Exchange Act. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of the risks and opportunities on the future value of your Cybex shares. If the Merger Agreement is not adopted by Cybex’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction will be offered, or that the business, prospects or results of operations of Cybex will not be adversely impacted.

Financing

Cybex and UM Holdings estimate that approximately $24,000,000 will be required to complete the Merger and pay related expenses. These costs will be funded by bank financing pursuant to the commitment letter that has been issued to Cybex by RBS Citizens, NA (“Citizens”) and the commitment letter for mezzanine financing issued by Massachusetts Capital Resource Company (“MCRC”). The Merger Agreement provides that UM Holdings will not be obligated to complete the Merger if financing in an amount and on terms substantially consistent with such commitment letters are not advanced on or prior to the effective time of the Merger.

Pursuant to the Citizens’ commitment, Citizens will act as administrative agent for a syndicate of financial institutions which will provide senior credit facilities of up to $40,000,000. The syndicate presently includes Citizens and First Niagara Bank, N.A. These facilities will include a term loan facility of up to $25,000,000 and a revolving credit facility of up to the lesser of $15,000,000 or an amount determined by reference to a borrowing base composed of designated percentages of our eligible accounts receivable and inventory. Both the term loan facility and revolving credit facility have a maturity date of five years from closing of the loan transaction. These facilities will be secured by a first lien on substantially all of our assets and will bear interest either at LIBOR plus 2.75% to 4% or the Citizens’ base rate plus 1.75% to 3%, based upon a performance grid.

The MCRC commitment provides for $8,000,000 of subordinated debt financing. This facility will have a maturity date of six years from closing of the loan transaction, will be secured by a second lien position on substantially all of our assets and will bear interest at 11% per annum.

We intend to repay these loans in accordance with their stated payment terms and have no current plans to prepay or refinance either facility.

Both the Citizens and the MCRC commitments are subject to standard closing conditions, including completion of due diligence, the execution of definitive documentation, consummation of the Merger and advancement of funds pursuant to the Citizens and MCRC commitments. While UM Holdings is confident that all conditions to the financing will be satisfied, it has indicated that it has no alternate financing arrangements or plans in the event that the Citizens or MCRC financings are not consummated. In such event, the Merger would not be consummated, our shareholders would retain their shares of our Common Stock and we would remain subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Treatment of Common Stock

The Merger Agreement provides that, at the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by UM Holdings or its subsidiaries and stockholders, including John Aglialoro and Joan Carter) will be converted into the right to receive $2.55 in cash, without interest and less any applicable withholding taxes.

Deregistration of Cybex Common Stock

If the Merger is completed, our Common Stock will no longer be listed or traded on the NASDAQ Global Market and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control

The Merger will not constitute a “change of control” as defined under any employment agreement with our executive officers and accordingly our executive officers will not receive any special benefit upon the Merger pursuant to their respective employment agreements. The Merger will, however, represent a change of control under our 1995 and 2005 Omnibus Incentive Plans, with the result that all outstanding options and restricted stock will automatically vest upon consummation of the Merger, including 5,000 option shares held by John Aglialoro, 3,750 option shares held by Arthur Hicks, Jr., and 2,500 option shares held by each of Ray Giannelli, Edward Kurzontkowski and Ed Pryts (our Named Executive Officers). The following chart sets forth the total payments to be received by the Named Executive Officers upon cancellation of stock options in the Merger.

Name	Payment In Cancellation Of Stock Options
John Aglialoro, Chairman and Chief Executive Officer	$27,600

Arthur Hicks, Jr., President, Chief Operating Officer and Chief Financial Officer	$105,150

Ray Giannelli, Senior Vice President— Research & Development	$13,800

Edward Kurzontkowski, Senior Vice President— Manufacturing & Engineering	$13,800

Ed Pryts, Senior Vice President of Sales— North America	$58,900

Except for payments in cancellation of stock options, our executive officers will receive no compensation, whether present, deferred or contingent, based upon or otherwise relating to the Merger.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Cybex and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, UM Holdings is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Cybex and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Cybex and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Cybex and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Cybex or any of its subsidiaries.

Certain Relationships between the UM Holdings Group and Cybex

UM Holdings, John Aglialoro, the Company’s Chairman and Chief Executive Officer, and Joan Carter, Director (collectively, the “UM Holdings Group”) together beneficially own approximately 49% of the Company’s outstanding Common Stock.

Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM Holdings. Arthur W. Hicks, Jr., the Company’s President, Chief Operating Officer and Chief Financial Officer and a member of its Board, was employed by UM Holdings prior to 2006 and continues to act as its chief financial officer. UM Holdings provides to the Company office space, office support and tax services for which Cybex currently reimburses UM Holdings at the rate of $180,000 per annum for 2012.

James H. Carll, a director of the Company, is a stockholder and Chairman of Archer & Greiner, P.C., which acts as general counsel to the Company. The Company paid Archer & Greiner $501,000 in 2011 and $474,134 during the first nine months of 2012. Archer & Greiner also acts as counsel to UM Holdings and Mr. Carll serves on its Board.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All expenses are estimated except filing fees.

Description	Amount
Filing fees	$3,130
Legal and accounting fees and expenses	275,000
Financial advisory fees and expenses*	350,000
Special committee meeting fees	50,000
Consulting fees	11,000
Printing, proxy solicitation and mailing costs	50,000
Miscellaneous	5,870

Total	$745,000

*	Includes solvency opinion fee

Financial Projections

The Company does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of the Company, the Company’s management prepared non-public financial projections reflecting management’s views as to possible future performance of the Company for fiscal years 2012, 2013, 2014, 2015 and 2016. The information was provided to the Special Committee and Financial Advisor in connection with discussing and evaluating the Merger. The financial projections, which are set forth below, do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The inclusion of this information should not be regarded as an indication that the Company considered or now considers these projections to be a reliable prediction of future results. The financial projections provided below were last updated on September 5, 2012.

The financial projections were prepared by Arthur W. Hicks, Jr., our President and Chief Financial Officer, using historical information, business trends and input from members of management, reviewed by John Aglialoro, our Chief Executive Officer and Chairman of the Board of Directors. The Company has met its financial projections through the nine months ended September 29, 2012. In compiling the financial projections, the Company’s management took into account historical performance, customers’ projections, the current economy and the Company’s strategic plan, as well as estimates regarding revenues, overhead expenses and net income, among other estimates.

The financial projections were not developed as part of management’s historical development of internal financial forecasts or budget preparation. The financial projections were not prepared with a view to public disclosure and are included in this proxy statement only because the information for fiscal years 2012, 2013, 2014, 2015 and 2016 was made available on a confidential basis to Financial Advisor in connection with Financial Advisor’s financial analysis undertaken for purposes of rendering the opinion to the Special Committee described in the section entitled “Special Factors—Opinion of Duff & Phelps” beginning on page 21 of this proxy statement. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither the Company’s registered public accountant nor any other registered public accountant has examined or compiled the projections and, accordingly, no registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect assumptions and estimates relating to the Company’s business based on the factors discussed above. The most significant assumptions made by the Company relate to (i) sales; (ii) gross margins; and (iii) input costs. Although the Company’s management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they are not intended as predictions and may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, the impact of the announcement and pendency of the Merger, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the Company’s control, may cause actual results to vary from the projections or the underlying assumptions and estimates.

Accordingly, while the projections were prepared in good faith by the Company’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as predictions of actual future results, and the projections should not be relied upon as such. These financial projections are by their nature forward-looking information, and you should read the section “Cautionary Statement Regarding Forward-Looking Information” beginning on page 40 of this proxy statement for additional information regarding the risks of unduly relying on such information.

The following are the financial projections described above for the fiscal years ending December 31 (in thousands, except earnings per share):

	2012	2013	2014	2015	2016
Sales	$145,000	$150,000	$155,000	$160,000	$160,000
Cost of Sales	96,000	97,600	99,800	102,400	102,400
Gross Margin	49,000	52,400	55,200	57,600	57,600
Selling, General & Administrative Expenses	42,700	45,000	47,000	48,000	48,000
Operating Profit	6,300	7,400	8,200	9,600	9,600
Interest Expense	1,400	1,000	800	600	600
Income Before Taxes	4,900	6,400	7,400	9,000	9,000
EBITDA	11,000	12,700	13,400	15,200	16,200
EBIT	6,300	7,400	8,200	9,600	9,600
Earnings per Share	0.15	0.19	0.24	0.31	0.31

Absence of Right of Appraisal

Under the New York Business Corporation Law, no appraisal rights are available to Cybex’s stockholders in connection with the Merger.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to the holders of Cybex Common Stock whose shares will be converted to cash in the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that the holders of Cybex Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Cybex Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Cybex Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners, members or shareholders, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Cybex Common Stock through the exercise of options or otherwise as compensation, holders who hold their Cybex Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and U.S. holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Cybex Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Cybex Common Stock pursuant to the Merger.

For purpose of this discussion, a “U.S. holder” means, a beneficial owner of the common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in, or under the laws of, the United States or any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if, in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all significant decisions of the trust.

A “non-U.S. holder” means a beneficial owner of common stock that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships (as well as partners in these partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of their shares in the Merger.

Treatment of the Merger

The conversion of shares of Cybex Common Stock into cash pursuant to the Merger will be a taxable sale for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Cybex Common Stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Cybex Common Stock.

For individuals, trusts and estates, the present maximum federal tax rate on long term capital gains is 15%, but that rate is scheduled to increase to 20% for gains realized on or after January 1, 2013. In addition to the aforesaid tax on capital gains, for individuals, trusts and estates, their gain will also be subject to the new 3.8% Medicare surtax on investment income, which is scheduled to go into effect for gains realized on or after January 1, 2013.

Any gain realized by a non-U.S. holder upon the conversion of shares in the Merger generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met, or (iii) Cybex is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than five percent of our shares. Cybex currently is not a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding paragraph will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such paragraph will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

This discussion is a general summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Merger. Each stockholder is urged to consult his, her or its own tax advisor as to the U.S. federal income tax consequences and as to any U.S. estate, gift, state, local, or non-U.S. tax consequences of the Merger.

Regulatory Approval

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and New York corporate laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement includes certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “would,” “could,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, without limitation:

•	the occurrence of any event, occurrence, fact, condition, change, development or effect that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Cybex and others following announcement of entering into the Merger Agreement or the filing of this proxy statement;

•	the inability to complete the Merger due to the failure to obtain the required stockholder approvals or the necessary financing, or the failure to satisfy other conditions to completion of the Merger;

•	the effect of the announcement of the proposed Merger on our relationships with customers, suppliers and other business partners;

•	the disruption of current plans and operations as a result of the Merger, which could give rise to potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	the possibility that our operating results may fail to meet our financial projections.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revisions or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning UM Holdings, Ltd., Merger Sub and their affiliates related to the Merger has been supplied by such entities and their affiliates, and has not been independently verified by us.

THE PARTIES TO THE MERGER

Cybex International, Inc.

10 Trotter Drive

Medway, Massachusetts 02053

(508) 533-4300

Cybex International, Inc. is a New York corporation organized in 1953 that develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. References to Cybex or the Company include the operations of each of its subsidiaries except where the context otherwise requires. Cybex’s principal executive offices are located at 10 Trotter Drive, Medway, Massachusetts 02053, and its telephone number is (508) 533-4300.

Further information concerning Cybex can be found in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 29, 2012 which are attached hereto as Annexes D and E.

UM Holdings, Ltd. and CYB Merger Corp.

c/o UM Holdings, Ltd.

56 Haddon Avenue

Haddonfield, NJ 08033

(856) 354-2200

UM Holdings, Ltd. is a New Jersey corporation which owns or invests in various businesses. CYB Merger Corp. (“Merger Sub”) is a newly-formed New York corporation and a wholly-owned subsidiary of UM Holdings. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby. UM Holdings owns 6,931,328 shares of Cybex Common Stock, equal to approximately 40% of Cybex’s outstanding Common Stock. UM Holdings and Merger Sub are private companies. All the outstanding capital stock of UM Holdings is owned by Mr. Aglialoro, Ms. Carter or trusts for the benefit of their children.

Set forth below are the names, the present principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five–year employment history of each of UM Holdings, Merger Sub, Mr. Aglialoro and Ms. Carter. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen. Mr. Aglialoro is Chairman and Chief Executive Officer of the Company, Chairman of UM Holdings, and President of Merger Sub. Ms. Carter is a director of the Company, UM Holdings and Merger Sub and is President of UM Holdings and Vice President of Merger Sub.

Name	Business Address	Employment History
UM Holdings, Ltd., a New Jersey corporation	56 Haddon Avenue Haddonfield, NJ 08033 (856) 354-2200	N/A

CYB Merger Corp., a New York corporation	56 Haddon Avenue Haddonfield, NJ 08033 (856) 354-2200	N/A

John Aglialoro, a natural person	UM Holdings, Ltd. 56 Haddon Avenue Haddonfield, NJ 08033 (856) 354-2200	The Company’s Chairman of the Board since 1997 and CEO since 2000. The Chairman of UM Holdings since 1982. President and a director of Merger Sub since 2012.

Joan Carter, a natural person	UM Holdings, Ltd. 56 Haddon Avenue Haddonfield, NJ 08033 (856) 354-2200	Director of the Company since 1997. The President of UM Holdings since 1986. Vice President and a director of Merger Sub since 2012.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by Cybex’s board of directors (which we also refer to as the “Board”) to be exercised at a special meeting to be held on February 6, 2013 at the Company’s executive offices at 10 Trotter Drive, Medway, Massachusetts at 10:00 a.m., Eastern Time.

The special meeting is being held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated October 17, 2012 (the “Merger Agreement”) by and among Cybex International, Inc., a New York corporation, UM Holdings, Ltd., a New Jersey corporation (“UM Holdings”), and CYB Merger Corp., a New York corporation and a wholly-owned subsidiary of UM Holdings (“Merger Sub”), as it may hereafter be amended from time to time.

2.	To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Cybex, which we refer to as the “Merger,” and each share of Cybex Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by UM Holdings or its subsidiaries and stockholders, including John Aglialoro and Joan Carter) will be cancelled and converted into the right to receive $2.55 in cash, without interest and less any applicable withholding taxes.

Our Board’s Recommendation

The Special Committee, comprised of three non-employee independent directors, has unanimously (i) determined that the Merger Consideration of $2.55 per share is substantively fair to the public stockholders, including the unaffiliated stockholders, that the process utilized to determine that price was procedurally fair to the public stockholders, including the unaffiliated stockholders, and that adoption of the Merger Agreement is advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders; (ii) approved the terms of the Merger Agreement and the transactions contemplated thereby; and (iii) recommended that the Board approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommend that the holders of Cybex Common Stock adopt the Merger Agreement.

Upon the recommendation of the Special Committee, the members of the Board who voted on the Merger Agreement unanimously (i) approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and in the best interests of Cybex and its public stockholders, including the unaffiliated stockholders; (ii) approved the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that the Merger Agreement be submitted to the holders of Cybex Common Stock for their adoption at a special meeting; and (iv) recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.

We have eight directors on our Board. John Aglialoro, Joan Carter and Arthur W. Hicks, Jr., who are affiliated with UM Holdings, abstained from voting on the Merger Agreement. The remaining five directors, who are all independent, voted in favor of the above items.

Record Date, Notice and Quorum

We have fixed the close of business on December 27, 2012 as the record date for the special meeting, and only holders of record of the Company’s Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were 17,143,050 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Both abstentions and “broker non-votes” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, we currently expect that the special meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the Merger Agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement.

Completion of the Merger requires adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our Common Stock entitled to vote at the special meeting. At December 27, 2012, UM Holdings beneficially owned 6,931,328 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock. John Aglialoro, Joan Carter and UM Holdings (collectively, the “UM Holdings Group”), who are related parties, collectively own approximately 49% of our outstanding Common Stock. The UM Holdings Group has informed us that it will vote in favor of the proposal to adopt the Merger Agreement. If you abstain from voting on this proposal, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

In addition, it is a condition of the closing of the Merger that the Merger Agreement be adopted by the affirmative vote of holders of a majority of the shares of Common Stock, exclusive of shares held by UM Holdings and its subsidiaries and stockholders, including John Aglialoro and Joan Carter.

Under the rules of the Financial Industry Regulatory Authority, banks, brokers and other custodians who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement. As a result, absent instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and by holders of a majority of the shares of Common Stock exclusive of shares held by UM Holdings and its subsidiaries and stockholders, including John Aglialoro and Joan Carter, any “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Revocability of Proxy

If you submit a proxy by telephone, by the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting, or at any adjournments or postponements thereof, for a vote.

If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT. Please provide voting instructions to the nominee that holds your shares by carefully following its instructions.

Proxies received at any time before the special meeting that have not been revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•

if you hold your shares in your name as a stockholder of record, by notifying our President at the following address: Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone, by voting again by telephone;

•	if you voted by the Internet, by voting again by the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Persons Making the Solicitation

This proxy solicitation is being made and paid for by Cybex on behalf of its board of directors. Cybex will pay all expenses of this solicitation, including the cost of preparing and mailing this document. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Eagle Rock Proxy Advisors, LLC to assist with the solicitation of proxies and we will pay Eagle Rock’s fees, which are estimated to be $5,500, and expenses. Any stockholder with questions or requiring assistance in voting shares of Cybex Common Stock should contact Eagle Rock at its toll free number 1-855-706-2378.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Cybex Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Cybex in which no voting instructions are provided on such matter will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies will allow Cybex’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Transfer or Sale of Shares

If you held your shares of Common Stock on December 27, 2012, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers, as a group, directly or indirectly beneficially owned and were entitled to vote an aggregate of approximately 8,909,960 shares of Common Stock, which includes the shares owned by UM Holdings, representing approximately 51% of the shares of Common Stock entitled to vote at the special meeting. The members of the Special Committee do not have significant shareholdings, holding in the aggregate less than 1% of the outstanding Common Stock.

Other Matters

Our Board does not know of any other business that will be presented at the special meeting or any adjournment or postponement thereof. If any other proposal comes up for a vote at the special meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, the proxy holders will vote your shares of Common Stock in accordance with their best judgment.

Questions and Additional Information

If you have questions about the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our President at (508) 533-4300.

PROPOSAL NO. 1: THE MERGER AGREEMENT

In this section: Cybex International, Inc. is also referred to as “Cybex,” “we” or “us”; Cybex, as the surviving corporation following the Merger, is at times referred to as the “surviving corporation”; the Agreement and Plan of Merger dated as of October 17, 2012, by and among Cybex, UM Holdings, Ltd. (“UM Holdings”) and CYB Merger Corp. (“Merger Sub”) is referred to as the “Merger Agreement”; the board of directors of Cybex is referred to as the “Board”; and the special committee of the Board, comprised of independent non-employee directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” described in the section entitled “Special Factors: Background of the Merger” beginning on page 15 of this proxy statement, is referred to as the “Special Committee.”

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement which is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

The Merger Agreement and this summary have been included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties that Cybex, UM Holdings and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under United States federal securities laws.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the New York Business Corporation Law (which is referred to as the “NYBCL”), Merger Sub will merge with and into Cybex and the separate corporate existence of Merger Sub will cease. Cybex will be the surviving corporation in the Merger. The certificate of incorporation of Cybex will be amended at the effective time of the Merger as provided in the Merger Agreement. The by-laws of Merger Sub in effect immediately prior to the effective time of the Merger will be the by-laws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Cybex immediately prior to the effective time of the Merger will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed, as the case may be.

Completion and Effectiveness of the Merger

We intend to complete the Merger promptly, but in no event more than three business days after all of the conditions to the closing of the Merger contained in the Merger Agreement (described below under “–Conditions to Completion of the Merger”) are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Cybex. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of New York or such later time as provided in the Certificate of Merger and agreed to by Cybex and UM Holdings.

We are working to complete the Merger as quickly as possible, but in no event will the Merger be completed more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement are satisfied or waived. If our stockholders adopt the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, we believe that the Merger will be completed during the first quarter of 2013. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards

The Merger Agreement provides that, as of the effective time of the Merger:

•

each share of Common Stock of Cybex issued and outstanding immediately prior to the effective time of the Merger (other than shares held by UM Holdings, its subsidiaries and its stockholders, including John Aglialoro and Joan Carter) will be converted into the right to receive $2.55 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, and will be automatically cancelled and retired and will cease to exist, and each certificate that immediately prior to the effective time of the Merger represented such shares of Common Stock shall, after the effective time of the Merger, only represent the right to receive the Merger Consideration;

•

each share of Common Stock of Cybex that is owned, directly or indirectly, by Merger Sub, UM Holdings, its subsidiaries and its stockholders (including John Aglialoro and Joan Carter) immediately prior to the Effective Time shall be converted into the right to receive one (1) share of the common stock of the surviving corporation for every one hundred (100) shares of Cybex Common Stock owned by such person, with any fractional share rounded up to the next whole number;

•

each share of Common Stock of Cybex that is held in the treasury of the Company shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

•

each share of the capital stock of Merger Sub that is issued and outstanding immediately prior to the effective time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Each option to acquire a share of Common Stock of Cybex, which is outstanding as of the effective time of the Merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of:

•	the total number of shares of Common Stock of Cybex underlying such stock option; and

•	the excess, if any, of $2.55 over the per share exercise price of such option.

Cybex may make any amendments to any of the Cybex stock plans that may be necessary or desirable to implement the foregoing.

Payment for Cybex Common Stock in the Merger

Prior to the effective time of the Merger, Cybex will designate and enter into an agreement with a bank, trust company or transfer agent to act as paying agent for the payment of the Merger Consideration. Prior to the effective time, Cybex will deposit, or cause the surviving corporation to deposit, with the paying agent, for the benefit (from and after the effective time) of the public holders of Common Stock of Cybex, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement.

As soon as practicable after the effective time of the Merger, the paying agent will mail to each record holder of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of his shares of Common Stock in exchange for the Merger Consideration. You should not send in your certificates representing shares of Common Stock until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if any of your certificates has been lost, stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Cybex, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed certificates.

The paying agent will pay your Merger Consideration to you after you have surrendered your share certificates (or affidavits of loss in lieu thereof) and returned a duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent. No interest will be paid or accrued in respect of cash payments of Merger Consideration. The surviving corporation and the paying agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes.

Representations and Warranties

Cybex has made certain customary representations and warranties in the Merger Agreement to UM Holdings and Merger Sub that are subject in some cases to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our corporate organization and valid existence, power to conduct business, qualification and good standing;

•	ownership of our subsidiaries;

•	our capitalization;

•	our corporate authority to enter into and carry out the obligations under the Merger Agreement;

•	the adoption and recommendation of the Merger Agreement by our Board;

•	our reports and financial statements filed with the United States Securities and Exchange Commission (referred to as the “SEC”);

•	the operation of our business in the ordinary course;

•	absence of certain changes since the date of the Merger Agreement;

•	the required vote of holders of our Common Stock to adopt the Merger Agreement;

•	compliance with applicable laws and regulations;

•	the engagement of brokers and other advisors;

•	the opinion of Financial Advisor; and

•	the information filed with the SEC in connection with this proxy.

Certain aspects of our representations and warranties contained in the Merger Agreement are qualified by the concept of “Material Adverse Effect.” For the purposes of the Merger Agreement, a “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of Cybex or its subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Cybex to consummate the Merger.

However, the following matters will not be taken into account in determining whether there has been a Material Adverse Effect and will not be deemed to constitute a Material Adverse Effect:

•

the announcement or the existence of the Merger Agreement and the transactions contemplated thereby, or actions by UM Holdings, Merger Sub or Cybex required to be taken pursuant to the Merger Agreement;

•	changes in general economic or political conditions or the financial markets (so long as we are not disproportionately affected thereby);

•

changes in applicable laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules or principles (so long as we are not disproportionately affected thereby);

•	changes affecting generally the industries in which Cybex conducts business (so long as we are not disproportionately affected thereby); or

•	any outbreak or escalation of hostilities or war or any act of terrorism (so long as we are not disproportionately affected thereby).

UM Holdings and Merger Sub have each made certain representations and warranties in the Merger Agreement to Cybex that are subject, in some cases, to specified exceptions and qualifications. UM Holdings’ and Merger Sub’s representations and warranties relate to, among other things:

•	their corporate organization and valid existence, power to conduct business, qualification and good standing;

•	their corporate authority to enter into, and carry out their obligations under, the Merger Agreement;

•	absence of a breach of UM Holdings’ or Merger Sub’s organizational documents or contracts, or of any laws, or the creation of any liens or payment obligations as a result of the Merger;

•	capitalization of Merger Sub;

•	absence of brokers hired by UM Holdings or Merger Sub;

•	the information to be filed with the SEC regarding UM Holdings and Merger Sub in connection with this proxy statement;

•	absence of agreements with Cybex’s management relating to the Merger Agreement;

•	access to information relating to Cybex; and

•	solvency of the surviving corporation and its subsidiaries after the effective time of the Merger.

The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger.

Agreements Relating to Cybex’s Interim Operations

Cybex has agreed that, except as agreed to in writing by UM Holdings, as required by applicable law or as required by the Merger Agreement, subject to certain other exceptions, until the effective time of the Merger, Cybex and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact their respective business organizations, retain the services of their officers, key employees and consultants and maintain their relationships with certain third parties.

In addition, Cybex has agreed that, subject to certain exceptions, neither Cybex nor any of its subsidiaries will, prior to the effective time of the Merger, do any of the following without the prior written consent of UM Holdings:

•	declare, set aside or pay any dividend or make any other distribution, except for dividends and distributions paid or made to us by any of our subsidiaries;

•	split, combine or reclassify any of our capital stock or authorize the issuance of any other securities for shares of our capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any other rights to acquire any shares or securities;

•

issue, sell, grant, pledge, dispose of or encumber or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of our capital stock or other ownership interests, any other securities convertible into or exchangeable for such shares or ownership interests, or rights, options or warrants to acquire such shares or ownership interests or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;

•	change our organizational documents;

•

acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner any business, corporation, partnership, joint venture, association or other business organization or division thereof or any material assets (except for certain capital expenditures);

•

incur, guarantee, assume, prepay or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any “keep well” or other arrangement to maintain any financial condition of another person;

•

make any loans or advances to any other business, corporation, partnership, joint venture, association or other business organization or division thereof (except for those made to any of our subsidiaries in the ordinary course of business);

•

pay, discharge or satisfy any claims, liabilities or obligations other than payment, discharge or satisfaction in the ordinary course of business in accordance with their terms, of liabilities reflected or reserved against in the financial statements (or the notes thereto) included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011;

•	adopt, terminate or amend any collective bargaining agreement, benefit plan or other contract involving us or our subsidiaries as applied to our directors and executive officers;

•

increase the compensation or other benefits of our officers or directors, enter into or amend any employment, change of control, severance or retention agreement with any of our officers, or establish, enter into, adopt or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or their beneficiaries, or hire or terminate any employees outside the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity; or

•	authorize any of, or commit, resolve, propose or agree to take any of the foregoing actions.

No Solicitation of Other Offers

UM Holdings has indicated that it and its affiliates have no interest in selling their equity interests in Cybex and would vote against any other acquisition proposal, and subject to the exceptions described below in this section, Cybex agreed that it (acting through the Board or the Special Committee or otherwise) shall not:

•

initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or

•	enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or

•	agree to or endorse any Competing Transaction, or

•	authorize or permit any of its representatives to take any such action.

The Special Committee or the Board of Directors (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) is not, however, prohibited from taking the following actions, if the Special Committee concludes in good faith after consultation with counsel that failure to take such action would be inconsistent with the Board’s fiduciary duties to the stockholders of Company under applicable law:

•	furnishing information in writing or orally concerning the Company and its businesses, properties or assets to any third party in response to any unsolicited inquiry, proposal or offer,

•	engaging in discussions or negotiations with such a third party that has made such inquiry, proposal or offer,

•

following receipt of a bona fide proposal relating to a Competing Transaction, taking and disclosing to the Company’s stockholders a position or otherwise making disclosure to its stockholders with respect to such proposal,

•	following receipt of a bona fide proposal relating to a Competing Transaction, withdrawing or modifying its recommendation of the Merger Agreement, and/or

•	terminating the Merger Agreement.

The Merger Agreement defines a “Competing Transaction” as a transaction or proposal involving the Company (other than the Merger and the other transactions contemplated by the Merger Agreement) as to which the Special Committee, in good faith after consultation with counsel, shall have concluded would, if effectuated, result in a change of control of the Company necessitating the filing by the Company of a Current Report on Form 8-K pursuant to Item 5.01 thereof.

Special Meeting of Cybex’s Stockholders; Recommendation of the Board

The Merger Agreement provides that we will use our reasonable best efforts, as soon as practicable following the date of the Merger Agreement and after the proxy statement is cleared by the SEC, to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of seeking the stockholders’ adoption of the Merger Agreement. The Merger Agreement further provides that, except in certain limited circumstances described below, our Board must recommend the adoption of the Merger Agreement by our stockholders, and use reasonable best efforts to effect the Merger.

At any time prior to adoption of the Merger Agreement by our stockholders, the Board or Special Committee may modify or amend (or publicly propose to modify or amend) in a manner adverse to UM Holdings or withdraw (or publicly propose to withdraw) the Board’s recommendation that the Cybex stockholders adopt the Merger Agreement, but only if the Special Committee determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Cybex under applicable law.

Access to Information

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, on reasonable notice and subject to applicable law and certain other exceptions, we are required to afford to UM Holdings and its representatives reasonable access to Cybex’s and its subsidiaries’ properties, books, contracts, commitments, personnel, records and reports, schedules or other documents filed or received pursuant to applicable securities laws.

Indemnification and Insurance of Cybex’s Directors and Officers

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of our (or our subsidiaries’) current or former directors, officers or employees under the provisions of our respective organizational documents or other agreements will survive the Merger and continue in full force and effect in accordance with their terms for a period of not less than six years from the effective time of the Merger.

Under the Merger Agreement, the surviving corporation will assume the obligations with respect to all rights to indemnification, defense and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the Merger now existing in favor of our (or our subsidiaries’) current or former directors, officers, employees or agents to the same extent as provided in our (or our subsidiaries’) certificate or articles of incorporation, bylaws or other organizational documents or any indemnification contract between such directors, officers, employees or agents and us or any of our subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the effective time of the Merger. Such obligations will survive the Merger and will continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the effective time of the Merger Agreement. All rights to indemnification, defense or exculpation in respect of any action pending or asserted or any claim made within such period shall continue until the full, final and non-appealable disposition of such action or resolution of such claim.

For six (6) years after the effective time of the Merger, the surviving corporation must maintain (directly or indirectly through our existing insurance programs or, subject to certain conditions, through policies offering comparable coverage with terms no less advantageous than under our current policies) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by us or our subsidiaries on terms with respect to coverage and amounts comparable to the insurance maintained currently by us or our subsidiaries, as applicable.

Filings; Other Actions

The Merger Agreement provides that each party to the Merger Agreement agrees to use reasonable best efforts to assist and cooperate with one another in consummating and making effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to accomplish the following:

•	causing the closing conditions (as described in further detail below under “—Conditions to Completion of the Merger”) to be satisfied;

•

obtaining all necessary actions or nonactions, waivers, consents, clearances, and approvals from governmental entities and non-governmental third parties and making all necessary registrations, notices and filings; and

•	obtaining all necessary consents, approvals or waivers from third parties.

The Merger Agreement further provides that Cybex and UM Holdings will:

•	cooperate and consult with each other in connection with the making of all such filings and notifications;

•	promptly inform each other upon receipt of any material communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement; and

•

use reasonable best efforts to ensure that no state takeover law or similar law is or will become applicable to the Merger Agreement or the Merger, and if such a takeover law becomes applicable, to use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on terms contemplated by the Merger Agreement and otherwise minimize the effect of such law on the Merger.

Conditions to Completion of the Merger

Conditions to each Party’s Obligation to Effect the Merger.

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver (unless otherwise provided) of the following conditions on or prior to the closing date of the Merger:

•	adoption of the Merger Agreement by Cybex’s stockholders at the special meeting (this condition is not waivable);

•

Financial Advisor shall not have withdrawn, amended or modified its opinion dated October 17, 2012 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view to the public stockholders, including the unaffiliated stockholders, of Cybex (this condition is not waivable);

•

there shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger; and

•

Cybex shall have received an opinion, in form and substance reasonably satisfactory to Cybex, UM Holdings and the Special Committee, from an independent valuation firm to the effect that as of the closing date, the surviving corporation will be solvent (this condition is not waivable).

Conditions to UM Holdings’ and Merger Sub’s Obligation to Effect the Merger.

The obligation of UM Holdings and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Cybex contained in the Merger Agreement that are qualified as to materiality or Material Adverse Effect must be true and correct, and the representations of Cybex contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of October 17, 2012 and as of the closing date of the Merger as if made at such time (except that to the extent such representations and warranties relate to an earlier date, they need only be true and correct in all respects as of such earlier date);

•	Cybex must have performed in all material respects all obligations required to be performed by it at or prior to the closing date of the Merger;

•

any consents or approvals of any third parties required in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby must have been obtained and be in full force and effect, except for any such consent or approval which, if not obtained, would not have a Material Adverse Effect;

•	the directors of Cybex shall have resigned as directors of Cybex; and

•	financing in an amount and on terms substantially consistent with financing commitments described in the Merger Agreement shall be advanced to the surviving corporation at the closing of the Merger.

Conditions to Cybex’s Obligation to Effect the Merger.

The obligation of Cybex to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of UM Holdings and Merger Sub contained in the Merger Agreement that are qualified as to materiality must be true and correct, and the representations of UM Holdings and Merger Sub contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of October 17, 2012 and as of the closing date of the Merger as if made at such time (except that to the extent such representations and warranties relate to an earlier date, they need only be true and correct in all respects as of such earlier date); and

•

UM Holdings and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the closing date of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by Cybex’s stockholders:

•	by mutual written consent of UM Holdings and Cybex; or

•	by either UM Holdings or Cybex:

•

if the Merger has not been consummated on or before April 30, 2013 (the “Outside Date”), except that the right to terminate the Merger Agreement for this reason will not be available to any party whose breach of a representation, warranty, covenant or agreement in the Merger Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date;

•	if stockholder approval has not been obtained at the special meeting or at any adjournment or postponement thereof; or

•

if any governmental entity has issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order has become final and non-appealable, except that the party seeking to terminate the Merger Agreement for this reason must have used such reasonable best efforts as may be required by the Merger Agreement to prevent, oppose and remove such injunction.

•	by UM Holdings:

•

if Cybex has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to be satisfied by Cybex prior to or at Closing (as described above in “—Conditions to Completion of the Merger”), and (ii) is uncured or incapable of being cured by Cybex prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from UM Holdings, or (B) the Outside Date; except that UM Holdings will not have the right to terminate the Merger Agreement for this reason if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would cause any of the conditions to be satisfied by UM Holdings or Merger Sub at or prior to Closing not to be satisfied;

•

if the Special Committee or Cybex Board has modified or amended (or publicly proposes to modify or amend) its approval of, or its recommendation that the Cybex stockholders adopt, the Merger Agreement;

•

if prior to obtaining approval of the Merger by the Cybex Stockholders, Cybex has approved, recommended or entered into any Competing Transaction, except as provided above in “—No Solicitation of Offers”; or

•

if Cybex has failed to use its reasonable best efforts to duly call, convene and hold a meeting of the Cybex stockholders for the purpose of obtaining their approval of the Merger Agreement or Cybex fails to include the Board recommendation in the proxy statement.

•	by Cybex:

•	if UM Holdings or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to be satisfied by UM Holdings or Merger Sub prior to or at Closing (as described above in “—Conditions to Completion of the Merger”), and (ii) is uncured or incapable of being cured by UM Holdings or Merger Sub prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from Cybex, or (B) the Outside Date; except that Cybex will not have the right to terminate the Merger Agreement for this reason if it is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would cause any of the conditions to be satisfied by Cybex at or prior to Closing not to be satisfied; or

•

if prior to obtaining the required stockholder approval at the stockholders’ meeting or at any adjournment or postponement thereof, the Special Committee has concluded in good faith after consultation with its legal counsel to approve, recommend or enter into any actual or proposed acquisition agreement (other than the Merger or the transactions contemplated by the Merger Agreement) that is permissible under the Merger Agreement (as described above in “—No Solicitation of Offers”).

Effects of Terminating the Merger Agreement

If the Merger Agreement is terminated by either Cybex or UM Holdings as provided above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of UM Holdings or Cybex or their respective directors, officers or stockholders, other than their respective obligations under the Merger Agreement to hold certain information confidential, to pay certain fees or expenses and to consent to jurisdiction and waiver of certain rights relating to certain legal matters.

Fees and Expenses

Except for Cybex’s obligation to pay reasonable expenses incurred by the Special Committee or members of the Cybex Board in connection with the Merger, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses whether or not the Merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended by Cybex, UM Holdings and Merger Sub by a written instrument signed by each party in accordance with applicable law.

Prior to the effective time of the Merger, any party to the Merger Agreement may, by written instrument signed by such party, (i) extend the time for the performance of any obligation or other act of another party, (ii) waive any inaccuracy in the representations and warranties of another party or (iii) waive compliance with any covenant or agreement of another party or condition to its own obligations (other than those conditions that are not waivable by either party and other than the obligation that holders of two-thirds of the Cybex Common Stock approve the Merger Agreement at a special meeting duly called and held and that the Merger Agreement is approved by holders of a majority of the Common Stock at the special meeting, excluding the shares held by UM Holdings, its subsidiaries and stockholders).

General Provisions

The Merger Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

The general provisions section of the Merger Agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the Merger Agreement and the interpretation and construction of the Merger Agreement.

APPRAISAL RIGHTS

Under New York law, Cybex’s stockholders are not entitled to appraisal rights in connection with the Merger.

PROPOSAL NO. 2: PROPOSAL FOR ADJOURNMENTS OR POSTPONEMENTS OF THE

SPECIAL MEETING

We are asking Cybex stockholders to vote on a proposal to approve any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the special meeting to adopt the Merger Agreement. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment or postponement proposal relates only to any adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain stockholder adoption of the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

UM Holdings holds approximately 40% of the outstanding shares of Cybex’s Common Stock. John Aglialoro, Joan Carter and UM Holdings, who are related parties, collectively beneficially own 49% of Cybex’s Common Stock. There is no assurance that Cybex will receive the approval of more than two-thirds of the outstanding shares or of a majority of the shares of Common Stock, exclusive of those held by the UM Holdings Group. UM Holdings does not have any agreements or understandings with third parties regarding voting at the special meeting.

The approval of a proposal to adjourn or postpone the special meeting would require the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our Common Stock would have no effect on the approval of the adjournment or postponement proposal.

Our board of directors recommends that you vote “FOR” the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. Properly executed proxies will be voted “FOR” the adjournment or postponement proposal, unless otherwise noted on the proxies.

CERTAIN LITIGATION

Three separate lawsuits, each seeking class action status, have been commenced in the Supreme Court of the State of New York, County of New York, naming the Company and its directors as defendants: Guziec v. Cybex International, Inc. et al, Turner v. Cybex International, Inc. et al, and Nollett v. Cybex International, Inc. et al.

Each action alleges that the defendants breached their fiduciary obligations to our shareholders by entering into the Merger Agreement, seeks an unspecified amount of damages and asks that we be enjoined from proceeding with the Merger.

We believe that these actions are without merit and will vigorously pursue our defense.

MARKET PRICE OF CYBEX COMMON STOCK

Our Common Stock has been traded on the NASDAQ Global Market since November 21, 2006 under the “CYBI” symbol. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ.

Quarter Ended	High	Low
March 27, 2010	$1.62	$1.17
June 26, 2010	1.72	1.17
September 25, 2010	1.80	1.34
December 31, 2010	1.65	0.57

March 26, 2011	$0.89	$0.65
June 25, 2011	1.32	0.67
September 24, 2011	0.87	0.55
December 31, 2011	1.38	0.36

March 31, 2012	$3.60	$0.39
June 30, 2012	3.12	1.60
September 29, 2012	1.83	1.18
To December 27, 2012	2.50	1.25

The above quotations represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions. As of December 27, 2012, there were approximately 425 record holders of Cybex Common Stock. The Company has not declared or paid any dividends on its Common Stock.

SUMMARIZED FINANCIAL INFORMATION

Set forth below is summarized financial data for the Company as of September 29, 2012 and December 31, 2011 and the nine months and year then ended, respectively. The financial data for December 31, 2011 and the year then ended has been derived from the audited financial statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2011 (the “2011 10-K”). The financial data for September 29, 2012 and the nine months then ended has been derived from the unaudited financial statements contained in the Company’s Form 10-Q for the quarter ended September 29, 2012 (the “2012 10-Q” and together with the 2011 10-K, the “Periodic Reports”). This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Periodic Reports, including the notes thereto, attached to this proxy statement as Annex C and Annex D. More comprehensive financial information is included in the Periodic Reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC. The following summary is qualified in its entirety by reference to the full text of the Periodic Reports and to other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 29, 2012	December 31,
		2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$2,181	$11,958	$7,030
Accounts receivable, net of allowance of $1,222, $1,192 and $1,046	18,620	20,251	18,806
Inventories	14,258	13,584	11,060
Prepaid expenses and other	1,596	2,070	1,574
Barnhard litigation related receivable	—	7,561	15,904

Total current assets	36,655	55,424	54,374
Property, plant and equipment, net	27,131	28,194	29,693
Other assets	827	1,025	1,347

	$64,613	$84,643	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current portion of long-term debt	$2,061	$1,520	$1,520
Accounts payable	5,302	5,364	3,913
Accrued liabilities	12,295	13,674	12,856
Barnhard litigation reserve	—	27,004	62,696

Total current liabilities	19,658	47,562	80,985
Long-term debt	18,939	12,769	14,289
Other liabilities	5,579	4,674	5,150

Total liabilities	44,176	65,005	100,424

Stockholders’ Equity (Deficit):
Common stock, $.10 par value, 30,000 shares authorized, 17,883, 17,860 and 17,860 issued	1,788	1,786	1,786
Additional paid-in capital	69,263	69,051	68,880
Treasury stock, at cost (740 shares)	(2,955)	(2,955)	(2,955)
Accumulated deficit	(45,883)	(46,229)	(80,484)
Accumulated other comprehensive loss	(1,776)	(2,015)	(2,237)

Total stockholders’ equity (deficit)	20,437	19,638	(15,010)

	$64,613	$84,643	$85,414

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Nine Months Ended		Year Ended
	September 29, 2012	September 24, 2011	December 31,
			2011	2010
Net sales	$102,427	$97,054	$140,129	$122,961
Cost of sales	69,686	63,053	90,221	78,114

Gross profit	32,741	34,001	49,908	44,847
Selling, general and administrative expenses	31,498	30,818	41,671	42,072
Litigation charge (reduction)	—	3,005	(27,058)	45,991

Total operating expenses	31,498	33,823	14,613	88,063

Operating income (loss)	1,243	178	35,295	(43,216)
Interest expense, net	(946)	781	(1,004)	(1,260)

Income (loss) before income taxes	297	(603)	34,291	(44,476)
Income tax expense (benefit)	(49)	(149)	36	13,761

Net income (loss)	$346	$(454)	$34,255	$(58,237)

Basic and diluted net income (loss) per share	$0.02	$(0.03)	$2.00	$(3.40)

Comprehensive income (loss):
Net income (loss)	$346	$(454)	$34,255	$(58,237)
Other comprehensive income (loss):
Foreign currency translation adjustment	(66)	34	33	(48)
Change in fair value of interest rate hedge	305	49	189	(53)

Comprehensive income (loss)	$585	$(371)	$34,477	$(53,338)

The book value of the Company at September 29, 2012 and December 31, 2011 was $20,437 and $19,638, respectively, and its book value per share as of September 29, 2012 was $1.19. The Company’s ratio of earnings to fixed charges for the year ended December 31, 2011 and for the nine months ended September 29, 2012 was 31.3 to 1 and 1.3 to 1, respectively. The Company had a net loss in 2010. Results for each period include litigation charges and adjustments related to a product liability judgment and subsequent settlement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock of the Company beneficially owned by each person known to us to own beneficially more than 5% of the Common Stock, by each director of the Company, by each of the Named Executive Officers identified in the Company’s 2012 proxy statement under the caption “Summary Compensation Table”, and by all directors and executive officers of the Company as a group as of the record date, December 27, 2012. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
UM Holdings, Ltd. 56 Haddon Avenue Haddonfield, New Jersey 08033	6,931,328	(1)	40.4%

John Aglialoro, Chairman and CEO(2)	8,503,669	(3)(4)	49.4%

Joan Carter, Director(2)	8,503,669	(5)	49.4%

Grace & White, Inc.(6) 515 Madison Avenue, Suite 1700 New York, New York 10022	1,470,376		8.2%

Arthur W. Hicks, Jr., Director, President, COO and CFO	120,346	(4)	*

Ray Giannelli, Senior Vice President	25,698	(4)	*

Edward Kurzontkowski, Senior Vice President	25,815	(4)	*

Edward Pryts, Senior Vice President	65,150	(4)	*

James H. Carll, Director	44,346		*

John McCarthy, Director	10,518		*

Harvey Morgan, Director	23,485		*

Robert E. Smyth, Director	23,256		*

Art Curtis, Director	16,667		*

All directors and executive officers as a group (consisting of 12 persons)	8,909,960	(4)	51.0%

*	Less than 1%

(1)	Represents shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corp.

(2)	Mr. Aglialoro and Ms. Carter’s address is the same as UM Holdings, Ltd.

(3)	Includes (a) 6,931,328 shares beneficially owned by UM Holdings, Ltd., of which Mr. Aglialoro is a principal stockholder, executive officer and director; and (b) 757,192 shares owned by his wife, Joan Carter, as to which beneficial ownership is disclaimed.

(4)

The amount next to the individual’s name includes shares which the individual has the right to acquire within sixty days through the exercise of stock options, as follows: Mr. Aglialoro, 60,000 shares; Mr. Hicks, 105,000 shares; Mr. Giannelli, 20,000 shares; Mr. Kurzontkowski, 20,000 shares; Mr. Pryts 65,000 shares.

The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 331,000 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition. Shares beneficially owned by all directors and executive officers as a group include 6,931,328 shares beneficially owned by UM Holdings, Ltd., of which Mr. Aglialoro and Ms. Carter are principal stockholders.

(5)	Includes (a) 6,931,328 shares beneficially owned by UM Holdings, Ltd., of which Ms. Carter is a principal stockholder, executive officer and director; (b) 755,149 shares owned by her husband, John Aglialoro, as to which beneficial ownership is disclaimed; (c) and 60,000 shares that her husband, John Aglialoro, has the right to acquire within sixty days through the exercise of stock options, as to which beneficial ownership is disclaimed.

(6)	Information is based upon filing made with the Securities and Exchange Commission. The Company assumes no responsibility for the accuracy of such information.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control and/or Termination of Employment

The Merger will not constitute a “change of control” as defined under any employment agreement with our executive officers and, accordingly, our executive officers will not receive any special benefit upon the Merger pursuant to their respective employment agreements. The Merger will, however, represent a change of control under our 1995 and 2005 Omnibus Incentive Plans, with the result that all outstanding options and restricted stock will automatically vest upon consummation of the Merger.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Cybex and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six (6) years after the effective time of the Merger, UM Holdings is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Cybex and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Cybex and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Cybex and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Cybex or any of its subsidiaries. UM Holdings is also required to cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance for a period of six (6) years after the effective time of the Merger covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by Cybex or any of its subsidiaries.

Certain Relationships between the UM Holdings Group and Cybex

UM Holdings, John Aglialoro, the Company’s Chairman and Chief Executive Officer, and Joan Carter, a Director (collectively, the “UM Holdings Group”) together beneficially own approximately 49% of the Company’s outstanding Common Stock.

Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM Holdings. Mr. Aglialoro and Ms. Carter are married. Arthur W. Hicks, Jr., the Company’s President, Chief Operating Officer and Chief Financial Officer and a member of its Board, was employed by UM Holdings prior to 2006 and continues to act as its chief financial officer. UM Holdings provides to the Company office space, office support and tax services for which Cybex currently reimburses UM Holdings at the rate of $180,000 per annum.

Purchases by UM Holdings Group within past two years

There have been no transactions in the Common Stock of Cybex by any member of the UM Holdings Group in the period commencing two years prior to the date of this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

We will hold our 2013 annual meeting of stockholders only if the Merger is not consummated because, if the Merger is consummated, we will no longer be a publicly-held company following such consummation. If the Merger is not consummated, we will publicly notify you of the expected date that we plan to print and mail our 2013 annual meeting proxy materials at the time we establish a date for such meeting. In such case, any stockholder wishing to have a proposal considered for inclusion in our 2013 annual meeting proxy solicitation materials must have set forth such proposal in writing and have filed it with the President of Cybex at 10 Trotter Drive, Medway, Massachusetts 02053 no later than December 13, 2012. Proposals received after such date would be considered untimely and not be included in our annual meeting proxy solicitation materials (in the event that the Merger is not consummated). If we hold our 2013 annual meeting of stockholders, our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2013 annual meeting proxy solicitation materials.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokerages and other custodian record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Cybex will promptly deliver a separate copy of this proxy statement to you if you call or write to Cybex at the following address or telephone number: Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053, (508) 533-4300. If you want to receive separate copies of this proxy statement, you should contact your bank, broker or other custodian record holder, or you may contact Cybex at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.cybexintl.com under Investor Relations—SEC Filings. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Cybex International, Inc., Attention: President, 10 Trotter Drive, Medway, Massachusetts 02053, (508) 533-4300. If you would like to request such documents, please do so by January 30, 2013 in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 22, 2012; and our Quarterly Report on Form 10-Q for the quarter ended September 29, 2012, filed with the SEC on November 5, 2012 are attached to this proxy statement as Annexes C and D, respectively. The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

1	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed with the SEC on May 4, 2012 and August 6, 2012;

2	Current Reports on Form 8-K, filed with the SEC on January 20, 2012, February 15, 2012, February 28, 2012, March 22, 2012, April 24, 2012, May 24, 2012, July 24, 2012, October 18, 2012 and October 23, 2012.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 4, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

CYBEX INTERNATIONAL, INC.

a New York corporation,

CYB MERGER CORP.

a New York corporation,

and

UM HOLDINGS, LTD.

a New Jersey corporation

October 17, 2012

A-i

(continued)

A-ii

(continued)

Page

Section 10.04	Counterparts	A-26

Section 10.05	Entire Agreement; No Third-Party Beneficiaries	A-26

Section 10.06	Governing Law	A-26

Section 10.07	Assignment	A-26

Section 10.08	Enforcement; Consent to Jurisdiction	A-27

Section 10.09	Severability	A-27

Section 10.10	No Recourse	A-27

Section 10.11	WAIVER OF JURY TRIAL	A-27

A-iii

INDEX OF DEFINED TERMS

Term	Section

Affiliate	1.01
Agreement	Preamble
Alternative Financing	6.03(b)
Alternative Financing Commitment	6.03(b)
Bank Financing Commitments	5.09(a)
Benefit Plans	1.01
Business Day	1.01
Cancelled Shares	3.01(b)
Capitalization Date	4.03
Certificate	3.01(a)(i)
Certificate of Merger	2.03
Change in Recommendation	6.02(d)
Closing	2.02
Closing Date	2.02
Code	3.02(h)
Company	Preamble
Company Board	4.04(b)
Company Board Recommendation	4.04(b)
Company Bylaws	6.01(a)(iii)
Company Charter	6.01(a)(iii)
Company Stock	Recitals
Company Information	4.10
Company SEC Documents	4.05(a)
Company Stock Option	3.03(b)
Company Stock Plans	3.03(b)
Company Stock-Based Awards	4.03
Competing Transaction	6.02(c)
Contract	1.01
Converted Shares	3.01(a)
NYBCL	2.01
Effective Time	2.03
Exchange Act	4.05(a)
Exchange Fund	3.02(a)
Expenses	1.01
Filed Company SEC Documents	Article IV
Financial Advisor	4.08
Financing	5.09(a)
Financing Agreements	6.03(b)
Financing Commitments	5.09(a)
Financing Conditions	6.03(a)
GAAP	4.05(b)
Governmental Entity	1.01
Indemnified Party	7.04(a)
Interim Period	6.01(a)
Key Persons	6.01(a)(vii)
Knowledge	1.01
Law	1.01
Liens	4.02

A-iv

Material Adverse Effect	1.01
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Mezzanine Financing Commitments	5.09(a)
Order	1.01
Outside Date	9.01(b)(i)
Parent	Preamble
Parent Information	5.05
Parent Material Adverse Effect	1.01
Paying Agent	3.02(a)
Person	1.01
Potential Restricted Stock Grants	3.03(c)
Preferred Stock	4.03
Proxy Statement	4.10
Representative	1.01
Schedule 13E-3	4.10
SEC	5.02(b)
Securities Act	4.05(a)
Solvent	5.08
SOX	4.05(a)
Special Committee	Recitals
Stockholder Approval	4.07
Stockholders	3.01
Stockholders’ Meeting	7.01(c)
Subsidiary	1.01
Surviving Corporation	2.01
Tax	1.01
Taxing Authority	1.01
Third Party	6.02(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 17, 2012, by and among UM HOLDINGS, LTD., a New Jersey corporation (“Parent”), CYB MERGER CORP., a New York corporation (“Merger Sub”), and CYBEX INTERNATIONAL, INC., a New York corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company and of Merger Sub, and a special committee of the board of directors of the Company (the “Special Committee”), each has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Stock”), owned by the Public Stockholders (as defined below), will be converted into the right to receive Two Dollars and Fifty-Five Cents ($2.55) in cash, per share, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

(b) “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries on behalf of current or former directors, officers, employees, or consultants or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(d) “Contract” means any contracts, agreements, arrangements, leases, licenses, obligations, commitments and undertakings, whether written or oral, express or implied.

(e) “Expenses” means with respect to any party hereto, all reasonable documented out-of-pocket expenses (including counsel, accountants, investment bankers, experts and consultants of the party, and filing and related fees) incurred by such party on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, inter alia, the organization of Merger Sub and the preparation of the Proxy Statement and Schedule 13E-3, as applicable.

(f) “Governmental Entity” means any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental, regulatory or administrative body, division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(g) “Knowledge” means, with respect to any matter in question, the actual knowledge of the Company’s Chief Executive Officer, as well as that knowledge that a reasonably prudent Chief Executive Officer of a public reporting company would have pertaining to such matter in the course of performing his duties in a reasonable and diligent manner.

(h) “Law” means, any federal, state, local, provincial or foreign statutory or common law, and any ordinance, rule or regulation of a Governmental Entity.

(i) “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, or actions by Parent or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial markets (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (iii) changes in applicable Laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby) or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby).

(j) “Order” means any decree, order, judgment, ruling, writ, award, injunction, stipulation or consent of or by a Governmental Entity.

(k) “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence, or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(l) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

(m) “Public Stockholders” means all of the Stockholders other than Parent, the stockholders of Parent or the Subsidiaries of Parent.

(n) “Representative” means any officer, employee, counsel, investment banker, accountant, consultant, debt financing source, or other authorized representative of any Person.

(o) “Subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof).

(p) “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount.

(q) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 1.02 Interpretation. When a reference is made in this Agreement to an “Article,” or a “Section,” such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), Merger Sub shall be merged with and into the Company at the Effective Time, as defined below. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the NYBCL.

Section 2.02 Closing. Unless this Agreement shall have been terminated in accordance with the terms of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Archer & Greiner, PC, 1 Centennial Square, Haddonfield, NJ, at 10:00 am (local time), unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, upon consummation of the Closing, the parties shall file with the Secretary of State of the State of New York a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the NYBCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the NYBCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended as of the Effective Time as a result of the Merger as provided in this Section 2.05, and as so amended and restated, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(i) Article Third of the certificate of incorporation is amended to read in its entirety as follows:

“THIRD: The total number of shares which the Corporation shall have the authority to issue is one hundred thousand (100,000), which shall be Common Shares of the par value one cents ($.01) per share.”

(b) The by-laws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to Cybex International, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s by-laws until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either

Merger Sub or the Company or both, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to, or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, or the holder of any shares of Company Stock (collectively, the “Stockholders”) or of any other of the following securities:

(a) Conversion of Company Stock.

(i) Subject to Section 3.01(d), each share of Company Stock issued and outstanding immediately prior to the Effective Time owned by the Public Stockholders shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”). As of the Effective Time, subject to Section 3.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or uncertificated shares representing Company Stock which immediately prior to the Effective Time represented any such Converted Shares (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with Section 3.02 (c). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(ii) The shares of Company Stock that are owned, directly or indirectly, by Parent, Merger Sub or Parent’s Subsidiaries or stockholders immediately prior to the Effective Time shall be converted into the right to receive one (1) share of the common stock of the Surviving Corporation for every one hundred (100) shares of Company Common Stock owned by such person, with any fractional share rounded up to the next whole number.

(b) Cancellation of Certain Stock. Each share of Company Stock that is held in the treasury of the Company (the “Cancelled Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(d) Certain Adjustments. Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 3.01(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank, trust company or transfer agent that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a). All cash deposited with the Paying Agent pursuant to this Section 3.02(a) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 3.01(a), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 3.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate. No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Converted Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article III. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article III. Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article III. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Stock. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall, upon the demand of Parent, be delivered to the Surviving Corporation. Any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article III.

(e) No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time; provided, that, such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase contracts with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available). If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the entering into of an indemnity or the posting of a bond (in such reasonable amount as the Surviving Corporation may direct) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

(h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 3.03 Stock Options; Restricted Stock.

(a) In accordance with the Company Stock Plans, upon the Effective Time, each unvested Company Stock Option that is then outstanding shall immediately become fully vested and exercisable. Prior to the Closing Date, the Company shall take all necessary steps under the Company Stock Plans to (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if deemed necessary or appropriate, the Company may obtain from the holder of such Company Stock Option any consent, in writing, confirming such cancellation), in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Stock underlying such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, and (ii) make any amendments to the Company Stock Plans that may be necessary or desirable to implement the foregoing.

(b) For purposes of this Agreement, “Company Stock Option” means any option or right to purchase Company Stock granted under one or more of the Company Stock Plans. “Company Stock Plans” mean the Company 1995 Omnibus Incentive Plan and the 2005 Omnibus Incentive Plan.

(c) Senior officers of the Company are eligible to receive a portion of the bonus that may become payable under the 2012 Management Incentive Compensation Bonus Program in restricted stock (the “Potential Restricted Stock Grants”). Promptly after the date hereof, the Company shall take all necessary steps in order to obtain from each such officer his agreement that, subject to the consummation of the Merger, any such bonus that becomes payable shall be paid solely in cash.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 4.03 or 4.04, or (ii) to the extent that the Chief Executive Officer or the President/Chief Operating Officer/Chief Financial Officer of the Company has Knowledge otherwise, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. The Company and each of its Subsidiaries has all requisite corporate or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not have a Material Adverse Effect.

Section 4.02 Subsidiaries. All of the issued and outstanding capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law, Liens which may be imposed pursuant to the Financings and Liens which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

Section 4.03 Capital Structure. The authorized capital stock of the Company consists of 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), and 30,000,000 shares of Company Stock. At the close of business on September 29, 2012 (the “Capitalization Date”), (i) 17,143,050 shares of Company Stock were issued and outstanding, (ii) 611,125 shares of Company Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.36 per share, (iii) 75,000 shares of Company Stock were subject to an outstanding warrant (the “Warrant”) with an exercise price of $0.10 per share, and (iv) no shares of Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options and the Warrant) or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than Company Stock Options and the Potential Restricted Stock Grants) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”). The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof. The Company Stock is listed on the NASDAQ Global Market. All Company Stock Options were issued under the Company Stock Plans. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.03 and except for issuances of shares of Company Stock pursuant to the exercise of Company Stock Options or the Warrant, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.04 Authority.

(a) Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 4.04(a), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any filing under the pre-notification rules under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) Board Resolutions. Upon the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) approving and declaring this Agreement and the Merger advisable and fair to and in the best interest of the Company and the Public Stockholders, and (ii) recommending that the Stockholders adopt this Agreement and approve the Merger, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). The members of the Company Board who are not Affiliates of the Parent or the Merger Sub unanimously approved the Merger.

Section 4.05 Company SEC Documents.

(a) SEC Filings. The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein)

required to be filed or furnished by the Company since January 1, 2008 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents.

(b) Financial Statements. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of June 30, 2012 included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred after June 30, 2012 in the ordinary course of business, (iii) liabilities incurred in connection with the Merger and the other transactions contemplated hereby or (iv) liabilities or obligations which would not have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.06 Operational Matters. Since January 1, 2012, except as contemplated herein, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business. Except as otherwise expressly set forth in the Company SEC Documents, since January 1, 2012, there has not been any event, fact, violation, circumstance or other matter that has or have had, or would be reasonably expected to, either individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Subsidiaries is in compliance in all material respects with, and has not received notice of any violation of, any applicable Law or Order of any Governmental Entity, whereby the effect of any such violation would be reasonably expected to, either individually or in the aggregate, cause a Material Adverse Effect.

Section 4.07 Voting Requirements. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Article V, the only votes of Stockholders required by law or this Agreement to approve this Agreement and the Merger at the Stockholders’ Meeting or any adjournment or postponement thereof, are as follows (the votes in clauses (a) and (b) below, collectively, the “Stockholder Approval”):

(a) the affirmative vote of at least two-thirds of the outstanding shares of Company Stock; and

(b) the affirmative vote of at least a majority of the outstanding shares of Company Stock held by the Public Stockholders.

Section 4.08 Brokers and Other Advisors. Except for Duff & Phelps Securities, LLC (the “Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement with the Financial Advisor under which any fees or expenses are payable and all indemnification and contribution related to its engagement are set forth therein.

Section 4.09 Opinion of Financial Advisors. On October 17, 2012, the Special Committee received the opinion of the Financial Advisor to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Section 4.10 Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to the Company Information as forth in this Section 4.10. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is validly existing under the laws of the States of New Jersey and New York, respectively. Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not have a Parent Material Adverse Effect.

Section 5.02 Authority; Noncontravention

(a) Power and Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub (other than approval by Parent as the sole stockholder of

Merger Sub, such approval, if not already obtained, to occur immediately after the execution of this Agreement) are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) No Conflict. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation and bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing of (1) an amendment to the Schedule 13D of Parent and (2) the Schedule 13E-3 with the Securities and Exchange Commission (“SEC”), (y) the filing of the Certificate of Merger with the Secretary of State of the State of New York and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.03 Capital Structure; Operations. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 5.04 Brokers. No broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.05 Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this Section 5.05.

Section 5.06 Absence of Arrangements with Management. Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates (other than the Company), on one hand, and or any member of the Company’s management or Board or any Stockholder (other than Parent, Parent’s Subsidiaries or Parent’s stockholders), relating to the transactions contemplated by this Agreement.

Section 5.07 Access to Information and Investigation by Parent. Parent and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.08 Solvency. Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Article IV hereof, then immediately after giving effect to the transactions contemplated by this Agreement, including payment of all amounts required to be paid in connection with the consummation of the transactions contemplated herein and payment of all related fees and expenses, each of the Parent and the Surviving Corporation will be Solvent. For purposes of this Section 5.09, the term “Solvent” with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of such Person and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged by Parent following such date, and (iii) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to satisfy as they become due.

Section 5.09 Financing.

(a) Parent and the Company have received true, accurate and complete copies of term sheets from (i) RBS Citizens, NA (collectively, the “Bank Financing Commitments”), and (ii) Massachusetts Capital Resource Company (collectively, the “Mezzanine Financing Commitments” and, together with the Bank Financing Commitments, the “Financing Commitments”) pursuant to which such lenders have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to the Company financing in the amounts set forth therein for the purposes of financing the Merger and related fees and expenses and the other purposes set forth therein (the “Financing”).

(b) As of the date of this Agreement, (i) none of the Financing Commitments have been amended, supplemented or modified, in any respect, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded, in any respect. Each of the Financing Commitments, in the form so delivered, is (x) in full force and effect as of the date hereof and (y) a valid and binding obligation of the Company, Parent and/or Merger Sub, as applicable, and, to Parent’s knowledge, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company, Parent or Merger Sub under any term or condition of the Financing Commitments. Parent is unaware of any fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (x) result in any of the conditions in the Financing Commitments not being satisfied, (y) cause any of the Financing Commitments to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Financing Commitments not being available by the Outside Date in order to consummate the Merger. The Company, Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement, if any. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to the Company, Parent and/or Merger Sub on the terms therein. Subject to the terms and conditions of each of the Financing Commitments and this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash projected to be on hand of the Company at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Merger, to make any repayment or refinancing of indebtedness contemplated in connection with the transactions contemplated hereby and to pay all related fees and expenses.

Section 5.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock in Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, has been given and is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Merger. Neither Parent, Merger Sub nor any other party has entered into or granted any voting trusts, stockholders’ agreements, proxies or other similar instruments with respect to any voting securities of Merger Sub.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION; DEBT

FINANCING

Section 6.01 Conduct of Business by the Company.

(a) During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with the provisions of Section 8.01 or the Effective Time (the “Interim Period”), except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which Parent may provide or withhold in its reasonable discretion):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary wholly-owned by the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Stock upon the exercise of Company Stock Options or the Warrant or as required pursuant to Contracts as in effect on the date of this Agreement in accordance with their respective terms on the date of this Agreement);

(iii) amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or, in the case of the Company, enter into any agreement with any of its Stockholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v) (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) except as required by Law or any judgment, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its Subsidiaries as applied to directors and executive officers of the Company (“Key Persons”) or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Persons.

(viii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned Subsidiaries of the Company); or

(ix) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 8.02(a) or 8.02 (b) or Section 8.03(a) or 8.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d) Actions Taken at Direction of CEO. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement, covenant or obligation hereunder including, without limitation, those set forth in Articles VI and VII hereof, if the alleged breach is the proximate result of action taken by the Company at the direction or with the active participation of its Chief Executive Officer or the President/Chief Operating Officer/Chief Financial Officer without the approval or direction of the Company Board (including the affirmative vote or written consent of each of the members of the Special Committee) or the Special Committee.

Section 6.02 No Solicitation of Competing Transactions.

(a) The Company (acting through the Board of Directors or the Special Committee or otherwise) shall not, directly or indirectly, through any representative or otherwise, initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its representatives to take any such action; provided, however, that the foregoing shall not prohibit the Special Committee or the Board of Directors (acting through and at the direction of the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information in writing or orally (through the Company’s employees and advisors) pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or its affiliates (a “Third Party”), in response to any unsolicited inquiry, proposal or offer, (ii) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (iii) following receipt of a bona fide proposal relating to a Competing Transaction, taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2 (a) under the Exchange Act or otherwise making disclosure to its stockholders with respect to such proposal, (iv) following receipt of a bona fide proposal relating to a Competing Transaction, withdrawing or modifying its recommendation of this Merger Agreement, and/or (v) terminating this Merger Agreement, but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Special Committee shall have concluded in good faith after consultation with counsel that failure to take such action would be inconsistent with the Special Committee’s or the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(b) At all times prior to the Effective Time, the parties shall promptly (and in no event with a delay of more than 48 hours) notify one another upon receipt of a proposal for a Competing Transaction.

(c) For purposes of this Agreement, “Competing Transaction” shall mean a transaction or proposal involving the Company (other than the Merger and the other transactions contemplated by this Agreement) as to which the Special Committee, in good faith after consultation with counsel, shall have concluded would, if effectuated, result in a change of control of the Company necessitating the filing by the Company of a Current Report on Form 8-K pursuant to Item 5.01 thereof.

(d) Change in Recommendation. Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, the Company shall be deemed to be in breach of this Agreement in the event that the Special Committee or the Company Board modifies or amends (or publicly proposes to modify or amend) in a manner adverse to Parent or withdraws (or publicly propose to withdraw) the Company Board Recommendation (being referred to as a “Change in Recommendation”) unless (i) prior to the Company’s obtaining the Stockholder Approval, in connection with such Change in Recommendation, the Special Committee determines, in good faith (after consultation with its legal counsel), that the failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (ii) the Financial Advisor shall have withdrawn, materially amended or materially modified its opinion dated October 17, 2012 to the effect that the Merger Consideration is fair, from a financial point of view, to the Public Stockholders or (iii) such action is otherwise permitted by this Section 6.02.

Section 6.03 Financing.

(a) Each of the Company, Parent and Merger Sub shall use its best efforts to complete the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable but in any event on or before the Outside Date, including using its best efforts to (i) negotiate definitive agreements with respect thereto (A) on the terms and conditions contained in the Financing Commitments or (B) on other terms and conditions that (1) are no less favorable to the Company, Parent and Merger Sub taken as a whole, (2) do not impose any conditions other than those set forth in the Financing Commitments (the “Financing Conditions”) or adversely change in any material respect any Financing Condition, and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to the Company, Parent and/or Merger Sub in such definitive agreements that are within their control and (iii) not permit any amendment or modification to be made to, or any waiver of, any material provision or remedy under the Financing Commitments, if such amendment, modification or waiver (A) imposes any new or additional conditions or adversely changes in any material respect any Financing Condition or (B) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger on or before the Outside Date.

(b) If all or a portion of the Financing becomes unavailable in accordance with the terms of the Financing Commitments, then (i) Parent shall notify the Company promptly and (ii) the Company, Parent and Merger Sub shall use their respective reasonable best efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event, on terms that (A) are no less favorable than those in the Financing Commitments to the Company, Parent and Merger Sub taken as a whole and (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger on or before the Outside Date (the “Alternative Financing”), and to obtain a new financing commitment letter related to such Alternative Financing (the “Alternative Financing Commitment”). If applicable, each of the Company, Parent and Merger Sub shall use their respective best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment as promptly as practicable but in any event on or before the Outside Date, including using best efforts to (i) negotiate definitive agreements with respect to the Alternative Financing (such definitive agreements, or any definitive agreements entered into under Section 6.04(a), the “Financing Agreements”) (A) on the terms and conditions contained in the Alternative Financing Commitment or (B) on other terms and conditions that (1) are no less favorable to the Company, Parent and Merger Sub taken as a whole, (2) do not impose any new or additional conditions, or adversely change in any material respect any existing conditions, to the receipt of the Alternative Financing as set forth in the Alternative Financing Commitments and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to the Company, Parent and Merger Sub in such definitive agreements that are within their control, and (iii) upon satisfaction of such conditions, to use their best efforts to cause the funding of such Alternative Financing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of the Proxy Statement and Schedule 13E-3- Stockholders’ Meeting.

(a) Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after the SEC confirms that it has no comments, or no further comments, with respect to the Proxy Statement. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) Schedule 13E-3. Concurrently with the initial filing of the Proxy Statement with the SEC, Parent and its Affiliates shall, in cooperation with and subject to the approval of the Special Committee, prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other party and its counsel and the Special Committee with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel and the Special Committee shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c) Stockholders’ Meeting. Unless there has been a Change in Recommendation permitted by Section 6.02, the Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement and the receipt of clearance of the Proxy Statement from the SEC, to establish a record date for, duly call, give notice of, convene and hold a meeting of the Stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement and the Schedule 13E-3 as is required by applicable Law. Subject to Section 6.02, the Company Board shall recommend to the Stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Section 6.02 will not constitute a breach by the Company of this Agreement. The Company may engage one or more proxy solicitors in connection with the solicitation of proxies or votes from the Stockholders to be cast at the Stockholders’ Meeting.

Section 7.02 Access to Information; Confidentiality.

(a) Parent Access. During the Interim Period, to the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties.

(b) Hold Confidential. Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity (including, inter alia, in any Schedule 13D or 13E-3 filing that Parent is required to make), and (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent.

Section 7.03 Reasonable Best Efforts.

(a) Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VIII are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, the Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) Filings. The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 7.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VIII to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Advise of Changes. Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Limitations or Actions. Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Material Adverse Effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its Subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the reasonable request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 7.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e) Action as to Laws. The Company and the Company Board shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.04 Indemnification Exculpation and Insurance.

(a) Assumption. Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification, defense and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries (each an “Indemnified Party”) to the same extent as provided in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such Indemnified Parties (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and that all rights to indemnification, defense or exculpation, as well as to advancement of expenses (including, but not limited to, legal fees), in respect of any action pending or asserted or any claim made within such period shall continue until the full, final and non-appealable disposition of such action or resolution of such claim.

(b) Effect on Successor. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall not consummate any such action unless the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 7.04 and shall not terminate or modify such obligations in a manner as to adversely affect any Indemnified Party.

(c) Insurance. For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of AX or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(d) Benefit. The provisions of this Section 7.04 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights that any such Person may have by Contract or otherwise, including, without limitation, rights to indemnification or contribution. It is expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 7.04. The agreements and covenants contained in this Section 7.04 shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.04 is not prior to, or in substitution for, any such claim under any such policies.

Section 7.05 Fees and Expenses. All Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. The Company shall pay any and all Expenses reasonably incurred and duly documented by the Special Committee or such other members of the Company Board in connection with the Merger, including but not limited to the reasonable fees and expenses of the Financial Advisor and counsel to the Special Committee.

Section 7.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver (except as provided otherwise in this Section 8.01) by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Stockholder Approval. This condition is not waivable by either party.

(b) Fairness Opinion. The Financial Advisor shall not have withdrawn, amended or modified its opinion dated October 17, 2012 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders. This condition is not waivable by either party.

(c) No Injunctions or Restraints. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

(d) Solvency. The Company shall have received an opinion, in form and substance reasonably satisfactory to Parent and the Company (including to the reasonable satisfaction of the Special Committee), from an independent valuation firm experienced in rendering solvency opinions, to the effect that as of the Closing, the Surviving Corporation will be Solvent. This condition is not waivable by either party.

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect dated as of the Closing Date.

(c) Consents. There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets are subject or any Law or Order applicable to the Company or any of its Subsidiaries or their respective properties or other assets, except (i) any such consent or approval as has been obtained and such consents are in full force and effect and, (ii) any such consents or approvals which, if not obtained, would not have a Material Adverse Effect.

(d) Director Resignations. The Company shall have received the written resignation of each director of the Company.

(e) Financing. The Financing, in an amount and on terms substantially consistent with the Financing Commitments, shall be advanced to the Surviving Corporation at the Closing.

Section 8.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

Section 8.04 Frustration of Closing Conditions.

Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.03.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 30, 2013 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 7.03 to prevent, oppose and remove such injunction;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.03 not to be satisfied;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.02 not to be satisfied;

(e) prior to obtaining the Stockholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 6.02(a); or

(f) by Parent, in the event that (i) the Special Committee or the Company Board shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 6.02 (including the Company’s approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 6.02), or (iii) the Company shall have failed to comply with Section 7.01(c) to include the Company Board Recommendation in the Proxy Statement.

Section 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 7.02(b), Section 7.05, this Section 9.02 and Article X, which provisions shall survive such termination.

Section 9.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Stockholder Approval shall have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) subject to the proviso to the first sentence of Section 9.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein, except those agreements or conditions, which by their terms are not waivable. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.03 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its respective board of directors, and in the case of the Company, action by the Special Committee or the Company Board.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

UM Holdings, Ltd.

56 Haddon Avenue

Haddonfield, New Jersey 08033

Attn: John Aglialoro, Chairman

If to the Company, to:

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053

Attn: John Aglialoro, Chairman and CEO

with a copy to:

Archer & Greiner, P.C.

One Centennial Square

33 East Euclid Avenue

Haddonfield, NJ 08033

Attn: James H. Carll, Esquire

and to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esquire

Section 10.03 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 10.04 Counterparts. This Agreement may be executed in counterparts (including by facsimile or e-mail), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (i) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 3.01(a), and (ii) the provisions of Section 7.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person (including, inter alia, the Public Stockholders in their capacity as such) other than the parties hereto any legal or equitable rights or remedies.

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08 Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the County of New York, State of New York. Each of the parties hereto (i) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the County of New York, State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the County of New York, State of New York. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 10.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.10 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

CYBEX INTERNATIONAL, INC.

By:	/s/ Robert E. Smyth
Name:	Robert E. Smyth
Title:	Chair, Special Committee

UM HOLDINGS, LTD.

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	CEO

CYB MERGER CORP.

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Confidential Special Committee of the Board of Directors Cybex International, Inc. 10 Trotter Drive Medway, MA 02053	October 17, 2012

Dear Members of the Special Committee:

Duff & Phelps, LLC (“Duff & Phelps”) was engaged by the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of Cybex International, Inc., a New York corporation (the “Company”), to serve as an independent financial advisor to the Special Committee and to provide an opinion to the Special Committee (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Public Stockholders (as defined in the Merger Agreement to which reference is made below) of the Common Stock, par value $0.10 per share (the “Common Stock”), of the Company of the consideration to be received by such Public Shareholders in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Proposed Transaction involves the merger of a newly formed wholly-owned subsidiary of UM Holdings, Ltd., a New Jersey corporation (“Parent”), with and into the Company, with the Company as the surviving corporation, pursuant to which each outstanding share of the Common Stock held by the Public Stockholders will be converted into the right to receive $2.55 per share in cash (the “Per Share Merger Consideration”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended 2007 through 2011 and the Company’s unaudited interim financial statements for the six months ended June 30, 2012 included in the Company’s Form 10-Q filed with the SEC;

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

Special Committee of the Board of Directors

Cybex International, Inc.

October 17, 2012

b.	Unaudited financial information for the Company for the eight months ended on or around August 31, 2012;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company;

d.	A letter dated October 5, 2012 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company (the “Management Representation Letter”); and

e.	Documents related to the Proposed Transaction, including the draft dated October 11, 2012 of the Agreement and Plan of Merger by and among the Company, Cyb Merger Corp., a New York corporation and Parent (the “Merger Agreement”);

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction and that there has been no material change therein;

5.	Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

Special Committee of the Board of Directors

Cybex International, Inc.

October 17, 2012

7.	Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction or any other aspect of the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock after announcement of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration to be received by the Public Shareholders in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose,

Special Committee of the Board of Directors

Cybex International, Inc.

October 17, 2012

without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (ii) does not address any transaction related to the Proposed Transaction, (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration to be received by the Public Shareholders is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated June 11, 2012 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated, other than this engagement and except that Duff & Phelps was engaged by the Company on behalf of the Special Committee in 2010 to serve as independent financial advisor and to provide a fairness opinion in connection with a transaction under consideration by the Company at that time, and Duff & Phelps received compensation and reimbursement of its expenses pursuant to that engagement. Duff & Phelps received customary fees, expense reimbursement, and indemnification for that prior engagement.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the Public Shareholders in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps

Duff & Phelps, LLC

ANNEX C

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

Annual Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2011

Commission file number 0-4538

Cybex International, Inc.

(Exact name of registrant as specified in its charter)

New York	11-1731581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code	(508) 533-4300

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Name of each exchange on which registered
Common Stock, $.10 Par Value	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act:

NONE

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  [    ]  No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes  [    ]  No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  [X]  No [    ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§232.405 of this chapter) during the preceding 12 months (or for shorter period that the registrant was required to submit and post such files). Yes  [X]  No  [    ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [    ]    Accelerated filer [    ]    Non-accelerated filer [    ]    Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  [    ]  No [X]

The aggregate market value of the common stock held by non-affiliates of the registrant as of June 25, 2011 was $6,207,120.

The number of shares outstanding of the registrant’s class of common stock, as of March 22, 2012

Common Stock, $.10 Par Value — 17,120,383 shares

DOCUMENTS INCORPORATED BY REFERENCE

The information required by Part III (Items 10, 11, 12, 13 and 14) is incorporated by reference from the registrant’s definitive proxy statement for its Annual Meeting of Stockholders, to be filed with the Commission pursuant to Regulation 14A, or if such proxy statement is not filed with the Commission on or before 120 days after the end of the fiscal year covered by this Report, such information will be included in an amendment to this Report filed no later than the end of such 120-day period.

PART I

ITEM 1.	BUSINESS

General

Cybex International, Inc. (the “Company” or “Cybex”), a New York corporation, is a manufacturer of exercise equipment and develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. The Company operates in one business segment.

Products

The Company develops, manufactures and markets high performance, professional quality exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market. These products can generally be grouped into two major categories: cardiovascular products and strength systems.

The Company’s products are of professional quality and are believed to be among the best in the category in which they compete, featuring high performance and durability suitable for utilization in health clubs or by professional athletes. Accordingly, the majority of the Company’s products are premium priced.

The contribution to net sales of the Company’s product lines over the past three years is as follows (dollars in millions):

	2011		2010		2009
	Net Sales	Percent	Net Sales	Percent	Net Sales	Percent
Cardiovascular products	$76.2	54%	$69.4	56%	$66.7	55%
Strength systems	48.6	35	41.0	33	42.0	35
Parts	6.7	5	5.7	5	5.3	4
Freight and other sales (1)	8.6	6	6.9	6	6.5	6

	$140.1	100%	$123.0	100%	$120.5	100%

(1)	Reflects shipping and handling fees and costs included on customer invoices.

“Cybex”, “Eagle”, “VR3”, “Bravo”, “Arc Trainer”, “Cybex Firehouse Fitness”, “Cybex Golf Fitness”, “Nothing Burns Faster, Nothing”, and “Sweet Spot” are registered trademarks of Cybex, and “Big Iron,” “Cyclone-S”, “CX-445T”, “FT-360”, “FT-450”, “Home Arc”, “Jungle Gym”, “LCX-425T”, “MG525”, “Safety Sentry”, and “VR1” are trademarks of Cybex.

Cardiovascular Products. The Company’s cardiovascular equipment is designed to provide aerobic conditioning by elevating the heart rate, increasing lung capacity, endurance and circulation, and burning body fat. The Company’s cardiovascular products include cross trainers, treadmills, bikes and steppers. All of the Company’s cardiovascular products incorporate computerized electronics which control the unit and provide feedback to the user. All of the cardiovascular products, except the Home Arc, can be equipped with optional TV monitors that feature controls integrated into the control console, with an incremental list price of approximately $1,600.

Cross Trainers. Cybex Arc Trainer is a product designed to provide the user with more and varied training potential. It provides motions that vary from gliding to climbing. Its brake design provides resistance up to 900 Watts in the commercial version to meet the demands ranging from the casual user to the athlete. In late 2011, the Company introduced the 625A and 625AT Arc Trainers, and in February 2012 introduced 770A and 770AT Arc Trainers. The older 750 series of Arc Trainers will be phased out in early 2012. The 625 and 770 series Arc Trainers utilize consoles based on the 625T and 770T treadmills to encourage cross utilization. The 625AT and

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770AT include an upper body motion to provide for total body training. The Company also produces the 425A Arc Trainer for the light commercial and high-end consumer markets and the 360A Arc Trainer for the consumer market. The Arc Trainers’ list prices range from $2,995 to $10,395.

Treadmills. The Company has four treadmill models, the 750T, 770T, 625T, and LCX-425T. Each treadmill model is motorized and incorporates computerized electronics controlling speed, incline, display functions and preset exercise programs. The electronics also provide displays to indicate speed, elevation, distance, time, pace and a variety of other data. All of the treadmills include a complete diagnostic suite that can be accessed through the display, which is useful in the maintenance of the product. The 625T, 770T, and 750T also include an innovative safety feature known as Safety Sentry, which causes the treadmill to stop once it detects inactivity with the user. All treadmills are equipped with contact heart rate monitoring and a deck suspension system, and include wireless heart rate monitoring capabilities. The 770T offers an embedded personal entertainment monitor. The LCX-425T is a high-end consumer and light commercial product, while the other models are for the commercial market. The Company’s treadmills have list prices ranging from $4,795 to $9,795.

Bikes. The Company has two bikes, the 750C Upright Cycle and 750R Recumbent Cycle. These bikes feature improved ergonomics including a walk-through design on the recumbent model, as well as improved ease of use and an exceptionally broad resistance range with multiple resistance modes. These products are designed to allow any users to receive the maximum benefit in minimum time. The Company plans on introducing 625 and 770 series cycles to complement the 625 and 770 series treadmills and Arc trainers. The list price of the upright bike is $3,495 and the recumbent bike is $3,695.

Steppers. The Company has one model of stepper targeting the commercial marketplace. The Cyclone-S Stepper features an advanced ergonomic handrail design, contact and Polar heart rate monitoring and a patented drive system. The list price of the Cyclone-S is $3,395.

Strength Training Products. Strength training equipment provides a physical workout by exercising the musculo-skeletal system. The Company’s strength training equipment uses weights for resistance. This product line includes selectorized single station equipment, jungle gyms, the MG525 multi-gym, functional trainers, plate-loaded equipment and free-weight equipment.

Selectorized Equipment. Selectorized single station equipment incorporates stacked weights, permitting the user to select different weight levels for a given exercise by inserting a pin at the appropriate weight level. Each selectorized product is designed for a specific muscle group with each product line utilizing a different technology targeted to facility and user type.

The Company’s selectorized equipment is sold under the trademarks “VR1”, “VR3” and “Eagle.” The VR1 line represents a value-engineered line suitable for smaller general-purpose facilities and as an entry line in larger facilities. This 20 piece line was introduced in 2007 as a replacement for the VR line. Eight new dual function machines intended for use in smaller facilities were added in 2008 and 2009. The VR3 line is a 23-piece line designed for exceptional ease of use in fitness facilities. Eagle represents the Company’s premier line and features a complete scope of use; it features ease-of-use as well as patented and patent pending technologies to meet the needs of performance oriented individuals and facilities. The Company currently sells 66 selectorized equipment products under the above lines with list prices between $2,805 and $7,495.

Jungle Gym. The Jungle Gym provides facilities with a multi-station, configurable design for essential movements. The pricing of the Jungle Gym depends on configuration. The list price of a typical Jungle Gym is $12,135.

Multi-gym. The MG525 multi-gym uses considerably less space than multiple selectorized single station equipment. It contains three weight stacks to meet the needs of the vertical commercial market, especially hotels, corporate fitness centers and other small-scale locations. This product has a list price of $6,195.

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Functional Trainers. The Bravo (originally the FT-450) extends the capabilities of functional training through the ability to vary the width of the cables and to add stabilization in a progressive manner. The Company has added four additional configurations targeted to rehabilitation and sports performance markets. The FT-325 Functional trainer was introduced in mid-2011 as an entry-level commercial product. The Company also introduced three additional pieces to make up the Bravo Functional Training System. These three pieces target pressing, pulling and lifting exercises separately. These products have a list price ranging from $4,295 to $7,595.

Plate Loaded Equipment. The Company manufactures and distributes a wide range of strength equipment which mimics many of the movements found on its selectorized machines but are manually loaded with weights. These are simple products which allow varying levels of weight to be manually loaded. The Company currently offers 18 plate-loaded products, ranging in price from $1,425 to $4,185.

Free-Weight Equipment. The Company also sells free-weight benches and racks and complements them with OEM supplied dumbbells, barbells and plates. The Company’s Big Iron line of free-weight products is targeted for collegiate and professional athletic performance training. The Company offers 37 items of free-weight equipment with list prices ranging from $455 to $6,095.

Customers and Distribution

The Company markets its products to commercial customers and to individuals interested in purchasing premium quality equipment for use in the home. A commercial customer is defined as any purchaser who does not intend the product for home use. Management estimates that consumer sales represent less than 10% of 2011 net sales. Typical commercial customers are health clubs, hotels, resorts, spas, educational institutions, sports teams, sports medicine clinics, military installations, golf clubs, corporate fitness and community centers. Sales to Cutler-Owens International Ltd., an independent authorized dealer, represented 12.8%, 13.0% and 13.6% of the Company’s net sales for 2011, 2010 and 2009, respectively. Sales to Planet Fitness Equipment, LLC represented 11.1%, 12.4%, and 10.6% of the Company’s net sales for 2011, 2010, and 2009, respectively. No other customer accounted for more than 10% of the Company’s net sales for 2011, 2010 or 2009.

The Company distributes its products through independent authorized dealers, its own sales force, international distributors and its e-commerce web site (www.cybexinternational.com). The Company services its products through independent authorized dealers, international distributors, a network of independent service providers and its own service personnel.

Independent authorized dealers operate independent stores specializing in fitness-related products and promote home and commercial sales of the Company’s products. The operations of the independent dealers are primarily local or regional in nature. In North America, the Company publishes dealer performance standards which are designed to assure that the Company brand is properly positioned in the marketplace. In order to qualify as an authorized dealer, the dealer must, among other things, market and sell Cybex products in a defined territory, achieve sales objectives, have qualified sales personnel, and receive on-going product and sales training. As of March 19, 2012, the Company has approximately 57 active dealers with 131 locations in North America. The Company’s domestic sales force services this dealer network and sells direct in regions not covered by a dealer and in specialty markets, such as the military/government, fire departments, golf clubs and universities. The domestic sales team is comprised of 42 positions led by a Senior Vice President.

The national account team focuses on major market segments, such as health clubs and gyms, hotels, resorts, the U.S. government and organizations, such as YMCAs, as well as third party consultants which purchase on behalf of such national accounts. The Company has approximately 25 national accounts.

Sales outside of North America accounted for approximately 32%, 31% and 29% of the Company’s net sales for 2011, 2010 and 2009, respectively. The international sales force consists of 13 positions led by a Senior Vice President. The Company, through its wholly-owned subsidiary, Cybex UK, directly markets and sells Cybex products in the United Kingdom. Cybex UK has 14 employees. The Company predominantly utilizes

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independent distributors for the balance of its international sales. There are approximately 74 independent international distributors in 83 countries currently representing Cybex. The Company enters into international distributor agreements with these distributors which define territories, performance standards and volume requirements.

Additional information concerning the Company’s international sales and assets located in foreign countries is located in Note 2 to the Company’s consolidated financial statements.

The Company markets certain products by advertising in publications which appeal to individuals within its targeted demographic profiles. In addition, the Company advertises in trade publications and participates in industry trade shows. The Company has retained Greg Norman to engage in marketing of the Company’s products, specifically to the golf club market.

The Company offers leasing and other financing options for its commercial customers. The Company arranges financing for its dealers and direct sale customers through various third party lenders for which it may receive a fee. Management believes that these activities produce incremental sales of the Company’s products.

Warranties

All products are warranted for one to three years of labor and up to ten years for structural frames. Warranty periods for parts range from one to ten years depending on the part and type of equipment. The Company also provides extended warranties on its cardiovascular products. Warranty expense for the years ended December 31, 2011, 2010 and 2009 was $4,554,000, $3,547,000 and $4,940,000, respectively.

Competition

The market in which the Company operates is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. The Company currently competes primarily in the premium-performance, professional quality equipment segment of the market. The Company’s competitors vary according to product line and include companies with greater name recognition and more extensive financial and other resources than the Company.

Important competitive factors include price, product quality and performance, diversity of features, warranties and customer service. The Company follows a policy of premium quality and differentiated features which results in products having suggested retail prices at or above those of its competitors in most cases. The Company currently focuses on the segment of the market which values quality and is willing to pay a premium for products with performance advantages over the competition. Management believes that its reputation for producing products of high quality and dependability with differentiated features constitutes a competitive advantage.

Product Development

Research and development expense for the years ended December 31, 2011, 2010 and 2009 was $5,726,000, $5,569,000 and $4,545,000, respectively. At December 31, 2011, the Company had the equivalent of 37 employees engaged in ongoing research and development programs. The Company’s development efforts focus on improving existing products and developing new products, with the goal of producing user-friendly, ergonomically and biomechanically correct, durable exercise equipment with competitive features. Product development is a cross functional effort of sales, marketing, product management, engineering and manufacturing, led by the Company’s Senior Vice President of Research and Development.

Manufacturing and Supply

The Company maintains two vertically integrated manufacturing facilities equipped to perform fabrication, machining, welding, grinding, assembly and finishing of its products.

5

The Company manufactures treadmill and bike cardiovascular products in its facility located in Medway, Massachusetts and manufactures the cross trainers and strength equipment in its facility located in Owatonna, Minnesota. Raw materials and purchased components are comprised primarily of steel, aluminum, wooden decks, electric motors, molded or extruded plastics, milled products, circuit boards for computerized controls, video monitors and upholstery. These materials are assembled, fabricated, machined, welded, powder coated and upholstered to create finished products.

The Company’s multi-gym, and Home Arc products are manufactured for the Company in Taiwan.

The Company single sources its multi-gym and Home Arc products and certain raw materials and component parts, including drive motors, belts, running decks, molded plastic components, electronics and video monitors, where it believes that sole sourcing is beneficial for reasons such as quality control and reliability of the vendor or cost. The Company attempts to reduce the risk of sole source suppliers by maintaining varying levels of inventory. However, the loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, could have a material adverse effect on the Company’s operations.

The Company manufacturers most of its strength training equipment on a “build-to-order” basis which responds to specific sales orders. The Company manufactures its other products based upon projected sales in addition to a “build to order” basis.

Backlog

Backlog historically has not been a significant factor in the Company’s business.

Patents and Trademarks

The Company owns, licenses or has applied for various patents with respect to its products and has also registered or applied for a number of trademarks. While these patents and trademarks are of value, management does not believe that it is dependent, to any material extent, upon patent or trademark protection.

Insurance

The Company’s product liability insurance, which is on a claims made basis, provides an aggregate of $25,000,000 of annual coverage for claims made on or after December 1, 2011, $10,000,000 of annual coverage for claims made on or after December 1, 2008 and before December 1, 2011, and $5,000,000 of annual coverage for claims made prior to December 1, 2008. These policies include a deductible of a $250,000 per claim ($100,000 for claims between December 1, 2007 and December 1, 2008), with an annual aggregate deductible of $1,000,000 on claims made on or after December 1, 2008 and $750,000 on claims made prior to December 1, 2008. Reserves for self-insured retention, including claims incurred but not yet reported, are included in accrued liabilities on the consolidated balance sheet.

Governmental Regulation

The Company’s products are not subject to material governmental regulation.

The Company’s operations are subject to federal, state and local laws and regulations relating to the environment. The Company regularly monitors and reviews its operations and practices for compliance with these laws and regulations, and management believes that it is in material compliance with such environmental laws and regulations. Despite these compliance efforts, some risk of liability is inherent in the operation of the business of the Company, as it is with other companies engaged in similar businesses, and there can be no assurance that the Company will not incur material costs in the future for environmental compliance.

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Employees

On March 19, 2012, the Company employed 563 persons on a full-time basis. None of the Company’s employees are represented by a union. The Company considers its relations with its employees to be good.

Available Information

The Company files reports electronically with the Securities and Exchange Commission. Forms 8-K, 10-Q, 10-K, Proxy Statements and other information can be viewed at http://www.sec.gov. This information can also be viewed without charge at the Company’s own website at http://www.cybexinternational.com. The internet website address for Cybex is included in this report for identification purposes. The information contained therein or connected thereto are not intended to be incorporated into this Annual Report on Form 10-K.

ITEM 1A.	RISK FACTORS

The risk factors identified in the cautionary statements below could cause our actual results to differ materially from those suggested in the forward-looking statements appearing elsewhere in this Annual Report on Form 10-K. However, these risk factors are not exhaustive and new risks may also emerge from time to time. It is not possible for management to predict all risk factors or to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

We have incurred losses. While we were profitable in 2011, we incurred net losses in 2008 through 2010. In 2008, we recorded a goodwill impairment charge resulting in a net loss for the year. An approximate 19% decline in our 2009 net sales compared to the prior year was a substantial contributor to our 2009 net loss. In 2010, we incurred substantial pre-tax litigation charges related to a product liability jury award and an incremental tax provision, primarily due to the valuation allowance recorded against deferred tax assets as a result of the uncertainty of realization caused by the litigation charge. If we are unable to maintain our profitability and we incur losses in the future, such losses could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows.

We carry substantial debt. We carry a substantial amount of indebtedness. This leverage may have several important consequences, including the need to meet debt service requirements and vulnerability to changes in interest rates. This leverage may also limit our ability to raise additional capital, withstand adverse economic or business conditions and competitive pressures, and take advantage of significant business opportunities that may arise. In particular, the incurrence of losses in the future could result in the inability to meet debt service or the financial covenants pertaining to our indebtedness.

General economic conditions affect our results. Demand for our products is affected by economic conditions and consumer confidence. In times of economic uncertainty, our customers, particularly commercial customers such as fitness clubs, may become cautious in making expansion and other investments and may reduce their capital expenditures for items such as the fitness equipment offered by us. In addition, economic conditions could make it more difficult for us to collect amounts as they become due to us. While our net sales in 2010 and 2011 were 2% and 14%, respectively, above prior year results, net sales for 2009 were approximately 19% below 2008 net sales. We believe that this sales decline largely reflected our customers’ caution in making capital investment decisions due to economic conditions, both generally and in the fitness industry. If economic conditions deteriorate, our ability to generate future revenues and earnings and our business prospects, liquidity and financial condition could be materially adversely affected.

We depend upon our ability to successfully develop, market and sell new or improved products. Our continued growth and ability to remain competitive will substantially depend upon our development of new or improved products. A failure to develop new or improved products on a timely basis, or which are accepted in

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the marketplace, or which produce appropriate sales or profit margins, could adversely affect our ability to generate future revenues and earnings and have a negative impact on our business prospects, liquidity and financial condition.

Increases in raw material costs, or the unavailability of raw materials or components, could adversely affect us. Increases in our cost of raw materials could have a material effect on our profitability. We currently source our multi-gym and Home Arc and certain raw materials and component parts (e.g., drive motors, belts, running decks, molded plastic components, electronics and video monitors) from single suppliers. Economic conditions may make it more likely that our suppliers are unable to deliver supplies which we require on a timely basis or at all. The loss of a significant supplier, or delays or disruptions in the delivery of raw materials or components, could adversely affect our ability to generate future revenues and earnings and have a material adverse effect on our business and financial results.

Failure to comply with our credit facilities could have a material adverse effect upon us. We failed to meet certain financial covenants contained in our credit facilities in 2009. We obtained waivers from each lender and we also renegotiated our financial covenants with our lenders. In March 2011, our financial covenants were further amended and since such date we have been in continuous compliance with our credit facilities. A failure to remain in compliance with our credit facilities could result in a number of consequences, such as our lenders requiring all indebtedness to be paid or our revolving lender refusing to extend further revolving loans, which could have a material adverse effect on our business, prospects or financial condition.

We are subject to product liability claims that may exceed our insurance coverage. As a manufacturer of fitness products, we are inherently subject to the hazards and uncertainties of product liability litigation. We have maintained, and expect to continue to maintain, product liability insurance, and we include reserves for self insured retention in accrued liabilities in our consolidated balance sheets. While we have increased our insurance coverage and believe that our current insurance coverage is adequate, we may be subject to product liability claims which assert damages materially in excess of the limits of our insurance coverage. In December 2010, a significant jury verdict was rendered in a product liability suit. This matter was settled in 2012 for an amount substantially in excess of our available insurance coverage. It is possible that the Company could be subject to other product liability judgments or settlements which materially exceed the available insurance coverage and related reserves.

We have been involved in a number of other litigation matters and expect legal claims in the future. In addition to the product liability claims discussed above, in recent years we have been involved in other litigation matters, including with respect to intellectual property rights and contractual disputes. We expect that we will continue to be involved in litigation in the ordinary course of business. While we maintain reserves for estimated litigation costs and losses, one or more adverse determinations or excessive costs in litigation affecting us could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows.

Our failure or inability to protect our intellectual property from misappropriation or competition could adversely affect our business prospects. Our intellectual property aids us in competing in the exercise equipment industry. Despite our efforts to protect our intellectual property rights, such as through patent, trade secret and trademark protection, unauthorized parties may try to copy our products, or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our rights to as great an extent as U.S. law. Furthermore, the patents and trademarks which we have obtained or may seek in the future may not be of a sufficient scope or strength to provide meaningful economic or competitive value. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and we also remain subject to the risk that our competitors or others will independently develop non-infringing products substantially equivalent or superior to our products. We also may not be able to prevent others from claiming that our products violate their proprietary rights. If we are unable to protect our intellectual property, or if we are sued for infringing another party’s intellectual property, our business, financial condition, results of operation or cash flows could be materially adversely affected.

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We principally use two facilities to produce our products and a material business disruption at either facility could significantly impact our business. Most of our products are manufactured or assembled in two vertically integrated facilities located in Massachusetts and Minnesota. These facilities house all our manufacturing operations and our executive offices. We take precautions to safeguard our facilities, including obtaining insurance, maintaining safety protocols and using off-site storage of computer data. However, a natural disaster, such as an earthquake, fire or flood, or an act of terrorism or vandalism could cause substantial disruption to our operations, damage or destroy our manufacturing equipment, information systems or inventory and cause us to incur substantial additional expenses. The insurance we maintain against disasters may not cover or otherwise be adequate to meet our losses in any particular case. Any disaster which prevents operations in either of our facilities for any extended period may result in decreased revenues and increased costs and could significantly harm our operating results, financial condition, cash flows and prospects.

The loss of a major customer could adversely affect us. In 2011, sales to one independent authorized dealer represented 12.8% of our net sales and sales to an end user customer represented 11.1% of net sales. These customers represented 8.1% and 11.1%, respectively, of our accounts receivable as of December 31, 2011. The concentration of customers may increase our overall exposure to credit risk. The loss or significant reduction in the business of a major customer, or a major customer experiencing financial difficulty, could significantly harm our operating results, financial condition, cash flows and prospects.

We rely on third party dealers and distributors to sell and service a significant portion of our products. In 2011, substantially more than half of our total net sales were to our independent authorized dealers in North America and to independent distributors internationally. These third party dealers and distributors may terminate their relationships with us, or fail to commit the necessary resources to sell or service our products to the level of our expectations. If current or future third party dealers or distributors do not perform adequately, or if we fail to maintain our existing relationships with them or fail to recruit and retain dealers or distributors in particular markets or geographic areas, our revenues may be adversely affected and our operating results could suffer.

Our major stockholders may exercise effective control over us. John Aglialoro, Joan Carter and UM Holdings Ltd., who are related parties, collectively own approximately 49.5% of our outstanding common stock. Such stockholders may have the ability to significantly influence (i) the election of our Board of Directors, and thus our future direction and (ii) the outcome of all other matters submitted to our stockholders, including mergers, consolidations and the sale of all or substantially all of our assets.

We face strong competition. The fitness equipment industry is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. Our competitors include companies with strong name recognition and more extensive financial and other resources than us.

Warranty claims may exceed the related reserves. We warrant our products for varying periods of up to ten years. While we maintain reserves for warranty claims, it could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows if warranty claims were to materially exceed anticipated levels.

We may have a liability related to the arrangement of third party financing. We offer to our customers leasing and other financing of products by third party providers, for which we may receive a fee. While most of these financings are without recourse, in certain cases we may offer a guaranty or other recourse provisions. At December 31, 2011, our maximum contingent liability under all recourse provisions was approximately $3,638,000. While we maintain a reserve for estimated losses under these recourse provisions, it could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows if actual losses were to materially exceed the related reserve.

Unfavorable international political or economic changes and/or currency fluctuations could negatively impact us. Approximately 32% and 31% of our sales in 2011 and 2010, respectively, were derived from outside

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North America. Political or economic changes and/or currency fluctuations in countries in which we do business could negatively impact our business and financial results, including decreases in our revenues and profitability.

Failures or breaches of our IT system could have a material adverse effect on our business. We are dependent on our information technology (IT) infrastructure. Significant problems with our infrastructure, such as telephone or IT system failure, computer viruses or other third-party tampering with IT systems, could halt or delay our ability to manufacture or distribute our products or service our customers, hinder our ability to conduct our business and require significant remediation costs. We maintain, in the ordinary course of business, sensitive customer, employee and vendor information. While we have instituted safeguards for the protection of such information, these security measures may be compromised as a result of third party security breaches, employee error, or other irregularity. A loss of confidential or proprietary data or security breaches of our IT systems could adversely affect our reputation, diminish customer confidence, and subject us to possible financial liability. Any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to attract and retain key employees and the loss of any member of our senior management could negatively affect our business. We compete for the services of qualified personnel. Our future success will depend upon, to a significant degree, the performance and contribution of the members of senior management and upon our ability to attract, motivate and retain other highly qualified employees with technical, management, marketing, sales, product development, creative and other skills. Although we do have employment agreements with our executive officers, there can be no assurance that such officers will continue to perform under those contracts. Our business, financial condition and results of operations could be materially and adversely affected if we lost the services of members of our senior management team or key technical or creative employees or if we failed to attract additional highly qualified employees.

Future issuances of preferred stock may adversely affect the holders of our common stock. Our Board has the ability to issue, without approval by the common stockholders, shares of one or more series of preferred stock, with the new series having such rights and preferences as the Board may determine in its sole discretion. Any series of preferred stock may have rights, including cumulative dividend, liquidation and conversion rights, senior to our common stock, which could adversely affect the holders of the common stock, as well as the economic value of the common stock.

A variety of factors may discourage potential take-over attempts. John Aglialoro, Joan Carter and UM Holdings Ltd., who are related parties, collectively own approximately 49.5% of our outstanding common stock. In addition, our Certificate of Incorporation requires an affirmative super-majority stockholder vote before we can enter into certain defined business combinations, except for combinations that meet certain specified conditions; provides for staggered three-year terms for members of the Board of Directors; and authorizes the Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. Each of these factors could have the effect of discouraging potential take-over attempts and may make attempts by stockholders to change our management more difficult.

In the event we are unable to satisfy regulatory requirements relating to internal control over financial reporting, or if these internal controls are not effective, our business and financial results may suffer. Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our business and operating results could be harmed. Pursuant to the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In

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addition, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed, we could fail to meet our reporting obligations, and there could also be a material adverse effect on our stock price.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

The Company occupies approximately 120,000 square feet of space in Medway, Massachusetts and approximately 340,000 square feet of space in Owatonna, Minnesota for administrative offices, manufacturing, assembly and warehousing. Both facilities are owned by the Company. The Company also utilizes outside warehousing.

Cybex UK, the Company’s wholly-owned United Kingdom subsidiary, leases approximately 728 square feet of space in Measham, England. This space is utilized for the subsidiary’s direct sales and service efforts in the United Kingdom, which serves Cybex’s operations throughout Europe.

The Company’s manufacturing facilities are equipped to perform fabrication, machining, welding, assembly and powder coating of its products. These facilities are well maintained and kept in good repair. Management believes that the Company’s facilities are adequate for its operations for the foreseeable future.

Additional information concerning the financing of the Company’s facilities is described in Notes 7 and 14 to the Company’s consolidated financial statements.

ITEM 3.	LEGAL PROCEEDINGS

Product Liability

As a manufacturer of fitness products, the Company is inherently subject to the hazards and uncertainties of product liability litigation. The Company has maintained, and expects to continue to maintain, product liability insurance, and it includes reserves for self insured retention in accrued liabilities in the consolidated balance sheets. While the Company has increased its insurance coverage and believes it to be adequate in light of the risks of product liability claims and awards, the Company may be subject to product liability claims which assert damages materially in excess of the limits of its insurance coverage. In December 2010, a jury verdict in the Barnhard v Cybex International, Inc. product liability suit, discussed below, apportioned a significant amount of liability to the Company, which substantially exceeded the Company’s available insurance coverage. It is possible that the Company could be subject to other product liability judgments or settlements which materially exceed the available insurance coverage and related reserves.

Litigation and Contingencies

Barnhard v. Cybex International, Inc., et al.

This product liability litigation was commenced in 2005 in the Supreme Court, Eighth District, State of New York. The plaintiff, who was rendered a quadriplegic after she pulled a Cybex weight machine over onto herself, asserted that Cybex was at fault for the accident due to the design of the machine and a failure to warn. On December 7, 2010, the jury returned a $66 million verdict, apportioned 75% to Cybex, 20% to third party defendant Amherst Orthopedic Physical Therapy, P.C. and 5% to the plaintiff.

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In January 2011, the Company filed post-trial motions, seeking, alternatively, judgment in its favor as a matter of law, a new trial and a reduction of the verdict. In February 2011, the trial court denied these motions, and the Company thereafter filed an appeal from this post-trial order with the Appellate Division, Fourth Judicial Department. In April 2011, a judgment was entered for $63,075,000 against Cybex. Under New York law, Cybex was responsible for payment of the judgment but could seek reimbursement from the co-defendant of approximately 21% of its payments on the judgment. The Company filed an appeal of the judgment with the Appellate Division. In May 2011, the Appellate Division granted the Company’s motion for a stay of enforcement of the Barnhard judgment during the pendency of the Company’s appeals, subject to the posting of collateral aggregating $10,000,000. In November 2011, the Appellate Division rendered a decision in the Company’s appeals, reducing the judgment by approximately 31%, to approximately $44 million, and otherwise affirming the judgment.

In February 2012, the parties entered into a settlement agreement. Pursuant to this settlement, Cybex paid to the plaintiff, net of insurance and contribution by the third party defendant, approximately $18,500,000 and agreed to pay the additional sum of approximately $1,000,000 over a seven year period, the parties provided cross-releases of all claims, and the litigation will be dismissed with prejudice.

The Company is involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Legal fees related to those matters are charged to expense as incurred.

ITEM 4.	MINE SAFETY DISCLOSURES

Not Applicable

SPECIAL ITEM. EXECUTIVE OFFICERS OF REGISTRANT

Officers are elected by the Board of Directors and serve at the pleasure of the Board. The executive officers of the Company as of March 19, 2012 were as follows:

Name	Age	Position
John Aglialoro	68	Chairman and Chief Executive Officer
Arthur W. Hicks, Jr.	53	President, Chief Operating Officer and Chief Financial Officer
Edward Kurzontkowski	48	Senior Vice President of Manufacturing
Raymond Giannelli	58	Senior Vice President of Research and Development
Edward J. Pryts	51	Senior Vice President of Sales—North America
John P. Young	49	Senior Vice President of Sales—International

Mr. Aglialoro has served as Cybex’s Chief Executive Officer since 2000. Mr. Aglialoro is also the Chairman of UM Holdings Ltd., which he co-founded in 1973. UM Holdings Ltd. is the Company’s principal stockholder. He served as a Director and Chairman of Trotter Inc. (“Trotter”) from 1983 until Trotter’s merger with Cybex in 1997, from which time he has served as the Chairman of the Company’s Board of Directors.

Mr. Hicks is the Company’s President, Chief Operating Officer and Chief Financial Officer. Mr. Hicks has served the Company as President since 2008, as Chief Operating Officer since 2006 and as Chief Financial Officer since 2002. He also held the title Executive Vice President from 2006 until his appointment as President. He was a director of Trotter from 1994 to 1997 and has served as a director of Cybex since 1997.

Mr. Kurzontkowski has served as the Company’s Senior Vice President of Manufacturing since 2008. He joined Trotter in 1981 and has served the Company in a variety of capacities, including Senior Vice President of Manufacturing and Engineering from 2003 to 2008.

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Mr. Giannelli has served as the Company’s Senior Vice President of Research and Development since 2003. He first joined Cybex in 1975 and served in various positions including Vice President of Research and Development. In 1991, Mr. Giannelli left Cybex and joined Trotter as the Vice President of Research and Development and continued to maintain that position after the merger of Trotter with Cybex. Mr. Giannelli left Cybex in 1999 and returned in 2001 to assist in Cybex’s research and development effort as the Chairman of the Cybex Institute.

Mr. Pryts has served as the Company’s Senior Vice President of Sales—North America since 2007. Mr. Pryts first joined Trotter in 1993 and has served the Company in a variety of capacities, including Vice President of Sales—North America from 2002 to 2006.

Mr. Young has served as the Company’s Senior Vice President of Sales—International since January 2007. He first joined Cybex in 1999 and has served in several capacities, including Vice President of International Sales from 2001 to 2006.

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PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s common shares are traded on the NASDAQ Global Market under the symbol CYBI.

The following table shows the high and low market prices as reported by NASDAQ:

	2011		2010
Calendar	High	Low	High	Low
First Quarter	$0.89	$0.65	$1.62	$1.17
Second Quarter	1.32	0.67	1.72	1.17
Third Quarter	0.87	0.55	1.80	1.34
Fourth Quarter	1.38	0.36	1.65	0.57

As of March 19, 2012, there were approximately 427 common stockholders of record. This figure does not include stockholders with shares held under beneficial ownership in nominee name.

Under the Company’s credit agreements, the Company currently does not have the ability to pay dividends. The present policy of the Company is to retain any future earnings to provide funds for the operation and expansion of its business.

The following table summarizes securities authorized for issuance under equity compensation plans at December 31, 2011:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	633,125	$2.34	608,000	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	633,125	$2.34	608,000

(1)	Consists of 608,000 shares available for issuance under the Company’s 2005 Omnibus Incentive Plan. See Note 10 to the Company’s consolidated financial statements for a description of this plan.

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Performance Graph

The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Company’s common stock with the total returns of the NASDAQ Market Value Index, a broad market index covering stocks listed on the NASDAQ, and the companies in the Sporting and Athletic Goods Industry (SIC Code 3949), a group encompassing 15 companies (the “SIC Code Index”). The performance graph is deemed furnished and not filed with the Securities and Exchange Commission.

Comparison of 5-Year Cumulative Total Return Among

Cybex International, Inc., NASDAQ Market Index,

and SIC Code Index (1)

	2006	2007	2008	2009	2010	2011
Cybex International, Inc.	$100.00	$76.60	$30.67	$19.50	$11.00	$7.00
NASDAQ Market Index	100.00	110.26	65.65	95.19	112.10	110.81
SIC CODE 3949-Sporting and Athletic Goods	100.00	96.89	43.02	39.67	45.50	36.30

(1)	Assumes $100 invested on December 31, 2006 and dividends are reinvested. Source: Research Data Group, Inc.

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ITEM 6.	SELECTED FINANCIAL DATA

The following information has been extracted from the Company’s consolidated financial statements for the five years ended December 31, 2011. This selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements and notes thereto included elsewhere in this report.

	Year Ended December 31,
	2011		2010	2009	2008	2007
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$140,129		$122,961	$120,474	$147,929	$146,503
Cost of sales	90,221		78,114	84,466	99,940	95,683

Gross profit	49,908		44,847	36,008	47,989	50,820
Selling, general and administrative expenses	41,671		42,072	37,680	42,321	42,224
Litigation charge (reduction)	(27,058	)(a)	45,991 (b)	—	—	—
Goodwill impairment charge	—		—	—	11,247 (d)	—

Operating income (loss)	35,295		(43,216)	(1,672)	(5,579)	8,596
Interest expense, net	(1,004)		(1,260)	(1,274)	(1,176)	(963)

Income (loss) before income taxes	34,291		(44,476)	(2,946)	(6,755)	7,633
Income tax expense (benefit)	36		13,761 (c)	(509)	2,333	(2,121	)(e)

Net income (loss)	$34,255		$(58,237)	$(2,437)	$(9,088)	$9,754

Basic earnings (loss) per share	$2.00		$(3.40)	$(0.14)	$(0.52)	$.56

Diluted earnings (loss) per share	$2.00		$(3.40)	$(0.14)	$(0.52)	$.55

(a)	Consists of a $27,058 reduction in the litigation charge to reflect a settlement in the Barnhard product liability litigation.
(b)	Consists of a $45,991 charge relating to the unfavorable jury verdict in the Barnhard product liability litigation.
(c)	Includes an increase in the valuation allowance of $30,656 to fully offset deferred tax assets, primarily due to the uncertainty of realization of the Company’s deferred tax assets resulting from the product liability suit. The net incremental tax provision recorded as a result of the litigation charge was $12,665.
(d)	Consists of a non-cash non-tax deductible goodwill impairment charge of $11,247 triggered by declines in the Company’s stock price in the period.
(e)	Includes a benefit of $5,377 resulting from a reduction in the valuation allowance for deferred income taxes.

	December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Balance Sheet Data:
Working capital	$7,862	$(26,611)	$21,107	$20,929	$18,186
Total assets	84,643	85,414	88,635	91,301	98,129
Long-term debt (including current portion)	14,289	15,809	17,606	18,488	18,950
Total stockholders’ equity (deficit)	19,638	(15,010)	43,109	45,451	55,042

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ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT FOR FORWARD LOOKING INFORMATION

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made below. These include, but are not limited to, our ability to comply with the terms of our credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving us. Further information on these and other factors which could affect our financial results can be found in our filings with the Securities and Exchange Commission, including Part I of this Annual Report on Form 10-K.

OVERVIEW AND OUTLOOK

We are a New York corporation that develops, manufacturers and markets high performance, professional quality exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market.

We estimate that commercial sales represent more than 90% of our total net sales. Our financial performance can be affected when, in times of economic uncertainty, our commercial customers, particularly fitness clubs, become cautious in making expansion and other capital investments and reduce their expenditures for items such as the fitness equipment offered by us.

Our net sales began to decline commencing with the fourth quarter of 2008, with net sales in 2009 and 2010 approximately 19% and 17%, respectively, below 2008 net sales. We believe that this sales decline largely reflected our commercial customers, particularly fitness clubs, being cautious in making capital investments due to economic conditions, both generally and in the fitness industry. Our sales began to recover in 2010, with 2010 net sales approximately 2% above 2009 net sales. This recovery accelerated in 2011, with our net sales for 2011 14% above net sales for 2010. While we believe that this recovery in sales may reflect improving economic and industry conditions as well as our marketing and new product initiatives, there is no assurance that the improved sales trend will continue. We also cannot be certain the extent that other factors, such as changes in economic conditions, will affect our financial performance.

We took various steps to reduce expenses in response to the decline in our sales in 2009. These steps included a first quarter 2009 work force reduction of about 5% and a wage reduction of 3% or 5% for all employees in effect from the second quarter 2009 to December 31, 2009. In addition, at the request of our outside Board members, a 5% reduction in director fees was in effect during the period of the employee wage reduction. We intend to monitor general economic conditions and our sales performance and, if warranted, may implement further cost saving measures.

In December 2010, the jury in the Barnhard product liability suit described elsewhere in this Report apportioned a significant amount of liability to us, substantially exceeding our available insurance coverage for this matter. In February 2012, we entered into a settlement agreement with the plaintiff. Pursuant to this settlement, we paid to the plaintiff, net of insurance and contribution by the third party defendant, approximately $18,500,000 and agreed to pay an additional sum of approximately $1,000,000 over seven years, the parties provided cross-releases of all claims, and the litigation will be dismissed with prejudice. To fund a portion of these payments we incurred additional debt from our primary lender.

The foregoing statements are based on current expectations. These statements are forward-looking and actual results may differ materially. In particular, the continued uncertainties in U.S. and global economic conditions and in the fitness industry make it particularly difficult to predict future events and may preclude us from achieving expected results.

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RESULTS OF OPERATIONS

The following table sets forth selected items from the Consolidated Statements of Operations as a percentage of net sales:

	Year Ended December 31,
	2011	2010	2009
Net sales	100%	100%	100%
Cost of sales	64	64	70

Gross profit	36	36	30
Selling, general and administrative expenses	30	34	31
Litigation charge (reduction)	(19)	37	—

Operating income (loss)	25	(35)	(1)
Interest expense, net	1	1	1

Income (loss) before income taxes	24	(36)	(2)
Income tax expense (benefit)	—	11	—

Net income (loss)	24%	(47)%	(2)%

NET SALES

Our net sales increased $17,168,000, or 14%, to $140,129,000 in 2011 compared with a $2,487,000, or 2%, increase in 2010 compared to 2009.

The increase in 2011 was attributable to increases in sales of cardiovascular products of $6,848,000, or 10%, to $76,210,000, increased sales of strength products of $7,595,000, or 19%, to $48,615,000 and increased freight, parts and other sales of $2,725,000, or 21%, to $15,304,000. Both U.S. and international markets were strong.

The increase in 2010 was attributable to increases in sales of cardiovascular products of $2,658,000, or 4%, to $69,362,000 and increased freight, parts and other sales of $801,000, or 7%, to $12,579,000, offset by decreases in sales of strength products of $972,000, or 2%, to $41,020,000.

We believe that the overall increases in sales are reflective of improving economic conditions as well as our marketing and new product initiatives.

Sales outside of North America represented 32%, 31% and 29% of consolidated net sales in 2011, 2010 and 2009, respectively.

GROSS MARGIN

Gross margin was 35.6% in 2011, compared with 36.5% in 2010 and 29.9% in 2009. Margins decreased in 2011 due to higher warranty costs (0.3%) and higher costs of introducing our new treadmill models (0.6%).

Margins increased in 2010 due to higher selling prices (2.3%), favorable product mix (1.2%), lower warranty costs (1.2%), lower component costs (.9%), lower obsolescence expense (.9%) and lower manufacturing costs (.1%).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses, decreased by $401,000, or 1%, in 2011 to $41,671,000 compared to an increase of $4,392,000, or 12%, in 2010. As a percentage of net sales, these expenses were 30%, 34% and 31% in 2011, 2010 and 2009, respectively.

The 2011 decrease in selling, general and administrative expenses was predominantly due to lower advertising and promotional costs partially offset by additional marketing and international personnel.

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The 2010 increase in selling, general and administrative expenses was predominantly due to higher sales and marketing costs ($3,551,000) including initiatives directed to new markets, higher sales compensation and advertising costs.

LITIGATION CHARGE (REDUCTION)

The 2010 litigation charge relates to the unfavorable jury verdict in the Barnhard product liability suit, and the 2011 reduction to this charge reflects the settlement of the litigation. See Note 14 to the Company’s consolidated financial statements.

INTEREST EXPENSE, NET

Net interest expense decreased by $256,000, or 20%, in 2011 to $1,004,000 compared to a decrease of $14,000, or 1%, in 2010. During 2011, interest expense decreased due to lower interest rates on our equipment facility, as well as lower debt balances. During 2010, interest expense decreased due to lower interest rates on our equipment facility offset by higher interest earned in 2009 from a financing program.

INCOME TAXES

A valuation allowance for deferred tax assets is recorded to the extent it cannot be determined that the realization of these assets is more likely than not. Due to the uncertainty created by an unfavorable product liability jury verdict (see Note 14 to the Company’s consolidated financial statements), we determined that a valuation allowance against the entire amount of our deferred tax assets as of December 31, 2010 was necessary. Since the required settlement payment for the Barnhard litigation in 2012 will increase our net operating loss carryforwards by approximately $18,500,000, and since we incurred cumulative losses during the three year period ended December 31, 2011, we determined that a valuation allowance against the entire amount of our deferred tax assets continues to be appropriate as of December 31, 2011. Since our deferred tax assets are fully reserved as of December 31, 2011, income tax expense recorded is the amount of state and federal alternative minimum tax that is currently payable, which was partially offset by a refund of federal alternative minimum taxes paid in prior years of $257,000, recorded as a benefit in 2011 since it was fully reserved as of December 31, 2010. We recorded an income tax expense (benefit) of $36,000, $13,761,000 and ($509,000) for the years ended December 31, 2011, 2010, and 2009, respectively. The effective tax rate was 43.5% and 72.3% in 2011 and 2010, respectively, excluding the litigation charge and adjustments to the charge and related tax expense, and a benefit of (17.3%) in 2009. Charges related to the Barnhard matter were not deductible in 2010 and 2011 since no payments were made until the 2012 settlement. Actual cash outlays for taxes continue to be reduced by the available operating loss carryforwards and credits.

As of December 31, 2011, U.S. federal operating loss carryforwards of approximately $9,535,000 (exclusive of the settlement payment for the Barnhard litigation of approximately $18,500,000 that was made in 2012) were available to us to offset future taxable income and, as of such date, we also had foreign net operating loss carryforwards of $6,626,000, federal alternative minimum tax credit carryforwards of $539,000 and federal research and development tax credit carryforwards of $490,000.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2011, we had working capital of $7,862,000 compared to a negative working capital of $26,611,000 at December 31, 2010. The net increase in working capital is primarily due to the reduction of the net Barnhard litigation accrual as a result of the settlement of the suit and the operating profit generated during the period.

For the year ended December 31, 2011, we generated $9,521,000 of cash from operating activities compared to $4,188,000 for the year ended December 31, 2010. The increase in cash provided by operating activities in 2011 compared to 2010 is primarily due to increased operating income (exclusive of litigation charge/settlement adjustment and related tax expense).

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Cash used in investing activities of $3,073,000 in 2011 consisted of purchases of manufacturing tooling and equipment of $2,385,000, primarily for the manufacture of new products, and computer hardware and infrastructure of $688,000. Cash used in investing activities of $2,240,000 during 2010 consisted of purchases of manufacturing tooling and equipment of $1,443,000, primarily for the manufacture of new products, and computer hardware and infrastructure of $797,000. While 2012 capital expenditures are expected to be approximately $3,700,000, the timing and amount of these expenditures will depend on economic conditions, the results of our operations and our other cash needs.

For the year ended December 31, 2011, cash used in financing activities of $1,520,000 consisted of principal payments on the Citizens equipment facility and real estate loan. For the year ended December 31, 2010, cash used in financing activities of $1,797,000 consisted of $5,863,000 in repayment of the Wells Fargo Bank, NA (“Wells Fargo”) term loans and $933,000 of principal payments on the Citizens real estate loan, offset by $4,999,000 advanced under the Citizens equipment facility.

We have credit facilities with RBS Citizens, National Association and RBS Asset Finance, Inc. (collectively, “Citizens”). Our Citizens Credit Agreement provides a revolving line of credit of up to the lesser of a ceiling or an amount determined by reference to a borrowing base. In addition to working capital loans, the revolving line of credit can also be utilized for letters of credit, and in June 2011, an $8,000,000 letter of credit was issued under the Citizens Credit Agreement to support the stay in the Barnhard litigation described elsewhere in this Report. This letter of credit was terminated in connection with the 2012 settlement of the litigation. Our Citizens Loan Agreement provided for a $13,000,000 real estate loan which was advanced in 2007 to finance the acquisition of our Owatonna facility. In March 2012, the Citizens Credit Agreement and Loan Agreement were amended to, among other things, increase the ceiling to our revolving line of credit to $18,000,000 and provide a $8,122,000 real estate loan on our Medway facility. This additional borrowing capacity was used to finance a portion of the settlement payments in the Barnhard product liability suit (see Note 14 to the Company’s consolidated financial statements). Our Citizens equipment facility has provided $4,999,000 of equipment lease financing, the proceeds of which were used in June 2010 to retire equipment term loans and related obligations to Wells Fargo. The Citizens real estate loans and revolving line of credit are secured by substantially all of our assets. The Citizens equipment facility is secured by our equipment, is cross-collateralized by our accounts receivable and inventory and matures on July 1, 2015. The Citizens Owatonna real estate loan matures on July 2, 2014, the Medway real estate loan matures on March 15, 2017 and the Citizens revolving line of credit matures on July 2, 2013.

At December 31, 2011, there were no outstanding revolving credit loans, a $10,703,000 real estate loan and $3,586,000 outstanding under the Citizens equipment facility. Availability under the revolving loan fluctuates daily based on the borrowing base and is reduced by outstanding letters of credit. At March 15, 2012, the availability under the revolving line of credit was $13,971,000.

Our credit facilities include financial covenants. These financial covenants were amended in March 2011. At December 31, 2011, we were in compliance with each credit facility’s financial covenants, as amended. While there can be no assurance, we believe that we will remain in compliance with our financing agreements during at least the next 12 months.

We rely upon cash flows from our operations and borrowings under our credit facilities to fund our working capital and capital expenditure requirements. We believe that our cash flows and the availability under our credit facilities are sufficient to fund our general working capital and capital expenditure needs for at least the next 12 months. However, a decline in sales or margins or a failure to remain in compliance with the terms of our credit facilities could result in having insufficient funds for our working capital and capital expenditure needs.

As of December 31, 2011, we had approximately $16,161,000 in U.S. Federal and non-U.S. net operating loss carry forwards, substantially all of which will be available to offset future taxable income. These losses do not include the charges relating to the settlement of the Barnhard matter, as these charges are not deductible for income tax purposes until paid.

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RECONCILIATION OF GAAP TO NON-GAAP RESULTS

The following table sets forth certain financial information for the years ended December 31, 2011, 2010 and 2009 excluding the litigation (reduction) charge and the related tax impact, respectively. This presentation is not in accordance with generally accepted accounting principles (“GAAP”), and the table includes a reconciliation of GAAP and non-GAAP results. We believe that the non-GAAP statement of operations data is a beneficial supplemental disclosure in analyzing and assessing our operating performance, exclusive of the effects of the litigation (reduction) charge and related adjustment to the valuation allowance, and to provide a basis for reviewing our operating performance on a consistent basis for the periods presented. In addition, management utilizes this information in analyzing our performance and for planning purposes.

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share data)
GAAP net income (loss)	$34,255	$(58,237)	$(2,437)
Adjustments
Eliminate litigation (reduction) charge	(27,058)	45,991	—
Adjustment to income tax provision to exclude impact of litigation (reduction) charge	(3,110)	12,665	—

Non-GAAP net income (loss)	$4,087	$419	$(2,437)

Basic and diluted net income (loss) per share	$2.00	$(3.40)	$(0.14)
Adjustments	(1.76)	3.43	—

Non-GAAP basic and diluted net income (loss) per share	$0.24	$0.03	$(0.14)

CONTRACTUAL OBLIGATIONS

The following is an aggregated summary of the Company’s obligations and commitments to make future payments under various agreements:

	TOTAL	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
Contractual obligations:
Debt	$14,289,000	$1,520,000	$12,183,000	$586,000	$—
Interest due including impact of interest rate swap (a)	2,502,000	1,022,000	1,469,000	11,000	—
Capital lease obligations (b)	17,000	11,000	6,000	—	—
Operating lease commitments	1,331,000	565,000	612,000	154,000	—
Purchase obligations	24,632,000	19,024,000	5,608,000	—	—

	$42,771,000	$22,142,000	$19,878,000	$751,000	$—

(a)	This includes a fixed rate of 8.75% per the interest rate swap agreement.
(b)	Includes future interest obligation.

This table does not include the net amount of $19,508,000 payable in connection with the settlement of the Barnhard v. Cybex International, Inc. litigation described in Item 3, Legal Proceedings, of which $18,500,000 was paid in March 2012, with the balance payable over seven years. A portion of the settlement was financed through additional borrowings under our amended credit facilities dated as of March 15, 2012.

We have agreements with our named executive officers that provide for severance payments to the officer in the event the employee is terminated without cause or, in certain situations, the officer resigns after a change in control. As further described in Note 14, Employment Agreements, to the Company’s consolidated financial

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statements, the maximum cash exposure under these agreements was $2,340,000 as of December 31, 2011. The actual amounts to be paid can only be determined at the time of the executive officer’s separation from the Company.

OFF-BALANCE SHEET ARRANGEMENTS

We have a lease financing program, whereby we arrange equipment leases and other financing for certain commercial customers for selected products. These leases are sales-type leases and are generally for terms of three to five years, at which time title transfers to the lessee. While most of these financings are without recourse, in certain cases we may offer a guaranty or other recourse provisions. At December 31, 2011, the maximum contingent liability under all recourse provisions was approximately $3,638,000. A reserve for estimated losses under recourse provisions of $203,000 has been recorded based upon historical experience, and is included in accrued liabilities at December 31, 2011.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the Financial Accounting Standards Board (FASB) issued guidance to provide a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. The requirements include additional disclosure of transfers between Level 1 to Level 2, Level 3 measurement, an entity’s use of an asset being different from its highest and best use, and for financial instruments not measured at fair value. The guidance is effective for periods beginning after December 15, 2011 and early adoption is permitted. The Company early adopted these requirements and there was no impact on the Company’s consolidated financial condition, results of operations, or cash flows.

In June 2011, the FASB issued guidance to increase the prominence of other comprehensive income in the financial statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. The standard also requires that items reclassified from other comprehensive income to net income be presented on the face of the financial statements. However, in December 2011, the FASB finalized a proposal to defer the requirement to present reclassifications from other comprehensive income to net income on the face of the financial statements and require that reclassification adjustments be disclosed in the notes to the financial statements, consistent with the existing disclosure requirements. The deferral does not change the requirement to present net income, components of other comprehensive income, and total comprehensive income in either one continuous statement or two separate but consecutive statements. This guidance is effective for the periods beginning after December 15, 2011 and early adoption is permitted. The Company has adopted these requirements early, with retrospective application to all periods presented, except with regard to the requirement to present reclassifications from other comprehensive income to net income on the face of the financial statements. The adoption of this guidance did not have any impact on the Company’s consolidated financial condition, results of operations or cash flows.

CRITICAL ACCOUNTING POLICIES

The Company’s significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to the allowance for doubtful accounts, realizability of inventory, reserves for warranty obligations, reserves for legal matters and product liability, and valuation of deferred tax assets. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable

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under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, which could materially impact the Company’s results of operations and financial position. These critical accounting policies and estimates have been discussed with the Company’s audit committee.

Allowance for doubtful accounts. Management performs ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by a review of their current credit information. Management continuously monitors collections and payments from customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. If the financial condition of a specific customer or the Company’s general customer base were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Realizability of inventory. The Company values inventory at the lower of cost or market. Management regularly reviews inventory quantities on-hand and records a provision for excess and obsolete inventory based primarily on estimated forecasts of product demand and historical usage, after considering the impact of new products. If actual market conditions and product demand are less favorable than projected, additional inventory write-downs may be required.

Warranty reserve. All products are warranted for one to three years of labor and up to ten years for structural frames. Warranty periods for parts range from one to ten years depending on the part and the type of equipment. A warranty liability is recorded at the time of product sale based on estimates that are developed from historical information and certain assumptions about future events. Future warranty obligations are affected by product failure rates, usage and service costs incurred in addressing warranty claims. These factors are impacted by the level of new product introductions and the mix of equipment sold to the commercial and consumer markets. If actual warranty costs differ from management’s estimates, adjustments to the warranty liability would be required.

Legal matters. The Company will record a reserve related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be determined. With respect to other matters, management has concluded that a loss is only possible or remote and, therefore, no loss is recorded. As additional information becomes available, the Company will continue to assess whether losses from legal matters are probable, possible, or remote, and the adequacy of accruals for probable loss contingencies.

Product liability reserve. Due to the nature of its products, the Company is involved in certain pending product liability claims and lawsuits. The Company maintains product liability insurance coverage subject to deductibles. Reserves for self-insured retention, including claims incurred but not yet reported, are included in accrued liabilities in the accompanying consolidated balance sheets, based on management’s review of outstanding claims and claims history and consultation with its third-party claims administrators. The Company records a reserve for the self insured retention portion of product liability matters for which it is probable that a loss has been incurred and the range of the loss can be determined. The Company records a reserve and a corresponding insurance receivable if the amount of the product liability exposure is recoverable from the Company’s insurance carrier. If actual results vary from management’s estimates, adjustments to the reserve would be required. See Notes 5 and 14 to the Company’s consolidated financial statements for further discussion on product liability.

The Company, as of December 31, 2011 and 2010, recorded a $27,004,000 and $62,696,000 litigation reserve, respectively, as a current liability pertaining to the Barnhard jury verdict and settlement, and a corresponding litigation related receivable of $7,561,000 and $15,904,000, respectively, representing the amount recoverable from the third party defendant in the matter and the estimated amount recoverable under the Company’s insurance policies. The Company also accrued $859,000 and $947,000, as of December 31, 2011 and 2010, respectively, for product liability claims and a corresponding receivable for the liability claims estimated to

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be recoverable under the Company’s insurance policies, respectively. This product liability claims accrual is included as a component of other liabilities and the insurance recoverable is included as a component of other assets at December 31, 2011 and December 31, 2010. On a quarterly basis, the Company reviews and adjusts each product liability claim and corresponding receivable.

Valuation of deferred tax assets. The Company records a valuation allowance to reduce the carrying amount of deferred tax assets if it is more-likely-than-not that such assets will not be realized. At December 31, 2011 and 2010, there is a valuation allowance of $18,595,000 and $32,158,000, which reduces the Company’s net deferred tax assets to zero. Approximately $47,700,000 of future taxable income is needed to fully recognize the Company’s deferred tax assets. If the estimates and related assumptions relating to the likely utilization of the deferred tax asset change in the future, the valuation allowance may change accordingly.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

The Company uses interest rate swaps to hedge its exposure to interest rate changes and also to reduce volatility of its financing costs. Under these swaps the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts based on agreed notational principal amounts. These agreements are considered highly effective as cash flow hedges for a portion of the Company’s variable debt, and hedge accounting is used to account for these instruments.

The Company has an interest rate swap which effectively converts the Citizens Owatonna real estate loan in the amount of $10,703,000 at December 31, 2011 from a floating rate to a fixed rate of 8.25% to 8.75% based on a performance grid. See Notes 8 and 9 to the Company’s consolidated financial statements for further discussion of these instruments. A change in interest rates would not materially impact the Company’s interest expense because the interest rate swap effectively converts the majority of the Company’s outstanding debt to fixed rate debt.

Foreign Currency Rates

The Company at times uses foreign currency forward contracts to hedge its foreign currency exposure on sales made in the UK in British Sterling. There were no foreign currency forward contracts outstanding at December 31, 2011 or 2010. Foreign currency fluctuations do not have a significant impact on the business because most purchases and sales are denominated in US dollars.

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ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission that are not required under the related instructions or are inapplicable, have been omitted.

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cybex International, Inc.:

We have audited the accompanying consolidated balance sheets of Cybex International, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cybex International, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 22, 2012

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$11,958	$7,030
Accounts receivable, net of allowance of $1,192 and $1,046	20,251	18,806
Inventories	13,584	11,060
Prepaid expenses and other	2,070	1,574
Barnhard litigation related receivable	7,561	15,904

Total current assets	55,424	54,374
Property, plant and equipment, net	28,194	29,693
Other assets	1,025	1,347

	$84,643	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current portion of long-term debt	$1,520	$1,520
Accounts payable	5,364	3,913
Accrued liabilities	13,674	12,856
Barnhard litigation reserve	27,004	62,696

Total current liabilities	47,562	80,985
Long-term debt	12,769	14,289
Long-term portion of accrued warranty obligation	1,134	1,135
Other liabilities	3,540	4,015

Total liabilities	65,005	100,424

Commitments and contingencies (Notes 13 and 14)
Stockholders’ Equity (Deficit):
Common stock, $.10 par value, 30,000 shares authorized, and 17,860 shares issued	1,786	1,786
Additional paid-in capital	69,051	68,880
Treasury stock, at cost (740 shares)	(2,955)	(2,955)
Accumulated deficit	(46,229)	(80,484)
Accumulated other comprehensive loss	(2,015)	(2,237)

Total stockholders’ equity (deficit)	19,638	(15,010)

	$84,643	$85,414

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Net sales	$140,129	$122,961	$120,474
Cost of sales	90,221	78,114	84,466

Gross profit	49,908	44,847	36,008
Selling, general and administrative expenses	41,671	42,072	37,680
Litigation charge (reduction)	(27,058)	45,991	—

Total operating expenses	14,613	88,063	37,680
Operating income (loss)	35,295	(43,216)	(1,672)
Interest expense, net	(1,004)	(1,260)	(1,274)

Income (loss) before income taxes	34,291	(44,476)	(2,946)
Income tax expense (benefit)	36	13,761	(509)

Net income (loss)	$34,255	$(58,237)	$(2,437)

Basic and diluted net income (loss) per share	$2.00	$(3.40)	$(0.14)

Comprehensive income (loss):
Net income (loss)	$34,255	$(58,237)	$(2,437)
Other comprehensive income (loss):
Foreign currency translation adjustment	33	(48)	(146)
Change in fair value of interest rate hedge (net of tax) (1)	189	(53)	453

Comprehensive income (loss)	$34,477	$(58,338)	$(2,130)

(1)	Net of income tax expense of $0, $0 and $315 for the years ended December 31, 2011, 2010, and 2009, respectively.

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, January 1, 2009	17,813	$1,781	$68,426	$(2,503)	$(19,810)	$(2,443)	$45,451
Common stock issued to Directors	42	5	55	—	—	—	60
Exercise of warrants/options	5	—	—	—	—	—	—
Repurchases of common stock	—	—	—	(452)	—	—	(452)
Employee stock compensation	—	—	180	—	—	—	180
Cumulative translation adjustment	—	—	—	—	—	(146)	(146)
Change in fair value of hedge, net of deferred income tax benefit of $315	—	—	—	—	—	453	453
Net loss	—	—	—	—	(2,437)	—	(2,437)

Balance, December 31, 2009	17,860	1,786	68,661	(2,955)	(22,247)	(2,136)	43,109
Employee stock compensation	—	—	219	—	—	—	219
Cumulative translation adjustment	—	—	—	—	—	(48)	(48)
Change in fair value of hedge	—	—	—	—	—	(53)	(53)
Net loss	—	—	—	—	(58,237)	—	(58,237)

Balance, December 31, 2010	17,860	1,786	68,880	(2,955)	(80,484)	(2,237)	(15,010)
Employee stock compensation	—	—	171	—	—	—	171
Cumulative translation adjustment	—	—	—	—	—	33	33
Change in fair value of hedge	—	—	—	—	—	189	189
Net income	—	—	—	—	34,255	—	34,255

Balance, December 31, 2011	17,860	$1,786	$69,051	$(2,955)	$(46,229)	$(2,015)	$19,638

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$34,255	$(58,237)	$(2,437)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,701	4,656	5,391
Amortization of deferred financing costs	55	47	41
Litigation charge (reduction)	(27,058)	45,991	—
Deferred income taxes	—	13,855	(678)
Stock-based compensation	171	219	180
Provisions for doubtful accounts	272	(75)	328
Amortization of interest rate swap	(31)	(31)	(31)
Change in fair value of foreign currency contract	—	—	462
Changes in operating assets and liabilities:
Accounts receivable	(1,869)	(1,901)	1,579
Inventories	(2,494)	(1,005)	3,398
Prepaid expenses and other	(290)	(451)	493
Accounts payable, accrued liabilities and other liabilities	1,809	1,120	(1,529)

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,521	4,188	7,197

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,073)	(2,240)	(613)

NET CASH USED IN INVESTING ACTIVITIES	(3,073)	(2,240)	(613)

FINANCING ACTIVITIES:
Repayments of term loans	(1,520)	(6,796)	(1,882)
Repayments under revolving loans	—	—	(3,425)
Borrowings under revolving loans	—	—	3,425
Borrowings under term loans	—	4,999	1,000
Purchase of treasury stock through repurchase program	—	—	(451)

NET CASH USED IN FINANCING ACTIVITIES	(1,520)	(1,797)	(1,333)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,928	151	5,251
CASH AND CASH EQUIVALENTS, beginning of year	7,030	6,879	1,628

CASH AND CASH EQUIVALENTS, end of year	$11,958	$7,030	$6,879

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$1,073	$1,323	$1,327
Cash paid (received) for income taxes, net	(59)	32	40
Common stock issued to directors earned in previous period	—	—	60
Settlement of interest rate swap	—	71	—

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BACKGROUND

Cybex International, Inc. (the “Company” or “Cybex”), a New York corporation, is a manufacturer of exercise equipment and develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. Most of the Company’s products are sold under the brand name “Cybex.” The Company operates in one business segment.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for doubtful accounts, inventory valuation, warranty reserve, reserves for legal and product liability matters, recoverability of long-lived assets and valuation of deferred tax assets are the items that are most susceptible to changes in estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2011 and 2010, the Company’s cash equivalents consisted of a money market account. The carrying value of cash equivalents approximates fair value.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical write-off experience and a specific review of past due balances over a specified amount. Management reviews the Company’s allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market. Cost includes materials, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Betterments and improvements are capitalized while repairs and maintenance costs are charged to expense as incurred. Depreciation is recorded using the straight-line method based on estimated useful lives for financial reporting purposes. The estimated useful lives for financial reporting purposes are 25 years for buildings and improvements and 3 to 10 years for furniture and equipment.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets. If a write down were necessary, an impairment charge would be recognized equal to the amount by which the carrying amount of the assets exceeds their fair value, as determined based upon quoted market prices or discounted cash flows. Management believes that no long-lived assets were impaired as of December 31, 2011 and 2010.

Accrued Warranty Obligations

All products are warranted for one to three years of labor and for parts ranging from one to ten years depending on the part and the type of equipment. Warranty expense was $4,554,000, $3,547,000 and $4,940,000 for the years ended December 31, 2011, 2010 and 2009, respectively. The accrued warranty obligation is provided at the time of product sale based on management estimates, which are developed from historical information and certain assumptions about future events and are subject to change. The amount expected to be paid in the following year is classified in accrued liabilities.

The following table sets forth the changes in the liability for product warranties for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Balance as of January 1	$3,392,000	$3,988,000
Payments made under warranty	(3,718,000)	(4,143,000)
Accrual for product warranties issued	4,554,000	3,547,000

Balance as of December 31	$4,228,000	$3,392,000

Derivatives

At December 31, 2011, derivative instruments include one interest rate swap that hedges variable rate interest payments.

See Notes 7, 8 and 9 for further discussion of this financial instrument.

Translation of Foreign Currencies

Assets and liabilities of the Company’s foreign subsidiary, whose functional currency is its local currency, is translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiary is reflected in accumulated other comprehensive loss within stockholders’ equity.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and derivative instruments. The carrying values of cash equivalents, accounts

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

receivable and accounts payable are considered to be representative of their respective fair values because of the short maturity of these instruments. Based on the terms of the Company’s debt instruments that are outstanding as of December 31, 2011, the carrying values are considered to approximate their respective fair values.

Revenue Recognition

Revenue is recorded when products are shipped and the Company has no significant remaining obligations, persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, and collection of the relevant receivable is probable. The Company does not offer its customers a right of return, price protection or inventory rotation programs. The Company classifies amounts billed to customers for shipping and handling as sales. Direct shipping and handling costs are classified as cost of sales. Internal salaries and overhead related to shipping and handling are classified as selling, general and administrative expense. Sales tax collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.

Concentration of Risk, Geographic Segment Data and Enterprise-Wide Disclosures

More than half of the Company’s net sales are through specialty fitness dealers and distributors. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Sales to one customer in 2011, 2010 and 2009 were 12.8%, 13.0% and 13.6% of net sales, respectively. Accounts receivable from that customer was $1,641,000 and $1,779,000 at December 31, 2011 and 2010, respectively. Sales to another customer in 2011, 2010, and 2009 were 11.1%, 12.4%, and 10.6% of net sales, respectively. Accounts receivable from that customer was $2,252,000 and $1,265,000 at December 31, 2011 and 2010, respectively. No other single customer accounted for more than 10% of the Company’s net sales in any of those years.

There is no single geographic area of significant concentration other than the U.S. Sales outside of North America accounted for approximately 32%, 31% and 29% of total net sales for the years ended December 31, 2011, 2010 and 2009, respectively. Long-lived assets located in foreign countries totaled $23,000 and $20,000 at December 31, 2011 and 2010, respectively.

The Company single sources its multi-gym and Home Arc products and certain raw materials and component parts, including drive motors, belts, running decks, molded plastic components, electronics and video monitors, where management believes that sole sourcing is beneficial for reasons such as quality control and reliability of the vendor or cost. The Company attempts to reduce the risk of sole source suppliers by maintaining varying levels of inventory. However, the loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, could have a material adverse effect on the Company’s operations.

The following table summarizes net sales over the past three years (in millions):

	Year Ended December 31,
	2011	2010	2009
Cardiovascular products	$76.2	$69.4	$66.7
Strength systems	48.6	41.0	42.0
Parts	6.7	5.7	5.3
Freight and other revenue	8.6	6.9	6.5

	$140.1	$123.0	$120.5

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

The Company charges advertising costs to expense as incurred. For the years ended December 31, 2011, 2010 and 2009, advertising expense was $2,738,000, $3,660,000 and $1,763,000, respectively, and is included in selling, general and administrative expenses.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $5,726,000, $5,569,000, and $4,545,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and are included in selling, general and administrative expenses.

Income Taxes

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more-likely-than-not that such assets will not be realized.

Net Income (Loss) per Common Share

The table below sets forth the reconciliation of the basic and diluted net income (loss) per share computations:

	Year Ended December 31,
	2011	2010	2009
Net income (loss) attributable to common stockholders	$34,255,000	$(58,237,000)	$(2,437,000)

Shares used in computing basic net income (loss) per share	17,120,000	17,120,000	17,175,000
Dilutive effect of options and warrants	—	—	—

Shares used in computing diluted net income (loss) per share	17,120,000	17,120,000	17,175,000

For the years ended December 31, 2011, 2010 and 2009, options to purchase 633,125, 791,125 and 577,375 shares of common stock at exercise prices ranging from $1.17 to $7.37, $1.17 to $7.37 and $1.20 to $7.37 per share, respectively, were outstanding but were not included in the computation of diluted net income (loss) per share as the result would be anti-dilutive.

Stock-Based Compensation

The Company records stock-based compensation to recognize the cost of employee services received in exchange for an award of equity instruments, with such cost recognized over the period that the employee is required to perform services in exchange for the award. The Company measures the cost of employee services received in exchange for an award based on the grant date fair value of the award. For 2011, the Company

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

recorded stock-based compensation expense of $171,000, consisting of expenses related to stock options ($161,000) and stock issued to directors ($10,000). For 2010, the Company recorded stock-based compensation expense of $219,000, consisting of expenses related to stock options ($205,000) and stock issued to directors ($14,000). For 2009, the Company recorded stock-based compensation expense of $180,000, consisting of expenses related to stock options ($170,000) and stock issued to directors ($10,000).

No stock options were granted in 2011. The weighted average fair value of each stock option granted during the years ended December 31, 2010 and 2009 was $0.77 and $0.98, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2011	2010	2009
Risk free interest rate	*	2.87% - 3.04%	2.27% - 3.05%
Expected dividend yield	*	—	—
Expected life	*	6.25 years	6.25 years
Expected volatility	*	70%	68% - 70%
Expected volatility—weighted average	*	70%	69%

*	Not applicable

Expected volatilities are calculated based on the historical volatility of the Company’s stock over the expected term of the option. Management monitors stock option exercise and employee termination patterns to estimate forfeiture rates within the valuation model. The expected term of the option is derived using the simplified method. The risk free interest rate is based on the implied yield available on the U.S. Treasury yield curve with a term approximating the expected life of the option.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued guidance to provide a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. The requirements include additional disclosure of transfers between Level 1 to Level 2, Level 3 measurement, an entity’s use of an asset being different from its highest and best use, and for financial instruments not measured at fair value. The guidance is effective for periods beginning after December 15, 2011 and early adoption is permitted. The Company early adopted these requirements and there was no impact on the Company’s consolidated financial condition, results of operations, or cash flows.

In June 2011, the FASB issued guidance to increase the prominence of other comprehensive income in the financial statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. The standard also requires that items reclassified from other comprehensive income to net income be presented on the face of the financial statements. However, in December 2011, the FASB finalized a proposal to defer the requirement to present reclassifications from other comprehensive income to net income on the face of the financial statements and require that reclassification adjustments be disclosed in the notes to the financial statements, consistent with the existing

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

disclosure requirements. The deferral does not change the requirement to present net income, components of other comprehensive income, and total comprehensive income in either one continuous statement or two separate but consecutive statements. This guidance is effective for the periods beginning after December 15, 2011 and early adoption is permitted. The Company has adopted these requirements early, with retrospective application to all periods presented, except with regard to the requirements to present reclassifications from other comprehensive income to net income on the face of the financial statements. The adoption of this guidance did not have any impact on the Company’s consolidated financial condition, results of operations or cash flows.

Reclassifications

Certain reclassifications to prior period amounts have been made to conform to the current presentation.

NOTE 3—INVENTORIES

Inventories consist of the following:

	December 31,
	2011	2010
Raw materials	$7,853,000	$5,354,000
Work in process	3,160,000	3,529,000
Finished goods	2,571,000	2,177,000

	$13,584,000	$11,060,000

NOTE 4—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2011	2010
Land	$3,129,000	$3,129,000
Building and improvements	20,144,000	20,130,000
Equipment, computers, software and furniture	29,376,000	26,304,000

	52,649,000	49,563,000
Less-accumulated depreciation	(24,455,000)	(19,870,000)

	$28,194,000	$29,693,000

Depreciation expense was $4,698,000, $4,653,000 and $5,388,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5—OTHER ASSETS

Other assets consist of the following:

	December 31,
	2011	2010
Deferred financing costs, net	$75,000	$130,000
Recoverable insurance claims	859,000	947,000
Other assets	91,000	270,000

	$1,025,000	$1,347,000

Amortization expense of other intangibles was $3,000 in each of the years ended December 31, 2011, 2010 and 2009. The remaining balance of other amortizable intangibles of $5,000 at December 31, 2011 will be amortized through 2013.

In connection with the financings described in Note 7, the Company incurred debt issuance costs consisting of brokerage fees and legal fees, which are included within other assets at December 31, 2011 and December 31, 2010, net of accumulated amortization. The Company is amortizing these costs on a straight-line basis, which approximates the effective interest rate method, over the term of the related debt. Interest expense related to deferred financing costs was $55,000, $47,000 and $41,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

As of December 31, 2011 and 2010, the Company accrued $859,000 and $947,000, respectively, in other liabilities for product liability claims and a corresponding receivable for the liability claims estimated to be recoverable under the Company’s insurance policies (see Note 14). On a quarterly basis, the Company reviews and adjusts each product liability claim and corresponding receivable.

NOTE 6—ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2011	2010
Current portion of warranty reserves	$3,094,000	$2,257,000
Self insurance reserves	2,035,000	2,076,000
Litigation reserve and professional fees	305,000	932,000
Customer deposits	1,691,000	1,977,000
Payroll related	3,665,000	2,530,000
Lease contingency reserve	230,000	865,000
Other	2,654,000	2,219,000

	$13,674,000	$12,856,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,
	2011	2010
Citizens real estate loan	$10,703,000	$11,223,000
Citizens equipment facility	3,586,000	4,586,000

	14,289,000	15,809,000
Less—current portion	(1,520,000)	(1,520,000)

	$12,769,000	$14,289,000

In June 2007, a $13,000,000 real estate loan was advanced to the Company pursuant to the loan agreement (the “Citizens Loan Agreement”) with RBS Citizens, National Association (“Citizens”). The proceeds of this loan were used to finance a portion of the acquisition of an approximate 340,000 square foot manufacturing, office and warehouse facility located in Owatonna, Minnesota. The principal of the Owatonna real estate loan is being retired by eighty three equal monthly payments of $43,000 along with a balloon payment of $9,403,000 at July 2, 2014.

In July 2007, the Company entered into a Loan Agreement (the “Wells Fargo Loan Agreement”) with Wells Fargo Bank, NA, formerly named Wachovia Bank, NA (“Wells Fargo”), which was supplemented and modified in March 2008, March 2009 and December 2009. The Wells Fargo Loan Agreement as supplemented and modified provided for three term loans aggregating $7,975,000, the proceeds of which financed the acquisition of machinery and equipment. The Wells Fargo term loans were prepaid in full in June 2010 with the proceeds of the Citizens Equipment Facility. The Wells Fargo term loans were secured by the Company’s equipment.

In July 2008, the Company entered into a credit agreement (the “Citizens Credit Agreement”) with Citizens, providing for a revolving line of credit of up to the lesser of a ceiling or an amount determined by reference to a borrowing base composed of designated percentages of the Company’s eligible accounts receivable and eligible inventory. In addition to working capital loans, the revolving line of credit can also be utilized for letters of credit, and in June 2011, an $8,000,000 letter of credit was issued under the Citizens Credit Agreement to support the stay in the Barnhard product liability suit, which letter of credit was terminated in connection with the 2012 settlement of the litigation (see Note 14).

In March 2012, the Citizens Credit Agreement and Loan Agreement were amended to among other things increase the ceiling to the revolving line of credit to $18,000,000 and provide a $8,122,000 mortgage loan on the Company’s Medway facility. This additional borrowing capacity was used to finance a portion of the settlement payments in the Barnhard product liability suit. The principal of the Medway real estate loan is to be retired by sixty equal monthly payments of $45,000 along with a balloon payment of $5,415,000 at March 15, 2017.

Availability under the revolving loan fluctuates daily based on the borrowing base, and is reduced by outstanding letters of credit. At December 31, 2011 and March 15, 2012, the net remaining availability under the revolving line of credit was $2,000,000 and $13,971,000, respectively. The Citizens revolving line of credit is available to July 2, 2013.

In June 2010, the Company entered into a Master Lease Agreement (the “Citizens Equipment Facility”) with an affiliate of Citizens, RBS Asset Finance, Inc. (referred to herein as “Citizens”), pursuant to which $4,999,000 of equipment lease financing was advanced. Proceeds of the advance were used to retire in full the

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—LONG-TERM DEBT (continued)

Wells Fargo equipment term loans and related obligations. The Citizens Equipment Facility is being retired by 60 equal monthly payments of fixed rent plus interest. While the documentation for this transaction is structured as a lease, the advances under the facility are treated for all purposes as a loan.

The Owatonna real estate loan, the Medway real estate loan and the revolving line of credit are secured by substantially all of the Company’s assets. Amounts outstanding under the Citizens Equipment Facility are secured by designated equipment owned by the Company and cross-collateralized by the Company’s accounts receivable and inventory.

The Citizens revolving line of credit prior to April 1, 2009 bore interest at a floating rate equal to LIBOR plus 1.25% or the prime rate minus 1%, from April 1, 2009 to June 30, 2009 bore interest at LIBOR plus 2.25%, and from June 30, 2009 to March 15, 2012 bore interest at LIBOR plus 2.5% to 3.0% based on a performance grid. The Citizens Owatonna real estate loan prior to April 1, 2009 bore interest at a floating rate equal to LIBOR plus 1.2% per annum, from April 1, 2009 to June 30, 2009 bore interest at LIBOR plus 2.25%, and from June 30, 2009 to March 15, 2012 bore interest at LIBOR plus 2.5% to 3.0% based on a performance grid. From March 15, 2012, the Citizens Owatonna real estate loan and Medway real estate loan bear interest at LIBOR plus 2.5% and the Citizens revolving line of credit bears interest at LIBOR plus 2.0% to 3.75% based on a performance grid. The Citizens Equipment Facility bears interest at a floating rate equal to LIBOR plus 3%. The Wells Fargo initial and second term loans prior to April 1, 2009 bore interest at LIBOR plus 1.2% to 1.45% based on a performance grid and from April 1, 2009 to June 30, 2009 these loans bore interest at LIBOR plus 2.25%. The third Wells Fargo term loan prior to June 30, 2009 bore interest at LIBOR plus 2.25%. After June 30, 2009, each Wells Fargo term loan bore interest at LIBOR plus 3.5%. LIBOR was .30% at December 31, 2011.

There were no revolving loans outstanding during 2011 and 2010. The average outstanding revolving loan balance during 2009 was $859,000 and the weighted average interest rate was 1.77%. Interest expense on the revolving line of credit, including an unused availability fee on the revolving loans, was $13,000, $25,000, and $50,000 for the years ended December 31, 2011, 2010, and 2009, respectively. Interest expense on the Wells Fargo term loans, which were retired at the end of the second quarter 2010, was $219,000 and $332,000 for the years ended December 31, 2010 and 2009, respectively. Interest expense on the Citizens Owatonna real estate loan, including interest rate swap payments, was $911,000, $973,000 and $963,000 for the years ended December 31, 2011, 2010, and 2009, respectively. Interest expense on the Citizens Equipment Facility, which was advanced at the end of the second quarter 2010, was $132,000 and $87,000 for the years ended December 31, 2011 and 2010, respectively.

The Company’s credit facilities require the Company to maintain various financial covenants. The Company failed to meet certain of these covenants at the end of the first and second quarters of 2009, which failures were waived by the lenders. In connection with these waivers, the Company entered into amendments to its credit facilities. The Wells Fargo amendments increased the interest rate on the term loans, modified the financial covenants, and increased the collateral for the term loans to include all of the Company’s equipment. The Citizens amendments increased the interest rate on the credit facilities, cross-collateralized the Citizens credit facilities, reduced the ceiling and modified the borrowing base calculation for the revolving line of credit, and amended the financial and certain other covenants contained in the credit facilities. In June 2010, the Company, coincident with entering into the Citizens Equipment Facility, entered into a further amendment with Citizens, modifying a financial covenant in the Citizens Loan Agreement and Credit Agreement. In March 2011, the parties entered into amendments to the Citizens credit facilities which further modified the financial covenants, thereby permitting the Company to remain in compliance with them as of December 31, 2010 and to date. While there can be no assurance, the Company believes that it will remain in compliance with its financing agreements for at least the next 12 months.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—LONG-TERM DEBT (continued)

The Company’s credit agreements contain cross default provisions to each other.

At December 31, 2011 long-term debt maturities are as follows (prior to the March 2012 borrowings to partially fund the Barnhard product liability settlement):

2012	$1,520,000
2013	1,520,000
2014	10,663,000
2015	586,000
2016	—

$14,289,000

NOTE 8—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses certain financial derivatives to mitigate its exposure to volatility in foreign currency exchange rates and interest rates. The Company uses these derivative instruments to hedge exposures in the ordinary course of business and does not invest in derivative instruments for speculative purposes.

Foreign currency forward contracts are utilized at times to hedge the foreign currency exposure on sales made in the UK in British Sterling. The Company’s UK sales are denominated in British Sterling, while its purchases of inventory from the Company are paid in US dollars. These contracts are not designated as hedging instruments and accordingly changes in their fair value are recognized in selling, general and administrative expense in the consolidated statement of operations. Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. These agreements were designated as cash flow hedges and, therefore, changes in the fair value of the swap are recorded in accumulated other comprehensive loss.

In February 2009, the Company entered into a series of 10 monthly forward contracts that began on March 31, 2009, whereby the Company paid a bank 130,000 British Sterling and the bank paid the Company $214,000 each month. This series of contracts ended on December 31, 2009. No foreign exchange forward contracts were outstanding during 2011 and 2010.

In June 2006, the Company entered into a forward starting interest rate swap agreement with Citizens which commenced on June 29, 2007 to hedge the LIBOR-based Citizens Owatonna real estate loan. The notional amount of the swap amortizes based on the same amortization schedule as the Citizens Loan Agreement and the hedged item (one-month LIBOR) is the same as the basis for the interest rate on the loan. The swap effectively converts the rate from a floating rate based on LIBOR to a fixed rate which prior to April 1, 2009 equaled 6.95%, from April 1, 2009 to June 30, 2009 equaled 8.00% and from June 30, 2009 to March 15, 2012 equaled 8.25% or 8.75% based on a performance grid. From March 15, 2012, the fixed rate equals 8.25%. The swap and interest payments on the debt settle monthly. The real estate loan and the swap both mature on July 2, 2014. There was no initial cost of the interest rate swap. The Company designates the interest rate swap as a hedging instrument and, accordingly, the changes in the fair value of this swap are recorded as a component of accumulated other comprehensive loss.

In November 2007, the Company entered into a forward starting interest rate swap agreement with Wells Fargo, which commenced on March 3, 2008, intended to hedge the initial LIBOR-based Wells Fargo term loan. The notional amount of the swap amortized based on the same amortization schedule as the initial Wells Fargo term loan and the hedged item (one-month LIBOR) was the same as the basis for the interest rate on the loan. The swap effectively converted the rate from a floating rate based on LIBOR to a fixed rate which prior to

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (continued)

April 1, 2009 equaled 5.76% or 6.01% based on a performance grid, from April 1, 2009 to June 30, 2009 equaled 6.81% and after June 30, 2009 equaled 8.06%. The Company determined the interest rate swap qualified as a derivative hedging instrument and, accordingly, changes in the fair value of this swap were recorded as a component of accumulated other comprehensive loss. The interest rate swap was terminated in June 2010 in connection with the prepayment of the Wells Fargo term loans. There was no initial cost of the interest rate swap, and upon termination the Company paid $71,000 in settlement of the interest rate swap.

The following table presents the fair values of derivatives included within the consolidated balance sheets:

	Asset Derivatives			Liability Derivatives
	Fair Value			Fair Value
	December 31, 2011	December 31, 2010	Balance Sheet Location	December 31, 2011	December 31, 2010	Balance Sheet Location
Derivatives designated as hedging instruments
Interest rate swap agreement	$—	$—	$—	$1,307,000	$1,527,000	Other Liabilities

The following table presents the amounts affecting the consolidated statements of operations and accumulated other comprehensive loss for the years ended December 31, 2011, 2010, and 2009, respectively.

Derivatives in Cash Flow Hedging Relationship	Amount of Gain (Loss) Recognized in Other Comprehensive Loss, net of tax Year Ended December 31,
	2011	2010	2009
Interest rate swap agreements	$189,000	$(53,000)	$453,000

Derivatives in Cash Flow Hedging Relationship	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss Into Income Year Ended December 31,
	2011	2010	2009
Interest rate swap agreements	$(308,000)	$(760,000)	$(811,000)

Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Income on Derivatives Year Ended December 31,			Location of Gain (Loss) Recognized in Income on Derivatives
	2011	2010	2009
Foreign currency forward contracts	$—	$—	$(462,000)	Selling, general and administrative expenses

See Note 9—Fair Value of Financial Instruments for a description of how the above financial instruments are valued.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to these financial instruments. The counterparties to all derivative transactions are major financial institutions with investment grade credit ratings, and although no assurances can be given, the Company does not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. Therefore, the Company had no exposure to its counterparties as of December 31, 2011.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (continued)

For the cash flow hedges referred to above, the amounts in accumulated other comprehensive loss are reclassified into earnings as the underlying hedged item affects earnings. The amount expected to be reclassified into pre-tax earnings in the next 12 months is $281,000. The timing of actual amounts reclassified into earnings is dependent on future movement in interest rates.

NOTE 9—FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and derivative instruments. The carrying values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the short maturity of these instruments. Based on the terms of the Company’s debt instruments that are outstanding as of December 31, 2011 and December 31, 2010, respectively, the carrying values are considered to approximate their respective fair values. See Note 7 for the terms and carrying values of the Company’s various debt instruments.

The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010, and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value and is described below:

—	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

—	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

—	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$1,307,000	—	$1,307,000	—

	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$1,527,000	—	$1,527,000	—

The valuation of the interest rate swap agreement is based on a quoted price from the counterparty that values this instrument using proprietary models and market information at the date presented, as well as consideration of the impact of the risk of non-performance of the counterparty and the Company.

There were no non-financial assets or liabilities subject to measurement at fair value on a non-recurring basis at December 31, 2011.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company’s Board has the ability to issue, without approval by the common shareholders, up to 500,000 shares of $1 par value preferred stock having rights and preferences as the Board may determine in its sole discretion.

Common Stock

On November 3, 2008, the Company’s Board of Directors authorized the repurchase of up to 1 million shares of its common stock, in open market transactions or through privately negotiated transactions, subject to market conditions and other factors. No purchases were made under the program after 2009 and the Board of Directors terminated the stock repurchase program in February 2011. This stock repurchase is recorded in treasury stock on the consolidated balance sheet.

At December 31, 2011, there are 1,241,125 shares of common stock reserved for future issuance pursuant to the exercise or issuance of stock options.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise from transactions and other events and circumstances from non-owner sources. Excluding net income (loss), the components of comprehensive income (loss) are from foreign currency translation adjustments and changes in the fair value of hedging instruments.

The following summarizes the components of accumulated other comprehensive loss at December 31, 2011 and 2010:

	December 31,
	2011	2010
Cumulative translation adjustment	$(1,312,000)	$(1,345,000)
Change in fair value of interest rate hedge (net of tax) (1)	(703,000)	(892,000)

Total	$(2,015,000)	$(2,237,000)

(1)	Net of deferred income tax asset of $458,000 and $542,000 at December 31, 2011 and 2010, respectively, which have been fully reserved by a valuation allowance at the end of each period.

Stock Options

2005 Omnibus Incentive Plan

Cybex’s 2005 Omnibus Incentive Plan (the “Omnibus Plan”) is designed to provide incentives that will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company’s common stock. The Omnibus Plan provides for the granting of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Company reserved 1,000,000 shares of common stock for issuance pursuant to the Omnibus Plan. A registration statement has been filed for the Omnibus Plan and the Company provides newly-issued shares of registered common stock upon the exercise of options and upon stock grants under the Omnibus Plan.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

The terms and conditions of each award are determined by a committee of the Board of Directors of the Company. Under the Omnibus Plan, the committee may grant either qualified or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant). The options generally vest over a three to five year period (with some cliff vesting).

1995 Omnibus Incentive Plan

The terms and conditions of grants of stock options under the 1995 Omnibus Incentive Plan were determined by a committee of the Board of Directors. Options outstanding under this plan were granted at exercise prices which were not less than the fair market value of a share of the Company’s common stock on the date of grant and were exercisable over a period not to exceed ten years from the original date of grant. No future grants may be made under this plan.

A summary of the status of the Company’s stock option plans as of December 31, 2011 is presented below:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (years)	Intrinsic Value
Outstanding at January 1, 2011	791,125	$2.17
Granted	—	—
Exercised	—	—
Cancelled/Forfeited	(158,000)	1.46

Outstanding at December 31, 2011	633,125	2.34	4.99	$—

Options exercisable at December 31, 2011	475,500	$2.72	4.01	$—

Options vested and expected to vest at December 31, 2011	624,101	$2.36	4.95	$—

No options were exercised for the years ended December 31, 2011, 2010, and 2009, respectively.

As of December 31, 2011, there was $92,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.84 years.

At December 31, 2011, there are 608,000 shares available for future issuance pursuant to the 2005 Omnibus Incentive Plan.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

Information with respect to options outstanding under the Company’s plans as of December 31, 2011 is as follows:

	Outstanding			Exercisable
Range of exercise prices	Shares	Weighted average exercise price	Weighted average remaining contractual life (years)	Shares	Weighted average exercise price
$1.17—$1.51	428,125	$1.22	4.79	276,125	$1.25
1.81—1.90	20,000	1.86	3.62	15,000	1.87
3.70	10,000	3.70	2.49	10,000	3.70
4.56	142,500	4.56	6.01	141,875	4.56
5.86—7.37	32,500	7.25	4.90	32,500	7.25

	633,125	$2.34	4.99	475,500	$2.72

Stock Retainer Plan for Nonemployee Directors

The Company’s 2002 Stock Retainer Plan for Nonemployee Directors (“2002 Plan”) provided that each nonemployee director received 50% of his annual retainer in shares of common stock of the Company. Up to 150,000 shares of common stock could be issued under the 2002 Plan. The January 2009 issuance of 18,270 shares under the 2002 Plan which related to services performed in 2008, exhausted the authorized shares under the Plan, and the Board of Directors in February 2009 suspended its operation. The issuance of shares as partial payment of annual retainers resulted in expense being recognized based on the fair market value of such shares.

NOTE 11—INCOME TAXES

Income (loss) before income taxes consists of the following:

	Year Ended December 31,
	2011	2010	2009
Domestic	$35,045,000	$(43,716,000)	$(2,261,000)
Foreign	(754,000)	(760,000)	(685,000)

	$34,291,000	$(44,476,000)	$(2,946,000)

The income tax (benefit) provision consists of the following:

	Year Ended December 31,
	2011	2010	2009
Current:
Federal	$(140,000)	$33,000	$—
State	176,000	76,000	50,000

	36,000	109,000	50,000
Deferred:
Federal	—	12,373,000	(855,000)
State	—	1,279,000	296,000

	—	13,652,000	(559,000)

	$36,000	$13,761,000	$(509,000)

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—INCOME TAXES (continued)

The reconciliation between income taxes at the federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Year Ended December 31,
	2011	2010	2009
Tax (benefit) at statutory rate	$11,659,000	$(15,122,000)	$(1,001,000)
Impact of foreign taxes	45,000	46,000	41,000
State income taxes, net	1,258,000	(1,703,000)	220,000
Federal alternative minimum tax	119,000	33,000	—
Refund of prior years alternative minimum tax paid	(257,000)	—	—
Federal research and development tax credit	(138,000)	(74,000)	(121,000)
Change in unrecognized tax benefits	92,000	(60,000)	156,000
Adjustment to deferred income tax assets due to incremental rate change	584,000	49,000	121,000
Other permanent differences, primarily meals and entertainment and stock option expense	237,000	(64,000)	52,000
Change in valuation allowance	(13,563,000)	30,656,000	23,000

	$36,000	$13,761,000	$(509,000)

The significant components of the Company’s net deferred tax assets (liabilities) are as follows:

	December 31,
	2011	2010
Deferred tax assets (liabilities):
Barnhard litigation reserve	$7,194,000	$17,883,000
Net operating loss and credit carryforwards	6,647,000	8,569,000
Warranty reserves	2,025,000	1,644,000
Other accruals and reserves	2,909,000	2,735,000
Bad debt and lease loss reserves	497,000	930,000
Intangibles	919,000	1,444,000
Other, net	458,000	542,000

Total deferred tax assets	20,649,000	33,747,000
Depreciation	(2,054,000)	(1,589,000)
Valuation allowance	(18,595,000)	(32,158,000)

	$—	$—

At December 31, 2011, the Company had U.S. federal net operating loss carryforwards (exclusive of the settlement payment for the Barnhard litigation of approximately $18,500,000 that was made in 2012), which are scheduled to expire as follows:

2021	$2,036,000
2022	4,354,000
2023 and thereafter	3,145,000

$9,535,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—INCOME TAXES (continued)

In addition, the Company has foreign net operating loss carryforwards of $6,626,000, which have an unlimited life, federal alternative minimum tax credit carryforwards of $539,000, which do not expire, federal research and development tax credit carryforwards of $490,000, which begin to expire in 2021 and various net operating loss and credit carryforwards for state tax purposes.

The Company recorded an increase in the valuation allowance of $30,656,000 in 2010 to fully offset net deferred tax assets of $32,158,000 as of December 31, 2010. A valuation allowance for deferred tax assets is recorded to the extent it cannot be determined that the realization of these assets is more likely than not. Due to the uncertainty created by the unfavorable Barnhard jury verdict (see Note 14), it was determined that a valuation allowance against the entire amount of deferred tax assets as of December 31, 2010 was necessary. Since the required settlement payment for the Barnhard litigation in 2012 will increase the Company’s net operating loss carryforwards by approximately $18,500,000, and since the Company incurred cumulative losses during the three year period ended December 31, 2011, it was determined that a valuation allowance against the entire amount of deferred tax assets continues to be appropriate as of December 31, 2011. Therefore, the Company’s net deferred tax assets of $18,595,000 are fully reserved as of December 31, 2011, and the need for this valuation allowance will be assessed in future periods. As of December 31, 2011, approximately $47,700,000 of future taxable income is needed to fully realize the Company’s deferred tax assets. The difference between this figure and the net operating loss carryforwards and credits is primarily cumulative book versus tax differences related to various expenses.

The Company files income tax returns in the U.S. federal jurisdiction, the United Kingdom and various state jurisdictions. The Company is no longer subject to U.S. federal, United Kingdom and state income tax examinations by tax authorities for years before 2006.

The Company has evaluated any uncertain tax positions in its federal income tax return, United Kingdom return and the state tax returns it is currently filing. The Company has also made an evaluation of the potential impact of additional state taxes being assessed by jurisdictions in which the Company does not currently consider itself liable. Based on this analysis, the Company has recorded an unrecognized tax liability.

A reconciliation of the beginning and ending balance of the unrecognized tax liability is as follows:

	Year Ended December 31,
	2011	2010	2009
Balance as of January 1	$230,000	$290,000	$249,000
Increases for tax positions related to the current year	78,000	69,000	86,000
Increases (decreases) for tax positions related to the prior year	14,000	(26,000)	(45,000)
Decreases for settlements with taxing authorities	—	(103,000)	—

Balance as of December 31	$322,000	$230,000	$290,000

As of December 31, 2011 and 2010, the unrecognized tax liability of $322,000 and $230,000, respectively, is comprised of $160,000 and $101,000, respectively, included in accrued liabilities, and $162,000 and $129,000, respectively, included in the valuation allowance for deferred taxes, since the items comprising this amount are included in deferred tax assets. Therefore, $160,000 and $101,000, respectively, of the unrecognized tax liability would impact the effective tax rate if recognized. The entire amount of the unrecognized tax liability as of December 31, 2009 would impact the effective tax rate if recognized. Consistent with its current policy, the Company will include any interest and penalties related to uncertain tax positions as a component of income tax expense.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—RELATED PARTY TRANSACTIONS

For the years ended December 31, 2011, 2010 and 2009, the Company paid $501,000, $647,000 and $402,000, respectively, to a law firm of which one of the directors of the Company is a member.

John Aglialoro, Joan Carter, and UM Holdings Ltd. (“UM”) are related parties which collectively own approximately 49.5% of the Company’s common shares.

Mr. Aglialoro has served as Chief Executive Officer of the Company since November 2000. He received salaries of $550,000, $535,000 and $518,000 for 2011, 2010 and 2009, respectively.

UM provides certain office support services for which the Company reimbursed UM at the rate of $145,000 per year during 2011, 2010, and 2009. At December 31, 2011 and 2010, the Company owed UM $13,000 for services.

NOTE 13—GUARANTEES

The Company arranges equipment leases and other financings for its customers. While most of these financings are without recourse, in certain cases the Company may offer a guarantee or other recourse provisions. In such situations, the Company ensures that the transaction between the independent leasing company and the end user customer represents a sales-type lease. The Company monitors the payment status of the lessee under these arrangements and provides a contingency reserve in situations when collection of the lease payments is not probable. At December 31, 2011, the maximum contingent liability under all recourse and guarantee provisions was $3,638,000. A reserve for estimated losses under recourse provisions of $203,000 and $818,000 has been recorded based on historical experience and is included in accrued liabilities at December 31, 2011 and 2010, respectively.

The Company as guarantor will recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantees. The Company has recorded a net liability of $27,000 and $47,000 at December 31, 2011 and 2010, respectively, for the estimated fair value of the Company’s guarantees. The fair value of the guarantees is determined based on the estimated cost for a customer to obtain a letter of credit from a bank or similar institution. This liability is reduced on a straight-line basis over the term of each respective guarantee. In most cases, if the Company is required to fulfill its obligations under the guarantee, it has the right to repossess the equipment from the customer. It is not practicable to estimate the approximate amount of proceeds that would be generated from the sale of these assets in such situations.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has lease commitments expiring at various dates through 2016 for equipment and property under noncancelable operating leases. Future minimum payments under these leases at December 31, 2011 are as follows:

	Operating	Capital
2012	$565,000	$11,000
2013	394,000	6,000
2014	218,000	—
2015	144,000	—
2016	10,000	—

	1,331,000	17,000
Less: amount representing interest	—	(2,000)

	$1,331,000	15,000

Less: current portion		(10,000)

		$5,000

Rent expense under all operating leases for the years ended December 31, 2011, 2010 and 2009 was $632,000, $630,000 and $582,000, respectively. Interest expense related to capital leases was $3,000, $3,000 and $0 for the years ended December 31, 2011, 2010, and 2009, respectively. Assets subject to capital leases had a cost of $27,000 and accumulated depreciation of $13,000 at December 31, 2011.

Purchase Obligations

The Company is required to make purchases of goods and services, principally for purchase order obligations, an endorsement agreement and capital expenditures, that are legally binding of $19,024,000 in 2012, $5,008,000 in 2013, $600,000 in 2014 and zero in 2015.

Product Liability

As a manufacturer of fitness products, the Company is inherently subject to the hazards and uncertainties of product liability litigation. The Company has maintained, and expects to continue to maintain, product liability insurance, and it includes reserves for self insured retention in accrued liabilities in the consolidated balance sheets. The Company’s product liability insurance, which is on a claims made basis, provides an aggregate of $25,000,000 of annual coverage for claims made on or after December 1, 2011, $10,000,000 of annual coverage for claims made on or after December 1, 2008 and before December 1, 2011, and $5,000,000 of annual coverage for claims made prior to December 1, 2008. The amount of coverage for a claim is reduced as payments are made under the policy for that policy year. These policies include a deductible of a $250,000 per claim ($100,000 for claims between December 1, 2007 and December 1, 2008), with an annual aggregate deductible of $1,000,000 on claims made on or after December 1, 2008 and $750,000 on claims made prior to December 1, 2008.

While the Company believes that its insurance coverage is adequate in light of the risks of product liability claims and awards, the Company may be subject to product liability claims which assert damages materially in

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (continued)

excess of the limits of its insurance coverage. In December 2010, a significant jury verdict was rendered in a product liability suit. This matter was settled in 2012 for an amount substantially in excess of our available insurance coverage.

The Company records a reserve for the self insured retention portion of product liability matters for which it is probable that a loss has been incurred and the range of the loss can be determined. In addition, as of December 31, 2011 and December 31, 2010, the Company recorded a $27,004,000 and $62,696,000 litigation reserve, respectively, as a current liability pertaining to the Barnhard jury verdict and settlement, and a corresponding litigation related receivable for $7,561,000 and $15,904,000, respectively, representing the amount recoverable from the third party defendant in the matter and the estimated amount recoverable under the Company’s insurance policies. The Company records a reserve and a corresponding insurance receivable if the amount of the product liability exposure is recoverable from the Company’s insurance carrier for other product liability claims. Excluding the Barnhard matter, the product liability claims accrual is included as a component of accrued liabilities ($1,934,000 and $1,869,000 at December 31, 2011 and December 31, 2010, respectively) and other long-term liabilities ($859,000 and $947,000 at December 31, 2011 and December 31, 2010, respectively) and the insurance recoverable is included as a component of other assets ($859,000 and $947,000 at December 31, 2011 and December 31, 2010, respectively). On a quarterly basis, the Company reviews and adjusts each product liability claim and corresponding receivable.

Litigation

Barnhard v. Cybex International, Inc., et al.

This product liability litigation was commenced in 2005 in the Supreme Court, Eighth District, State of New York. The plaintiff, who was rendered a quadriplegic after she pulled a Cybex weight machine over onto herself, asserted that Cybex was at fault for the accident due to the design of the machine and a failure to warn. On December 7, 2010, the jury returned a $66 million verdict, apportioned 75% to Cybex, 20% to third party defendant Amherst Orthopedic Physical Therapy, P.C. and 5% to the plaintiff.

In January 2011, the Company filed post-trial motions, seeking, alternatively, judgment in its favor as a matter of law, a new trial and a reduction of the verdict. In February 2011, the trial court denied these motions, and the Company thereafter filed an appeal from this post-trial order with the Appellate Division, Fourth Judicial Department. In April 2011, a judgment was entered for $63,075,000 against Cybex. Under New York law, Cybex was responsible for payment of the judgment but could seek reimbursement from the third party defendant of approximately 21% of its payments on the judgment. The Company filed an appeal of the judgment with the Appellate Division. In May 2011, the Appellate Division granted the Company’s motion for a stay of enforcement of the Barnhard judgment during the pendency of the Company’s appeals, subject to the posting of $10,000,000 of collateral. In November 2011, the Appellate Division rendered a decision in the Company’s appeals, reducing the judgment by approximately 31%, to approximately $44 million, and otherwise affirming the judgment.

In February 2012, the parties entered into a settlement agreement. Pursuant to this settlement, Cybex paid to the plaintiff approximately $18,500,000 and agreed to pay an additional sum of approximately $1,000,000 over seven years, the parties provided cross-releases of all claims and the litigation will be dismissed with prejudice.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (continued)

United Leasing, Inc. v. Cybex International, Inc., et al.

The Company on February 25, 2009 was served with an Amended Complaint which added the Company and its wholly owned subsidiary, Cybex Capital Corp. (collectively with the Company referred to herein as Cybex), as additional defendants in this action originally venued in the Circuit Court for Williamson County, State of Tennessee. The plaintiff, United Leasing, Inc., provided a series of lease financings for the sale of Cybex equipment to a purchaser/lessee which has since entered bankruptcy, many of which sales were made by an independent dealer, also a defendant in the action. The plaintiff alleged that it was induced to finance in excess of the purchase price for certain of the equipment based primarily upon alleged rebates to the purchaser/lessee made by the independent dealer. Cybex Capital assisted in the lease financing and the plaintiff asserted that Cybex participated in the alleged scheme and was liable for any resulting damages. During March 2009, this action was removed to the United States District Court for the Middle District of Tennessee.

In January 2011, the parties entered into a settlement agreement. Pursuant to this settlement, Cybex paid to the plaintiff the sum of $938,000, the parties provided cross-releases of all claims and the litigation has been dismissed with prejudice.

The Company is involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Legal fees related to those matters are charged to expense as incurred.

Employment Agreements

The Company has entered into employment agreements with its named executive officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates the officer’s employment other than “for cause” the Company is obligated to continue normal salary payments for periods generally varying from six months to two years. The employment agreements generally provide that upon a change of control, as defined, the officer may in certain events resign and receive the severance which would have been payable upon a non-cause termination. The maximum aggregate exposure under these agreements was $2,340,000 as of December 31, 2011.

NOTE 15—BENEFIT PLANS

The Company has a 401(k) defined contribution retirement plan. The Company for a portion of 2011 matched 50% of the first 3% of the employee’s eligible compensation contributions and for a portion of 2009 matched 50% of the first 4% of the employee’s eligible compensation contributions. Matching contributions by the Company to the plan were $66,000, $0, and $57,000 for the years ended December 31, 2011, 2010, and 2009, respectively. Effective March 1, 2009, the Company elected to suspend the Company match and on October 1, 2011 reinstated the match. Additionally, the Company may make discretionary contributions to the plan. No discretionary contributions were made for the years ended December 31, 2011, 2010 or 2009.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16—QUARTERLY DATA (unaudited)

The following table presents unaudited quarterly financial information for the years ended December 31, 2011 and 2010:

	2011 Quarter Ended
	March 26	June 25	September 24	December 31
Sales	$31,011,000	$32,564,000	$33,479,000	$43,075,000
Gross profit	11,246,000	11,004,000	11,751,000	15,907,000
Net income (loss)	379,000	(555,000)	(278,000)	34,709,000	(a)
Basic and diluted net income (loss) per share	0.02	(0.03)	(0.02)	2.03	(a)

	2010 Quarter Ended
	March 27	June 26	September 25	December 31
Sales	$26,116,000	$27,672,000	$29,235,000	$39,938,000
Gross profit	9,466,000	9,505,000	10,493,000	15,383,000
Net loss	(753,000)	(356,000)	(15,000)	(57,113,000	)(b)
Basic loss per share	(0.04)	(0.02)	0.00	(3.34	)(b)
Diluted net loss per share	(0.04)	(0.02)	0.00	(3.34	)(b)

(a)	Includes a $30.1 million or $1.76 per diluted share pre-tax adjustment to the charge for the product liability suit, Barnhard v. Cybex International, Inc. relating to the settlement of the suit and a $1.9 million or $0.11 per diluted share, incremental tax provision, primarily due to the valuation allowance recorded against deferred tax assets as a result of the uncertainty of realization caused by the litigation charge.
(b)	Includes a $46.0 million or $2.69 per diluted share pre-tax charge to reserve for the unfavorable jury verdict in the product liability suit, Barnhard v. Cybex International, Inc., and a $12.7 million or $.74 per diluted share, incremental tax provision, primarily due to the valuation allowance recorded against deferred tax assets as a result of the uncertainty of realization caused by the litigation charge.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

SCHEDULE II

Description	Balance at Beginning of Period	Additions/ Recoveries	Write-offs	Balance at End of Period
For the year ended December 31, 2011
Allowance for doubtful accounts	$1,046,000	$272,000	$126,000	$1,192,000

For the year ended December 31, 2010
Allowance for doubtful accounts	$1,362,000	$(75,000)	$241,000	$1,046,000

For the year ended December 31, 2009
Allowance for doubtful accounts	$1,215,000	$328,000	$181,000	$1,362,000

S-1

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company carried out an evaluation, under the supervision and with the participation of its management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company (including its consolidated subsidiaries) in its periodic filings with the Securities and Exchange Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.

Management’s Report on Internal Control Over Financial Reporting

Management of Cybex International, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting of the Company. Internal control over financial reporting is a process designed to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the internal control over financial reporting of the Company as of December 31, 2011. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (COSO). As a result of this assessment and based on the criteria in the COSO framework, management has concluded that, as of December 31, 2011, the Company’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm.

/s/ JOHN AGLIALORO	/s/ ARTHUR W. HICKS, JR.
Chairman and Chief Executive Officer	President, Chief Operating Officer and Chief Financial Officer

March 22, 2012

Changes in Internal Control Over Financial Reporting

There has been no change in the Company’s internal control over financial reporting during the last fiscal quarter in the period covered by this report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

On February 15, 2012, the Board of Directors of Cybex confirmed that a bonus under the 2011 Management Incentive Compensation Bonus Program had been earned at the target level, payable to all participants, including the Cybex Named Executive Officers. These bonuses were paid in cash.

On February 15, 2012, the Board of Directors approved the 2012 Management Incentive Compensation Bonus Program, adopted pursuant to the Cybex 2005 Omnibus Incentive Plan. Executive officers can earn bonuses in this program at varying levels from 10% to 75% of base salary, depending upon position and whether Cybex meets specified levels of operating income in 2012. Bonuses earned by executive officers in this Program are to be paid 75% in cash and 25% in restricted stock.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information set forth under the sections captioned “Election of Directors,” “Corporate Governance” and “Security Ownership of Certain Beneficial Owners and Management—Section 16(a) Beneficial Ownership Reporting Compliance” in the Company’s definitive Proxy Statement for its 2012 Annual Meeting of Shareholders (the “Proxy Statement”) is incorporated herein by reference. For information concerning the executive officers of the Company, see “Executive Officers of the Registrant” in Part I of this report.

ITEM 11.	EXECUTIVE COMPENSATION

The information set forth under the caption “Executive Compensation” in the Proxy Statement is incorporated herein by reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information set forth under the sections captioned “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation—Equity Compensation Plan Information” in the Proxy Statement is incorporated by reference herein.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information set forth under the caption “Corporate Governance” in the Proxy Statement is incorporated herein by reference.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information set forth under the caption “Audit Committee Matters—Audit Fees” in the Proxy Statement is incorporated herein by reference.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed or incorporated by reference as a part of this report:

Financial Statements

(a)		Consolidated Financial Statements and Financial Statement Schedule of the Company are set forth on Page F-1, Part II, Item 8 hereof and are incorporated by reference herein.
Exhibits

	3(a)(1)	Restated Certificate of Incorporation of the Company, dated May 20, 1988, incorporated by reference to Exhibit 3(a)(1) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the “June 1996 10-Q”).

	3(a)(2)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 30, 1988, incorporated by reference to Exhibit 3(a)(2) to the June 1996 10-Q.

	3(a)(3)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated August 7, 1996, incorporated by reference to Exhibit 3(a)(3) to the June 1996 10-Q.

	3(a)(4)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 27, 1997, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

	3(a)(5)	Certificate of Amendment to the Certificate of Incorporation of the Company, filed July 8, 2003, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 (the “June 2003 10-Q”).

	3(a)(6)	Certificate of Amendment to the Certificate of Incorporation of the Company, dated May 4, 2005, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 25, 2005.

	3(b)(1)	By-Laws of the Company, as amended (the “By-Laws”), incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K for the year ended December 31, 1987.

	3(b)(2)	Amendment to the By-Laws, adopted November 7, 2007, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 7, 2007.

	10(a)	1995 Omnibus Incentive Plan, as amended, incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Form 10-K”).*

	10(b)(1)	2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 6, 2005 (the “May 6, 2005 Form 8-K”).*

	10(b)(2)	Amendment No. 1 to the 2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed May 11, 2007 (the “May 11, 2007 Form 8-K”).*

	10(c)(1)	2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10(k) to the 2001 Form 10-K.*

	10(c)(2)	Amendment to 2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed February 18, 2005.*

	10(d)	Employment Agreement dated April 8, 2003, between the Company and John Aglialoro, incorporated by reference to Exhibit 10.4 to the June 2003 10-Q.*

10(e)	Amended and Restated Management Employment Agreement, dated as of January 1, 2006, between the Company and Ray Giannelli, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed February 22, 2006 (the “February 22, 2006 Form 8-K”).*

10(f)	Management Employment Agreement dated February 22, 2006, between the Company and Arthur W. Hicks, Jr., incorporated by reference to Exhibit 10.3 to the February 22, 2006 Form 8-K.*

10(g)	Management Employment Agreement between the Company and Edward Kurzontkowski, incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”).*

10(h)	Management Employment Agreement between the Company and Ed Pryts, incorporated by reference to Exhibit 10(cc) to the 2006 Form 10-K.*

10(i)	Management Employment Agreement between the Company and John Young, incorporated by reference to Exhibit 10(dd) to the 2006 Form 10-K.*

10(j)	Form of Incentive Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.4 to the September 2004 10-Q.*

10(k)	Form of Non-Qualified Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.5 to the September 2004 10-Q.*

10(l)	Form of Non-Assignable Incentive Stock Option Agreement pursuant to the 2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.2 to the May 6, 2005 Form 8-K.

10(m)	Form of Non-Assignable Non-Qualified Stock Option Agreement pursuant to the 2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.3 to the May 6, 2005 Form 8-K.

10(n)	Form of Restricted Stock Award Agreement for Newly-Elected Non-Employee Director, incorporated by reference to Exhibit 99.2 to the Current Report on the May 11, 2007 Form 8-K.*

10(o)	Form of Notification of Participation - 2011 Management Incentive Compensation Bonus Program (CEO), incorporated by reference to Exhibit 10(a)(a)(1) to the Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”).*

10(p)	Form of Notification of Participation - 2011 Management Incentive Compensation Bonus Program (President), incorporated by reference to Exhibit 10(a)(a)(2) to the 2010 Form 10-K.*

10(q)	Form of Notification of Participation - 2011 Management Incentive Compensation Bonus Program (Sr. Vice President Level), incorporated by reference to Exhibit 10(a)(a)(3) to the 2010 Form 10-K.*

10(r)	Tri-Party Agreement, dated August 22, 2006, among the Company, First Industrial Development Services, Inc. and the City of Owatonna, Minnesota, incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “ September 2006 10-Q”).

10(s)	Business Subsidy Agreement, dated August 22, 2006, between the Company and the City of Owatonna, Minnesota, incorporated by reference to Exhibit 10.4 to the September 2006 10-Q.

10(t)(1)	Loan Agreement, dated as of October 17, 2006, between the Company and Citizens Bank of Massachusetts, incorporated by reference to Exhibit 10.5 to the September 2006 10-Q.

10(t)(2)	Credit Agreement, dated July 2, 2008, by and between RBS Citizens, National Association and the Company, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

10(t)(3)	Amendment No. 1 to Credit Agreement, dated August 31, 2008, by and between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 (the “September 2008 10-Q”).

10(t)(4)	Modification Agreement, dated May 4, 2009 between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended March 28, 2009.

10(t)(5)	Modification Agreement, dated August 13, 2009, between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 26, 2009 (the “September 2009 10-Q”).

10(t)(6)	Modification Agreement, dated June 24, 2010, between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended June 26, 2010 (the “June 2010 10-Q”).

10(t)(7)	Loan Modification Agreement, dated March 31, 2011, between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 26, 2011 (the “March 2011 10-Q”).

10(t)(8)	Loan Modification Agreement, dated June 24, 2011, between the Company and RBS Citizens, National Association, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 25, 2011.

10(u)	Office Services Agreement, dated as of January 1, 2006, between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed January 4, 2006.

10(v)(1)	Master Lease Agreement, dated June 24, 2010, between RBS Asset Finance, Inc. and the Company, incorporated by reference to Exhibit 10.1 to the June 2010 10-Q.

10(v)(2)	Lease Schedule No. 001, dated June 24, 2010, between the Company and RBS Asset Finance, Inc., incorporated by reference to Exhibit 10.2 to the June 2010 10-Q.

10(v)(3)	Lease Modification Agreement, dated March 31, 2011, between the Company and RBS Asset Finance, Inc., incorporated by reference to Exhibit 10.2 to the March 2011 10-Q.

10(w)	Form of Notification of Participation—2012 Management Incentive Compensation Bonus Program (CEO) (Filed herewith).*

10(x)	Form of Notification of Participation—2012 Management Incentive Compensation Bonus Program (President) (Filed herewith).*

10(y)	Form of Notification of Participation—2012 Management Incentive Compensation Bonus Program (Sr. Vice President Level) (Filed herewith).*

21	Subsidiaries of the Registrant (Filed herewith).

23	Consent of Independent Registered Public Accounting Firm—KPMG LLP (Filed herewith).

31(a)	Certification of Chief Executive Officer (Filed herewith).

31(b)	Certification of President, Chief Operating and Chief Financial Officer (Filed herewith).

32(a)	Certification of Chief Executive Officer pursuant to Section 1350 (Filed herewith).

32(b)	Certification of President, Chief Operating and Chief Financial Officer pursuant to Section 1350 (Filed herewith).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Calculation Linkbase Document

101.DEF	XBRL Taxonomy Definition Linkbase Document

101.LAB	XBRL Taxonomy Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

*	Executive compensation plans and arrangements

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYBEX INTERNATIONAL, INC. (Registrant)

By:	/S/ JOHN AGLIALORO
John Aglialoro
Chairman

March 22, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN AGLIALORO John Aglialoro	Chairman and Chief Executive Officer (principal executive officer)	March 22, 2012

/s/ ARTHUR W. HICKS, JR. Arthur W. Hicks, Jr.	Director, President, Chief Operating Officer and Chief Financial Officer (principal financial officer)	March 22, 2012

/s/ JAMES M. AHEARN James M. Ahearn	Treasurer (principal accounting officer)	March 22, 2012

/s/ JAMES H. CARLL James H. Carll	Director	March 22, 2012

/s/ JOAN CARTER Joan Carter	Director	March 22, 2012

/s/ JERRY LEE Jerry Lee	Director	March 22, 2012

/s/ JOHN MCCARTHY John McCarthy	Director	March 22, 2012

/s/ HARVEY MORGAN Harvey Morgan	Director	March 22, 2012

/s/ ROBERT E. SMYTH Robert E. Smyth	Director	March 22, 2012

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the quarterly period ended September 29, 2012.

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the transition period from              to             .

Commission file number 0-4538

Cybex International, Inc.

(Exact name of registrant as specified in its charter)

New York	11-1731581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive office)	(Zip Code)

(508) 533-4300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes   ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b–2 of the Exchange Act).    Yes  ☐    No  ☒

On November 5, 2012, the Registrant had outstanding 17,143,050 shares of Common Stock, par value $0.10 per share, which is the Registrant’s only class of Common Stock.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

2

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Net sales	$34,368	$33,478	$102,427	$97,054
Cost of sales	22,942	21,728	69,686	63,053

Gross profit	11,426	11,750	32,741	34,001
Selling, general and administrative expenses	10,154	10,404	31,498	30,818
Litigation charge (reduction)	(68)	1,362	—	3,005

Operating income (loss)	1,340	(16)	1,243	178

Interest expense, net	331	240	946	781

Income (loss) before income taxes	1,009	(256)	297	(603)
Income tax expense (benefit)	(74)	22	(49)	(149)

Net income (loss)	$1,083	$(278)	$346	$(454)

Basic and diluted net income (loss) per share	$0.06	$(0.02)	$0.02	$(0.03)

Comprehensive income (loss):
Net income (loss)	$1,083	$(278)	$346	$(454)

Other comprehensive income (loss):
Foreign currency translation adjustment	(57)	50	(66)	34
Change in fair value of interest rate hedge	101	7	305	49

Comprehensive income (loss)	$1,127	$(221)	$585	$(371)

See notes to consolidated financial statements.

3

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 29, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$2,181	$11,958
Accounts receivable, net of allowance of $1,222 and $1,192	18,620	20,251
Inventories	14,258	13,584
Prepaid expenses and other	1,596	2,070
Barnhard litigation related receivable	—	7,561

Total current assets	36,655	55,424
Property, plant and equipment, net	27,131	28,194
Other assets	827	1,025

	$64,613	$84,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,061	$1,520
Accounts payable	5,302	5,364
Accrued liabilities	12,295	13,674
Barnhard litigation reserve	—	27,004

Total current liabilities	19,658	47,562
Long-term debt	18,939	12,769
Other liabilities	5,579	4,674

Total liabilities	44,176	65,005

Commitments and Contingencies (Notes 4 and 12)
Stockholders’ Equity:
Common stock, $.10 par value, 30,000 shares authorized, 17,883 and 17,860 shares issued	1,788	1,786
Additional paid-in capital	69,263	69,051
Treasury stock, at cost (740 shares)	(2,955)	(2,955)
Accumulated deficit	(45,883)	(46,229)
Accumulated other comprehensive loss	(1,776)	(2,015)

Total stockholders’ equity	20,437	19,638

	$64,613	$84,643

See notes to consolidated financial statements.

4

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 29, 2012	September 24, 2011
OPERATING ACTIVITIES:
Net income (loss)	$346	$(454)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	3,426	3,491
Amortization of deferred financing costs	58	47
Stock-based compensation	42	130
Provision for doubtful accounts	213	174
Amortization of interest rate swap	(23)	(23)
Changes in operating assets and liabilities:
Accounts receivable	1,459	(579)
Inventories	(710)	(2,238)
Prepaid expenses and other	368	249
Barnhard litigation reserve, net	(18,500)	3,005
Accounts payable, accrued liabilities and other liabilities	(615)	2,166

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(13,936)	5,968

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,408)	(1,954)

NET CASH USED IN INVESTING ACTIVITIES	(2,408)	(1,954)

FINANCING ACTIVITIES:
Repayment of revolver loan	(10,378)	—
Repayments of term loan	(1,411)	(1,140)
Borrowing under revolver loan	10,378	—
Borrowing under term loan	8,122	—
Deferred financing costs	(151)	—
Proceeds from exercise of stock options	7	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,567	(1,140)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,777)	2,874

CASH AND CASH EQUIVALENTS, beginning of period	11,958	7,030

CASH AND CASH EQUIVALENTS, end of period	$2,181	$9,904

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$888	$816
Cash paid (received) for income taxes, net	52	(105)
Issuance of warrants to bank	163	—

See notes to consolidated financial statements.

5

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — BASIS OF PRESENTATION

Cybex International, Inc. (the “Company” or “Cybex”), a New York corporation, is a manufacturer of exercise equipment and develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. Most of the Company’s products are sold under the brand name “Cybex.” The Company operates in one business segment.

The accompanying consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 29, 2012 are not necessarily indicative of the results that may be expected for the entire year.

It is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and other information included in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.

On October 17, 2012, the Company’s Board of Directors approved an Agreement and Plan of Merger pursuant to which all of the Company’s outstanding common stock, exclusive of shares owned by the Company’s largest shareholder, UM Holdings, Ltd. (“UM”), its subsidiaries, and John Aglialoro and Joan Carter, would be converted into $2.55 per share payable in cash, in a “going private” merger transaction. Consummation of the merger is subject to various conditions, including shareholder approval of the Merger Agreement and consummation of financing. See Note 14 for a description of this transaction.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the FASB issued guidance to increase the prominence of other comprehensive income in the financial statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. The standard also requires that items reclassified from other comprehensive income to net income be presented on the face of the financial statements. However, in December 2011, the FASB finalized a proposal to defer the requirement to present reclassifications from other comprehensive income to net income on the face of the financial statements and require that reclassification adjustments be disclosed in the notes to the financial statements, consistent with the existing disclosure requirements. The deferral does not change the requirement to present net income, components of other comprehensive income, and total comprehensive income in either one continuous statement or two separate but consecutive statements. This guidance was effective for the periods beginning after December 15, 2011 and early adoption was permitted. The Company adopted these requirements during 2011, with retrospective application to all periods presented, except with regard to the requirements to present reclassifications from other comprehensive income to net income on the face of the financial statements. The adoption of this guidance did not have any impact on the Company’s consolidated financial condition, results of operations or cash flows.

NOTE 3 — CONCENTRATION OF RISK AND GEOGRAPHIC SEGMENT DATA

Sales to one customer represented 15% of consolidated net sales for the three and nine months ended September 29, 2012 and 13% of consolidated net sales for the three and nine months ended September 24, 2011,

6

respectively. Accounts receivable from this customer were $1,556,000 and $1,641,000 at September 29, 2012 and December 31, 2011, respectively. Sales to another customer represented 12% and 11% of consolidated net sales for the three and nine months ended September 29, 2012 and 8% and 9% of consolidated net sales for the three and nine months ended September 24, 2011, respectively. Accounts receivable from this customer were $2,923,000 and $2,252,000 at September 29, 2012 and December 31, 2011, respectively. No other single customer accounted for more than 10% of the Company’s net sales in any of those periods.

Sales outside of North America represented 32% of consolidated net sales for the three and nine months ended September 29, 2012 and 32% of consolidated net sales for the three and nine months ended September 24, 2011, respectively. No single country besides the United States accounts for greater than 10% of consolidated net sales.

NOTE 4 — ACCOUNTING FOR GUARANTEES

The Company arranges equipment leases and other financings for certain of its customers. While most of these financings are without recourse, in certain cases the Company may offer a guarantee or other recourse provisions. In such situations, the Company ensures that the transaction between the independent leasing company and the end user customer represents a sales-type lease. The Company monitors the payment status of the lessee under these arrangements and provides a reserve in situations when collection of the lease payments is not probable. At September 29, 2012, the maximum contingent liability under all recourse and guarantee provisions was approximately $2,023,000. A reserve for estimated losses under recourse provisions of $126,000 and $203,000 has been recorded based on historical experience, and is included in accrued liabilities at September 29, 2012 and December 31, 2011, respectively.

The Company as guarantor will recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantees. The Company has recorded a net liability of $16,000 and $27,000 at September 29, 2012 and December 31, 2011, respectively, for the estimated fair value of the Company’s guarantees. The fair value of the guarantees is determined based on the estimated cost for a customer to obtain a letter of credit from a bank or similar institution. This liability is reduced on a straight-line basis over the term of each respective guarantee. In most cases, if the Company is required to fulfill its obligations under the guarantee, it has the right to repossess the equipment from the customer. It is not practicable to estimate the approximate amount of proceeds that would be generated from the sale of these assets in such situations.

Additionally, the Company provides a warranty on its products for labor of one to three years and for parts ranging from one to ten years depending on the part and type of equipment. The accrued warranty obligation is provided at the time of product sale based on management estimates which are developed from historical information and certain assumptions about future events, which are subject to change.

The following table sets forth the change in the reserve for product warranties during the nine months ended September 29, 2012:

Balance as of January 1, 2012	$4,228,000
Payments made under product warranties	(3,096,000)
Accrual for product warranties issued	4,110,000

Balance as of September 29, 2012	$5,242,000

NOTE 5 — STOCK-BASED COMPENSATION

The Company records stock-based compensation to recognize the cost of employee services received in exchange for an award of equity instruments, with such cost recognized over the period that the employee is required to perform services in exchange for the award. The Company measures the cost of employee services received in exchange for an award based on the grant date fair value of the award.

7

For the three months ended September 29, 2012, the Company recorded stock-based compensation expense of $15,000 consisting of expenses related to stock options ($10,000) and stock issued to directors ($5,000). For the nine months ended September 29, 2012, the Company recorded stock-based compensation expense of $42,000, consisting of expenses related to stock options ($30,000) and stock issued to directors ($12,000). For the three months ended September 24, 2011, the Company recorded stock-based compensation expense of $42,000, consisting of expenses related to stock options ($39,000) and stock issued to directors ($3,000). For the nine months ended September 24, 2011, the Company recorded stock-based compensation expense of $130,000, consisting of expenses related to stock options ($122,000) and stock issued to directors ($8,000).

Cybex’s 2005 Omnibus Incentive Plan (the “Omnibus Plan”) is designed to provide incentives that will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company’s common stock. The Omnibus Plan provides for the granting of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Company reserved 1,000,000 shares of common stock for issuance pursuant to the Omnibus Plan. A registration statement was filed for the Omnibus Plan and the Company provides newly-issued shares of registered common stock upon the exercise of options and upon stock grants under the Omnibus Plan.

The terms and conditions of each award are determined by a committee of the Board of Directors of the Company. Under the Omnibus Plan, the committee may grant either qualified or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant). The options generally vest over a three to five year period (with some cliff vesting).

A summary of the status of the Company’s stock option plans as of September 29, 2012 is presented below:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (years)	Intrinsic Value
Outstanding at January 1, 2012	633,125	$2.34
Granted	—	—
Exercised	(6,000)	1.20
Cancelled/Forfeited	(16,000)	2.07

Outstanding at September 29, 2012	611,125	$2.36	4.32	$92,000

Options exercisable at September 29, 2012	510,125	$2.59	3.75	$66,000

Options vested and expected to vest at September 29, 2012	607,452	$2.37	4.31	$91,000

The intrinsic value of options exercised in the three months ended September 29, 2012 and September 24, 2011 was $1,000 and $0, respectively. The intrinsic value of options exercised in the nine months ended September 29, 2012 and September 24, 2011 was $1,000 and $0, respectively.

As of September 29, 2012, there was $78,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.68 years.

At September 29, 2012, there are 613,000 shares available for future issuance pursuant to the 2005 Omnibus Incentive Plan.

8

NOTE 6 — INVENTORIES

Inventories consist of the following:

	September 29, 2012	December 31, 2011
Raw materials	$8,545,000	$7,853,000
Work in process	3,257,000	3,160,000
Finished goods	2,456,000	2,571,000

	$14,258,000	$13,584,000

NOTE 7 — LONG-TERM DEBT

Long-term debt consists of the following:

	September 29, 2012	December 31, 2011
Citizens revolving credit loan	$—	$—
Citizens real estate loans	18,164,000	10,703,000
Citizens equipment facility	2,836,000	3,586,000

	21,000,000	14,289,000
Less – current portion	(2,061,000)	(1,520,000)

	$18,939,000	$12,769,000

In June 2007, a $13,000,000 mortgage loan was advanced to the Company pursuant to the loan agreement (the “Citizens Loan Agreement”) with RBS Citizens, National Association (“Citizens”). The proceeds of this loan were used to finance a portion of the acquisition of an approximate 340,000 square foot manufacturing, office and warehouse facility located in Owatonna, Minnesota. The principal of the Owatonna real estate loan is being retired by eighty-three equal monthly payments of $43,000 along with a balloon payment of $9,403,000 at July 2, 2014.

In July 2008, the Company entered into a credit agreement (the “Citizens Credit Agreement”) with Citizens, providing for a revolving line of credit of up to the lesser of a ceiling or an amount determined by reference to a borrowing base composed of designated percentages of the Company’s eligible accounts receivable and eligible inventory.

In March 2012, the Citizens Credit Agreement and Loan Agreement were amended to among other things increase the ceiling of the revolving line of credit under the Credit Agreement to $18,000,000 and provide under the Loan Agreement an additional $8,122,000 mortgage loan on the Company’s Medway facility. This additional borrowing capacity was used in part to finance a portion of the March 2012 settlement payments in the Barnhard product liability suit (see Note 12). The principal of the Medway real estate loan is being retired by sixty equal monthly payments of $45,000 along with a balloon payment of $5,415,000 at March 15, 2017.

Availability under the revolving loan fluctuates daily based on the borrowing base, and is reduced by outstanding advances and letters of credit. At September 29, 2012, the net availability under the revolving line of credit was $16,869,000. The Citizens revolving line of credit is available to July 2, 2013.

In June 2010, the Company entered into a Master Lease Agreement (the “Citizens Equipment Facility”) with an affiliate of Citizens, RBS Asset Finance, Inc. (referred to herein as “Citizens”), pursuant to which $4,999,000 of equipment lease financing was advanced. Proceeds of the advance were used to retire in full equipment term loans from Wells Fargo Bank, NA (“Wells Fargo”) and related obligations. The Citizens Equipment Facility is

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being retired by 60 equal monthly payments of fixed rent plus interest. While the documentation for this transaction is structured as a lease, the advances under the facility are treated for all purposes as a loan.

The Citizens real estate loans and revolving line of credit are secured by substantially all of the Company’s assets. Amounts outstanding under the Citizens Equipment Facility are secured by designated equipment owned by the Company and cross-collateralized by the Company’s accounts receivable and inventory.

The Citizens revolving line of credit and Owatonna real estate loan bore interest from June 30, 2009 to March 15, 2012 at LIBOR plus 2.5% to 3.0% based on a performance grid. From March 15, 2012, the Citizens Owatonna and Medway real estate loans bear interest at LIBOR plus 2.5% and the Citizens revolving line of credit bears interest at LIBOR plus 2.0% to 3.75% based on a performance grid. The Citizens Equipment Facility bears interest at a floating rate equal to LIBOR plus 3%. LIBOR was .21% at September 29, 2012.

There were no revolving loans outstanding during the nine months ended September 24, 2011. The average outstanding revolving loan balance during the nine months ended September 29, 2012 was $1,087,000.

The Company’s credit facilities require the Company to maintain various financial covenants. At September 29, 2012, the Company was in compliance with all financial covenants included within the credit facilities. While there can be no assurance, the Company believes that it will remain in compliance with its financing agreements during at least the next twelve months.

The Company’s various credit agreements contain cross default provisions.

At September 29, 2012 long-term debt maturities are as follows:

Remainder of 2012	$515,000
2013	2,061,000
2014	11,205,000
2015	1,128,000
2016	541,000
Thereafter	5,550,000

$21,000,000

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses certain financial derivatives to mitigate its exposure to volatility in interest rates. The Company uses these derivative instruments to hedge exposures in the ordinary course of business and does not invest in derivative instruments for speculative purposes.

Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. These agreements were designated as cash flow hedges, therefore, the unrealized gains and losses are recorded in accumulated other comprehensive loss.

In June 2006, the Company entered into a forward starting interest rate swap agreement with Citizens which commenced on June 29, 2007 to hedge the LIBOR-based Citizens Owatonna real estate loan. The notional amount of the swap amortizes based on the same amortization schedule as the Citizens Owatonna real estate loan and the hedged item (one-month LIBOR) is the same as the basis for the interest rate on the loan. The swap effectively converts the rate from a floating rate based on LIBOR to a fixed rate which from June 30, 2009 to March 15, 2012 equaled 8.25% or 8.75% based on a performance grid and from March 15, 2012 equals 8.25%. The swap and interest payments on the debt settle monthly. The real estate loan and the swap both mature on July 2, 2014. There was no initial cost of the interest rate swap. The Company designates the interest rate swap as a derivative hedging instrument and, accordingly, changes in the fair value of this swap are recorded as a component of accumulated other comprehensive loss.

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The following table presents the fair values of derivatives included within the consolidated balance sheets:

	Asset Derivatives			Liability Derivatives
	Fair Value			Fair Value
	September 29, 2012	December 31, 2011	Balance Sheet Location	September 29, 2012	December 31, 2011	Balance Sheet Location
Derivatives designated as hedging instruments:
Interest rate swap agreement	$—	$—	—	$978,000	$1,307,000	Other Liabilities

The following table presents the amounts affecting the consolidated statements of operations and accumulated other comprehensive income (loss) for the three and nine months ended September 29, 2012 and September 24, 2011, respectively:

	Amount of Gain Recognized in Other Comprehensive Income (Loss), net of tax
Derivatives in Cash Flow Hedging Relationship	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Interest rate swap agreement	$101,000	$7,000	$305,000	$49,000

	Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Income
Derivatives in Cash Flow Hedging Relationship	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Interest rate swap agreement	$(145,000)	$(150,000)	$(437,500)	$(459,000)

See Note 9 — Fair Value of Financial Instruments for a description of how the above financial instruments are valued.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to these financial instruments. The counterparties to all derivative transactions are major financial institutions with investment grade credit ratings, and although no assurances can be given, the Company does not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. Therefore, the Company had no exposure to its counterparties as of September 29, 2012.

For the cash flow hedges referred to above, the amounts in accumulated other comprehensive loss are reclassified into earnings as the underlying hedged item affects earnings. Based on current interest rates, the amount expected to be reclassified into pre-tax earnings in the next twelve months is $227,000. The timing of actual amounts reclassified into earnings is dependent on future movement in interest rates.

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and derivative instruments. The carrying values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the short maturity of these instruments. Based on the terms of the Company’s debt instruments, as amended, that are outstanding as of September 29, 2012 and December 31, 2011, respectively, the carrying values are considered to approximate their respective fair values. See Note 7 for the terms and carrying values of the Company’s various debt instruments.

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The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 29, 2012 and December 31, 2011, respectively, and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value and is described below:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. There were no transfers between levels 1, 2, or 3 during 2012 or 2011.

	Balance at September 29, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$978,000	—	$978,000	—

	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$1,307,000	—	$1,307,000	—

The valuation of the interest rate swap agreement is based on quoted prices from the counterparty that values this instrument using proprietary models and market information at the date presented, as well as consideration of the impact of the risk of non-performance of the counterparty and the Company.

There were no non-financial assets or liabilities subject to measurement at fair value on a non-recurring basis at September 29, 2012 and December 31, 2011, respectively.

NOTE 10 — STOCKHOLDERS’ EQUITY

Preferred Stock:

The Company’s Board has the ability to issue, without approval by the common shareholders, up to 500,000 shares of $1 par value preferred stock having rights and preferences as the Board may determine in its sole discretion.

Common Stock:

At September 29, 2012, there are 1,299,125 shares of common stock reserved for future issuance pursuant to the exercise or issuance of stock options and warrants.

Warrants:

On March 15, 2012, the Company issued to Citizens Bank a warrant to purchase 75,000 shares of the Company’s common stock at an exercise price of $0.10 per share in connection with the March 2012 financing described in Note 7. The warrant has a term of ten years. The fair value of the warrant of $163,000 was recorded as a deferred financing cost which is being amortized to interest expense over the term of the related debt.

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Comprehensive Income (Loss):

Comprehensive Income (loss) is the change in equity of a business enterprise from transactions and other events and circumstances from non-owner sources. Excluding net income (loss), the components of comprehensive income (loss) are from foreign currency translation adjustments and changes in the fair value of hedging instruments.

The following summarizes the components of accumulated other comprehensive loss at September 29, 2012 and December 31, 2011:

	September 29, 2012	December 31, 2011
Cumulative translation adjustment	$(1,378,000)	$(1,312,000)
Change in fair value of interest rate hedge (net of tax) (1)	(398,000)	(703,000)

Total	$(1,776,000)	$(2,015,000)

(1)	Net of deferred income tax asset of $344,000 and $458,000 at September 29, 2012 and December 31, 2011, respectively, which are reserved by a valuation allowance at the end of each period.

NOTE 11 — NET INCOME (LOSS) PER SHARE

The table below sets forth the reconciliation of the basic and diluted net income (loss) per share computations:

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Shares used in computing basic net income (loss) per share	17,141,000	17,120,000	17,130,000	17,120,000
Dilutive effect of options and warrants	95,000	—	119,000	—

Shares used in computing diluted net income (loss) per share	17,236,000	17,120,000	17,249,000	17,120,000

For the three and nine months ended September 29, 2012, options and warrants to purchase 221,000 and 193,000 shares of common stock at exercise prices ranging from $1.51 to $7.37 per share and $1.81 - $7.37 per share, respectively, were outstanding but were not included in the computation of diluted net income per share as the result would be anti-dilutive. For the three and nine months ended September 24, 2011, options to purchase 679,875 shares of common stock at exercise prices ranging from $1.17 to $7.37 per share were outstanding but were not included in the calculation of diluted net loss per share as the result would be anti-dilutive.

NOTE 12 — CONTINGENCIES

Litigation

Barnhard v. Cybex International, Inc., et al.

This product liability litigation was commenced in 2005 in the Supreme Court, Eighth District, State of New York. The plaintiff, who was rendered a quadriplegic after she pulled a Cybex weight machine over onto herself, asserted that Cybex was at fault for the accident due to the design of the machine and a failure to warn. On December 7, 2010, the jury returned a $66 million verdict, apportioned 75% to Cybex, 20% to third party defendant Amherst Orthopedic Physical Therapy, P.C. and 5% to the plaintiff.

In April 2011, a judgment was entered for $63,075,000 against Cybex. Under New York law, Cybex was responsible for payment of the judgment but could seek reimbursement from the third party defendant of

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approximately 21% of its payments on the judgment. The Company filed an appeal of the judgment with the Appellate Division, Fourth Judicial Department, and in May 2011, the Appellate Division granted the Company’s motion for a stay of enforcement of the Barnhard judgment during the pendency of the Company’s appeals, subject to the posting of $10,000,000 of collateral. In November 2011, the Appellate Division reduced the judgment to approximately $44 million and otherwise affirmed the judgment.

In February 2012, the parties entered into a settlement agreement. Pursuant to this settlement, Cybex in March 2012 paid to the plaintiff $18,500,000 and agreed to pay an additional sum of approximately $1,000,000 over seven years, the parties provided cross-releases of all claims, and a satisfaction of judgment has been recorded. The Company recorded a reduction of the related litigation charge in the fourth quarter of 2011 to reflect the settlement of the litigation. At September 29, 2012, the net present value of the future amounts payable to the plaintiff is $817,000, of which $144,000 is included in accrued liabilities and $673,000 is included in other long-term liabilities.

United Leasing, Inc. v. Cybex International, Inc., et al.

The Company on February 25, 2009 was served with an Amended Complaint which added the Company and its wholly owned subsidiary, Cybex Capital Corp. (collectively with the Company referred to herein as Cybex), as additional defendants in this action originally venued in the Circuit Court for Williamson County, State of Tennessee. The plaintiff, United Leasing, Inc., provided a series of lease financings for the sale of Cybex equipment to a purchaser/lessee which has since entered bankruptcy, many of which sales were made by an independent dealer, also a defendant in the action. The plaintiff alleged that it was induced to finance in excess of the purchase price for certain of the equipment based primarily upon alleged rebates to the purchaser/lessee made by the independent dealer. Cybex Capital assisted in the lease financing and the plaintiff asserted that Cybex participated in the alleged scheme and was liable for any resulting damages. During March 2009, this action was removed to the United States District Court for the Middle District of Tennessee.

In January 2011, the parties entered into a settlement agreement. Pursuant to this settlement, Cybex paid to the plaintiff the sum of $938,000, the parties provided cross-releases of all claims and the litigation has been dismissed with prejudice.

Other

The Company is involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Legal fees related to those matters are charged to expense as incurred.

Product Liability

As a manufacturer of fitness products, the Company is inherently subject to the hazards and uncertainties of product liability litigation. The Company has maintained, and expects to continue to maintain, product liability insurance, and it includes reserves for self insured retention in accrued liabilities in the consolidated balance sheets. The Company’s product liability insurance, which is on a claims made basis, provides an aggregate of $25,000,000 of annual coverage for claims made on or after December 1, 2011, $10,000,000 of annual coverage for claims made on or after December 1, 2008 and before December 1, 2011, and $5,000,000 of annual coverage for claims made prior to December 1, 2008. The amount of coverage for a claim is reduced as payments are made under the policy for that policy year. These policies include a deductible of $250,000 per claim ($100,000 for claims between December 1, 2007 and December 1, 2008), with an annual aggregate deductible of $1,000,000 on claims made on or after December 1, 2008 and $750,000 on claims made prior to December 1, 2008.

While the Company believes that its insurance coverage is adequate in light of the risks of product liability claims and awards, the Company may be subject to product liability claims which assert damages materially in

14

excess of the limits of its insurance coverage. In December 2010, a significant jury verdict was rendered in the Barnhard product liability suit discussed above. This matter was settled in 2012 for an amount substantially in excess of the insurance coverage available for this claim, which had been asserted in 2005 at a time during which the annual coverage was $5,000,000.

The Company records a reserve for the self insured retention portion of product liability matters for which it is probable that a loss has been incurred and the range of the loss can be determined, and a corresponding insurance receivable to the extent the product liability exposure is recoverable from the Company’s insurance carrier. Excluding the Barnhard matter, the product liability claims accrual is included as a component of accrued liabilities ($1,785,000 and $1,934,000 at September 29, 2012 and December 31, 2011, respectively) and other long-term liabilities ($169,000 and $859,000 at September 29, 2012 and December 31, 2011, respectively) and the insurance recoverable is included as a component of other assets ($169,000 and $859,000 at September 29, 2012 and December 31, 2011, respectively). In addition, the Company recorded a $27,004,000 litigation reserve at December 31, 2011, as a current liability pertaining to the Barnhard judgment and settlement, and a corresponding litigation related receivable of $7,561,000, representing the amount recoverable in the matter from the third party defendant and under the Company’s insurance policies. The Company reviews and adjusts each product liability claim and corresponding receivable on a quarterly basis.

NOTE 13 — INCOME TAXES

For the nine months ended September 29, 2012 and September 24, 2011, an income tax benefit of (16.5%) of income before taxes and an income tax benefit of (24.7%) of loss before taxes was recorded, totaling ($49,000) and ($149,000), respectively. The amount of income tax benefit for the nine months ended September 29, 2012 is comprised of the reduction in the amount of federal and state income taxes paid in the prior year compared to the amount provided, primarily due to timing of expense payments, offset by the amount of state taxes currently payable. During the first quarter of 2011, a refund of federal alternative minimum taxes paid in the prior year of $257,000 was received, which was recorded as a benefit in the current period since it was fully reserved at December 31, 2010. This was offset by state and federal alternative minimum taxes payable of $108,000 during the nine months ended September 24, 2011.

At December 31, 2011, U.S. federal net operating loss carryforwards of approximately $9,535,000 were available to offset future taxable income and, as of such date, the Company had foreign net operating loss carryforwards of $6,626,000, which have an unlimited life, federal alternative minimum tax credit carryforwards of $539,000, which do not expire, and federal research and development tax credit carryforwards of $490,000, which begin to expire in 2021 and various net operating loss and credit carryforwards for state tax purposes. The U.S. federal operating loss carryforwards begin to expire in 2021. These amounts do not include the settlement payment in the Barnhard matter (see Note 12) of $18,500,000 that was made in March 2012, which is deductible in 2012.

The Company established a valuation allowance to fully offset net deferred tax assets as of December 31, 2010 due to the uncertainty created by the unfavorable Barnhard jury verdict. A valuation allowance for deferred tax assets is recorded to the extent it cannot be determined that the realization of these assets is more likely than not. Since the March 2012 settlement payment in the Barnhard litigation will increase the Company’s net operating loss carryforwards by $18,500,000, and since the Company incurred cumulative losses during the three year period ended September 29, 2012, it was determined that a valuation allowance against the entire amount of deferred tax assets continues to be appropriate as of September 29, 2012. Therefore, the Company’s net deferred tax assets of $18,256,000 are fully reserved as of September 29, 2012, and the need for this valuation allowance will be assessed in future periods. As of September 29, 2012, approximately $47,000,000 of future taxable income is needed to fully realize the Company’s deferred tax assets. The difference between this figure and the net operating loss carryforwards and credits is primarily cumulative book versus tax differences related to various expenses.

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The Company files income tax returns in the U.S. federal jurisdiction, the United Kingdom and various state jurisdictions. The Company is no longer subject to U.S. federal, United Kingdom and state income tax examinations by tax authorities for years before 2007.

The Company has evaluated any uncertain tax positions in its federal income tax return, United Kingdom return and the state tax returns it is currently filing. The Company has also made an evaluation of the potential impact of additional state taxes being assessed by jurisdictions in which the Company does not currently consider itself liable. Based on this analysis, there has been a decrease of $101,000 in the balance of unrecognized tax liability for the nine months ended September 29, 2012, which is $221,000 as of September 29, 2012.

NOTE 14 — SUBSEQUENT EVENTS

On October 17, 2012, the Company’s Board of Directors approved an Agreement and Plan of Merger pursuant to which all of the Company’s outstanding common stock, exclusive of shares owned by the Company’s largest shareholder, UM, its subsidiaries, and John Aglialoro and Joan Carter, would be converted into $2.55 per share payable in cash, in a “going private” merger transaction. John Aglialoro is Cybex’s Chairman and CEO and Joan Carter is a director of the Company, and together with UM own approximately 49.4% of the Company’s outstanding common stock.

If the merger is approved and consummated, the Company will be solely owned by UM, Mr. Aglialoro and Ms. Carter. As a result, shares of the Company’s common stock will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); the Company will no longer be subject to the reporting requirements of the Exchange Act; and its shares will no longer trade on any market.

Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by the affirmative vote of two-thirds of all outstanding shares and a majority of the shares held by the public shareholders, and consummation of financing. While there can be no assurance that the merger will be approved by the shareholders or consummated, the Company anticipates that it will seek approval of the merger at a Special Shareholders Meeting to be held during the first quarter of 2013 and if approval is obtained the transaction will close shortly thereafter.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT FOR FORWARD LOOKING INFORMATION

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made below. These include, but are not limited to, our ability to comply with the terms of our credit facilities, competitive factors, technological and product developments, market demand, economic conditions and the resolution of litigation involving the Company. Further information on these and other factors which could affect our financial results can be found in our reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K, including Part I thereof, our Current Reports on Form 8-K, this Form 10-Q and the proxy statement dated April 12, 2012.

OVERVIEW AND OUTLOOK

We are a New York corporation that develops, manufacturers and markets high performance, professional quality exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market.

We estimate that commercial sales represent more than 90% of our total net sales. Our financial performance can be affected when, in times of economic uncertainty, our commercial customers, particularly fitness clubs, become cautious in making expansion and other capital investments and reduce their expenditures for items such as the fitness equipment offered by us.

We experienced a sales decline in 2009, with sales stabilizing in 2010. Our net sales for 2011 and the first nine months of 2012 were 14% and 6%, respectively, above net sales for the corresponding prior periods. While we believe that improving economic and industry conditions and our marketing and new product initiatives have been contributing factors to this sales growth, we cannot be certain of the extent that a reversal of improvement in economic conditions or a prolonged period of uneven sub-par economic growth in the US, Europe or other areas in which we do business would affect our financial performance.

In December 2010, the jury in the Barnhard product liability suit described elsewhere in this Report apportioned a significant amount of liability to us. In February 2012, we entered into a settlement agreement with the plaintiff. Pursuant to this settlement, we paid to the plaintiff, net of insurance and contribution by the third party defendant, $18,500,000 and agreed to pay an additional sum of approximately $1,000,000 over seven years. To fund a portion of these payments we incurred additional debt from our primary lender.

On October 17, 2012, our Board of Directors approved an Agreement and Plan of Merger pursuant to which all of our outstanding common stock, exclusive of shares owned by the Company’s largest shareholder, UM Holdings, Ltd. (“UM”), its subsidiaries, and John Aglialoro and Joan Carter, would be converted into $2.55 per share payable in cash, in a “going private” merger transaction. John Aglialoro is our Chairman and CEO and Joan Carter is a director of the Company, and together with UM own approximately 49.4% of our outstanding common stock.

If the merger is approved and consummated, our Company will be solely owned by UM, Mr. Aglialoro and Ms. Carter. As a result, shares of our common stock will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), we will no longer be subject to the reporting requirements of the Exchange Act; and our shares will no longer trade on any market.

Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by the affirmative vote of two-thirds of all outstanding shares and a majority of the shares held by the public

17

shareholders, and consummation of financing. While there can be no assurance that the merger will be approved by our shareholders or consummated, we anticipate that we will seek approval of the merger at a Special Shareholders Meeting to be held during the first quarter of 2013 and if approval is obtained the transaction will close shortly thereafter.

The foregoing statements are based on current expectations. These statements are forward-looking and actual results may differ materially. In particular, the continued uncertainties in U.S. and global economic conditions and in the fitness industry make it particularly difficult to predict future events and may preclude us from achieving expected results.

RESULTS OF OPERATIONS

NET SALES

Our net sales increased $890,000 or 3%, to $34,368,000 for the third quarter of 2012 versus $33,478,000 for the third quarter of 2011. For the nine months ended September 29, 2012, net sales increased $5,373,000 or 6%, to $102,427,000 from $97,054,000 compared to the same period in 2011. For the third quarter of 2012, sales of cardiovascular products increased $1,290,000 or 7% to $18,954,000, and parts, freight and other sales increased $272,000 or 8% to $3,826,000, offset by sales of strength products which decreased $672,000 or 6% to $11,588,000 compared to the same period in 2011. For the nine months ended September 29, 2012, sales of cardiovascular products increased $4,748,000 or 9%, to $57,336,000 and parts, freight and other sales increased $1,689,000 or 16%, to $12,242,000, offset by decreases in sales of strength product of $1,064,000, or 3%, to $32,849,000 compared to the same period in 2011. The sales results for the nine months ended September 29, 2012 were aided by an additional five business days in 2012 compared to 2011.

GROSS MARGIN

Gross margin for the third quarter of 2012 decreased by 1.9% to 33.2%, from 35.1% for the same period in 2011. Gross margin for the nine months ended September 29, 2012 decreased by 3% to 32.0%, from 35.0% for the same period in 2011. Warranty expense increased by 0.4% and 0.7% of sales in the quarter and nine months ended September 29, 2012, respectively, largely as a result of increased sales of recently introduced cardiovascular products. Additionally, margins in 2012 were negatively impacted by our recently introduced treadmill and Arc Trainer products, which traditionally have initial higher manufacturing costs. We expect to achieve cost improvements in these products over time.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses decreased $250,000, or 2%, to $10,154,000 in the third quarter of 2012 compared to $10,404,000 in the third quarter of 2011, predominantly due to lower marketing, trade show and advertising costs. For the nine months ended September 29, 2012, selling, general and administrative expenses increased by $680,000, or 2%, to $31,498,000 compared to $30,818,000 for the comparable period in 2011. The increase for the nine month period was predominantly due to higher sales and marketing costs, including initiatives directed to marketing new products, and additional sales and marketing personnel. Selling, general and administrative expenses represented 30% and 31% of sales for the three and nine months ended September 29, 2012, and 31% and 32% of sales for the three and nine months ended September 24, 2011, respectively.

LITIGATION CHARGE (REDUCTION)

The 2011 litigation charges predominantly relate to statutory interest accruing on the Barnhard product liability judgment. The 2012 litigation charge (reduction) relates to further adjustments to the Barnhard litigation reserve following settlement of the matter. We do not expect additional Barnhard related adjustments going forward. See Note 12 to our Consolidated Financial Statements included herein.

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NET INTEREST EXPENSE

Net interest expense increased by $91,000 in the third quarter of 2012 compared to the corresponding period of 2011. For the nine months ended September 29, 2012, net interest expense increased by $165,000. The increases are due to the additional bank debt incurred during the first quarter of 2012. We expect net interest expense for the balance of 2012 to exceed net interest expense for the corresponding periods of 2011, due to this additional bank debt. See Note 7 to our Consolidated Financial Statements included herein.

INCOME TAXES

A valuation allowance for deferred tax assets is recorded to the extent it cannot be determined that the realization of these assets is more likely than not. We established a valuation allowance to fully offset net deferred tax assets as of December 31, 2010 due to the uncertainty created by the unfavorable Barnhard jury verdict (see Note 12 to our Consolidated Financial Statements). Since the March 2012 settlement payment for the Barnhard litigation will increase our net operating loss carryforwards by $18,500,000, and since we had cumulative losses during the three year period ended September 29, 2012, it was determined that a valuation allowance against the entire amount of deferred tax assets continues to be appropriate as of September 29, 2012. Income tax benefit recorded for 2012 is the reduction in the amount of federal and state income taxes paid in the prior year compared to the amount provided, primarily due to timing of expense payments, offset by the amount of state tax that is currently payable. A 2011 refund of federal alternative minimum taxes paid in prior years of $257,000, recorded as a benefit in 2011 since it was fully reserved as of December 31, 2010, was offset by state and federal alternative minimum taxes of $108,000 that were currently payable. Accordingly, we recorded an income tax benefit of ($74,000) and ($49,000) for the three and nine months ended September 29, 2012, and an income tax expense of $22,000 and an income tax benefit of ($149,000) for the three and nine months ended September 24, 2011, respectively. The effective tax benefit rate was (16.5%) and (24.7%) for the nine months ended September 29, 2012 and September 24, 2011, respectively. Actual cash outlays for taxes continue to be reduced by the available operating loss carryforwards and credits.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of September 29, 2012, we had working capital of $16,997,000 compared to working capital of $7,862,000 at December 31, 2011. The increase in working capital is primarily due to the net effect of the settlement of the Barnhard litigation during the first quarter of 2012. The Barnhard settlement payments were primarily funded with cash and the proceeds of long-term debt, and resulted in the elimination of the related litigation reserve.

For the nine months ended September 29, 2012, we used $13,936,000 of cash flow from operating activities compared to generating $5,968,000 of cash flow for the nine months ended September 24, 2011. The decrease in cash flow is predominantly due to the net effect of the settlement of the Barnhard litigation during the first quarter of 2012, offset in part by changes in working capital in 2012 as compared to 2011.

Cash used in investing activities of $2,408,000 during the nine months ended September 29, 2012 consisted of purchases of manufacturing tooling and equipment of $1,894,000, primarily for the manufacture of new products, and computer hardware and infrastructure of $514,000. Cash used in investing activities of $1,954,000 during the nine months ended September 24, 2011 consisted of purchases of manufacturing tooling and equipment of $1,389,000, primarily for the manufacture of new products and computer hardware and infrastructure of $565,000. While capital expenditures for the balance of 2012 are expected to be approximately $1,300,000, the timing and amount of these expenditures will depend on economic conditions and results of our operations and our other cash needs.

Cash provided by financing activities was $6,567,000 for the nine months ended September 29, 2012, consisting of the $8,122,000 Medway real estate loan and proceeds from the exercise of stock options of $7,000, offset by $1,411,000 of principal payments on the Citizens equipment facility and real estate loans and deferred financing

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costs of $151,000. Cash used in financing activities was $1,140,000 for the nine months ended September 24, 2011, consisting of principal payments on the Citizens equipment facility and real estate loan.

We have credit facilities with RBS Citizens, National Association and RBS Asset Finance, Inc. (collectively, “Citizens”). Our Citizens Credit Agreement provides a revolving line of credit of up to the lesser of a ceiling or an amount determined by reference to a borrowing base. Our Citizens Loan Agreement provided for a $13,000,000 real estate loan which was advanced in 2007 to finance the acquisition of our Owatonna facility. In March 2012, the Citizens Credit Agreement and Loan Agreement were amended to, among other things, increase the ceiling to our revolving line of credit under the Credit Agreement to $18,000,000 and provide under the Loan Agreement an additional $8,122,000 real estate loan on our Medway facility. This additional borrowing capacity was utilized in part to finance a portion of the settlement payments in the Barnhard product liability suit (see Note 12 to our Consolidated Financial Statements). Our Citizens equipment facility provided in 2010 $4,999,000 of equipment lease financing, the proceeds of which were used to retire equipment term loans and related obligations.

The Citizens real estate loans and revolving line of credit are secured by substantially all of our assets. The Citizens equipment facility is secured by our equipment, is cross-collateralized by our accounts receivable and inventory and matures on July 1, 2015. The Citizens Owatonna real estate loan matures on July 2, 2014, the Medway real estate loan matures on March 15, 2017 and the Citizens revolving line of credit matures on July 2, 2013.

At September 29, 2012, there were no outstanding revolving credit loans, $18,164,000 in real estate loans and $2,836,000 under the Citizens equipment facility. Availability under the revolving loan fluctuates daily based on the borrowing base, and is reduced by outstanding advances and letters of credit. At September 29, 2012, the net availability under the revolving line of credit was $16,869,000.

At September 29, 2012, we were in compliance with all financial covenants included within our credit facilities. While there can be no assurance, we believe that we will remain in compliance with our financing agreements during at least the next 12 months.

We rely upon cash flows from our operations and borrowings under our credit facilities to fund our working capital and capital expenditure requirements. We believe that our cash flows and the availability under our credit facilities are sufficient to fund our general working capital and capital expenditure needs for at least the next 12 months. However, a decline in sales or margins or a failure to remain in compliance with the terms of our credit facilities or to extend the maturity date of our revolving line of credit could result in having insufficient funds for our working capital and capital expenditure needs.

As of December 31, 2011, we had approximately $16,161,000 in U.S. Federal and non-U.S. net operating loss carryforwards, substantially all of which will be available to offset future taxable income. These loss carryforwards do not include the charges relating to the settlement in March 2012 of the Barnhard matter, as these charges were not deductible for income tax purposes until 2012.

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CONTRACTUAL OBLIGATIONS

The following is an aggregated summary of the Company’s obligations and commitments to make future payments under various agreements:

	TOTAL	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
Contractual obligations:
Debt	$21,000,000	$2,061,000	$12,712,000	$6,227,000	$—
Interest due including impact of interest rate swap (a)	2,996,000	1,177,000	1,580,000	239,000	—
Capital lease obligation (b)	9,000	9,000	—	—	—
Litigation settlement obligation (b)	936,000	144,000	288,000	288,000	216,000
Operating lease commitments	1,033,000	487,000	474,000	62,000	10,000
Purchase obligations	25,474,000	19,418,000	6,056,000	—	—

	$51,448,000	$23,296,000	$21,110,000	$6,816,000	$226,000

(a)	This includes a fixed rate of 8.25% per the interest rate swap agreements.
(b)	Includes future interest obligations.

We have agreements with our named executive officers that provide for severance payments to the officer in the event the employee is terminated without cause or, in certain situations, the officer resigns after a change of control. The maximum cash exposure under these agreements, assuming the employment of the officers terminated effective as of December 31, 2011, was $2,340,000. The actual amounts to be paid can only be determined at the time of the executive officer’s separation from the Company.

OFF-BALANCE SHEET ARRANGEMENTS

We have a lease financing program whereby we arrange equipment leases and other financing for certain commercial customers for selected products. These leases are sales-type leases and are generally for terms of three to five years, at which time title transfers to the lessee. While most of these financings are without recourse, in certain cases we may offer a guarantee or other recourse provisions. At September 29, 2012, the maximum contingent liability under all recourse provisions was approximately $2,023,000. A reserve for estimated losses under recourse provisions of $126,000 has been recorded based upon historical experience, and is included in accrued liabilities at September 29, 2012.

CRITICAL ACCOUNTING POLICIES

Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our evaluation of business and macroeconomic trends, and information from other outside sources, as appropriate.

As of September 29, 2012, there were no material changes to the items that we disclosed as our critical accounting policies in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s Report on Form 10-K for the year ended December 31, 2011.

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ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in market risks from the disclosure within the Company’s Report on Form 10-K for the year ended December 31, 2011.

ITEM 4.	CONTROLS AND PROCEDURES

The Company carried out an evaluation, under the supervision and with the participation of its management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company (including its consolidated subsidiaries) in its periodic filings with the Securities and Exchange Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. There has been no change in the Company’s internal control over financial reporting during the quarter covered by this report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART II.	OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Barnhard v. Cybex International, Inc., et al. See Part I Item 3 of the Company’s Report on Form 10-K for the year ended December 31, 2011, for a description of these proceedings which were terminated in the quarter ended March 31, 2012.

ITEM 1A.	RISK FACTORS

There are no material changes to the risk factors previously disclosed in Item 1A, Part I of the Company’s Report on Form 10-K for the year ended December 31, 2011.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.	RESERVED

ITEM 5.	OTHER INFORMATION

None

ITEM 6.	EXHIBITS

Exhibit 2.1 - Agreement and Plan of Merger dated October 17, 2012 among Cybex International, Inc., CYB Merger Corp., and UM Holdings, Ltd.

Exhibit 31.1 – Certification of Chairman and Chief Executive Officer.

Exhibit 31.2 – Certification of President, Chief Operating Officer and Chief Financial Officer.

Exhibit 32.1 – Statement of Chairman and Chief Executive Officer.

Exhibit 32.2 – Statement of President, Chief Operating Officer and Chief Financial Officer.

Exhibit 101.INS – XBRL Instance Document.

Exhibit 101.SCH – XBRL Taxonomy Extension Schema Document.

Exhibit 101.CAL – XBRL Taxonomy Calculation Linkbase Document.

Exhibit 101.DEF – XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit 101.LAB – XBRL Taxonomy Label Linkbase Document.

Exhibit 101.PRE – XBRL Taxonomy Presentation Linkbase Document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cybex International, Inc.

	By:	/s/ John Aglialoro
November 5, 2012		John Aglialoro Chairman and Chief Executive Officer

	By:	/s/ Arthur W. Hicks, Jr.
November 5, 2012		Arthur W. Hicks, Jr. President, Chief Operating Officer and Chief Financial Officer

24

Special Meeting of Stockholders

of

Cybex International, Inc.

February 6, 2013 at 10:00 a.m., Eastern Time

10 Trotter Drive

Medway, Massachusetts 02053

Special Meeting

Meeting—The Special Meeting of Stockholders of Cybex International, Inc. will be held at the Company’s executive offices at 10 Trotter Drive, Medway, Massachusetts 02053, on February 6, 2013 at 10:00 a.m., Eastern Time.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

Notice—The Notice and Proxy Statement and Proxy Card are available at www.cfpproxy.com/0666sm

FOLD AND DETACH HERE

PROXY

CYBEX INTERNATIONAL, INC.

10 TROTTER DRIVE

MEDWAY, MASSACHUSETTS 02053

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

FEBRUARY 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF CYBEX INTERNATIONAL, INC.

The undersigned, a stockholder of CYBEX INTERNATIONAL, INC. , a New York corporation (the “Company”), hereby appoints Arthur W. Hicks, Jr. and James H. Carll, or either of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company’s Special Meeting of Stockholders to be held on February 6, 2013, and at any postponement or adjournment thereof in accordance with their best judgment.

The undersigned hereby (a) acknowledges receipt of a copy of the proxy statement relating to the Special Meeting and (b) revokes any other proxy to vote at the Special Meeting.

This Proxy will be voted in accordance with the instructions set forth on the reverse side. If no specification is made, it will be voted “FOR” each proposal.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE, OR USE THE INTERNET OR TELEPHONIC OPTIONS DESCRIBED ON THE REVERSE SIDE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

Continued and to be signed on reverse side

Cybex International, Inc. 10 Trotter Drive Medway, Massachusetts 02053 Mr. and Mrs. Investor
ADD 1
ADD 2	Electronic Voting Instructions
ADD 3
You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR BELOW.
Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 5, 2013

VOTE BY INTERNET
• Log on to the Internet and go to http://www.rtcoproxy.com/cybi
• Follow the steps outlined on the secured Web site.

Using a black ink pen, mark your votes with an X as shown in this example. ☒ Please do not write outside the designated areas.	VOTE BY TELEPHONE
• Call toll-free 1-855-730-0806 from a touch-tone telephone. There is NO CHARGE for this call.
• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card	1234567890

IF YOU HAVE NOT VOTED VIA THE INTERNET OR PHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

  THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Cybex International, Inc.’s Board of Directors recommends a vote “FOR” proposals 1 and 2:

FOR	AGAINST	ABSTAIN

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated October 17, 2012 (the “Merger Agreement”) by and among Cybex International, Inc., a New York corporation, UM Holdings, Ltd., a New Jersey corporation, and CYB Merger Corp., a New York corporation and a wholly-owned subsidiary of UM Holdings, Ltd., as it may hereafter be amended from time to time.

☐	☐	☐

FOR	AGAINST	ABSTAIN

2.      To consider and vote on a proposal to adjourn or postpone the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To consider and vote on such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote your shares upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Will Attend Meeting ☐ YES

Signature	Signature	Date

NOTE: Please sign exactly as your name(s) appear(s) above and date. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.